AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 2003

REGISTRATION NUMBER 333-102106

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4 TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vital Living, Inc.

(NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

Nevada	3652	88-04855

(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

VITAL LIVING, INC.
5080 N. 40TH STREET, SUITE 105,
PHOENIX, ARIZONA 85018-2147
Telephone: (602) 952-9909

(ADDRESS AND TELEPHONE NUMBER OF
PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE OF BUSINESS)

Brad Edson,
Chairman and CEO
Vital Living, Inc.
5080 N. 40th Street, Suite 105,
Phoenix, Arizona 85018-2147
Telephone: (602) 952-9909
(NAMES, ADDRESS AND TELEPHONE NUMBER
OF AGENT FOR SERVICE)

COPIES TO:
BRUCE P. VANN, ESQ.
KELLY LYTTON & VANN LLP
1900 AVENUE OF THE STARS, SUITE 1450
LOS ANGELES, CALIFORNIA 90067
TELEPHONE NO: (310) 277-5333
FACSIMILE NO: (310) 277-5953

     APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post effective amendment filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

	AMOUNT		PROPOSED MAXIMUM	PROPOSED MAXIMUM	AMOUNT OF
TITLE OF EACH CLASS OF	TO BE		OFFERING PRICE	AGGREGATE	REGISTRATION
SECURITIES TO BE REGISTERED	REGISTERED		PER SHARE	OFFERING PRICE	FEE (4)

Common Stock(1)	1,517,500		$1.00	$1,517,500	$122.77
Common Stock Underlying Warrants(2)	1,367,500	(3)	$1.65	$2,256,375	$182.54
Common Stock Underlying Warrants(2)	1,367,500	(3)	$2.14	$2,926,450	$236.75
Common Stock Underlying Warrants(2)	1,310,000	(3)	$0.01	$13,100	$1.06

TOTAL	5,562,500			$6,713,425	$543.12

(1)	Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee.

(2)	Estimated pursuant to Rule 457(g) solely for the purpose of calculating the registration fee.

(3)	These shares of Common Stock are issuable upon the exercise of various warrants. An indeterminate number of additional shares of Common Stock are registered hereunder. Such shares may be issued, as provided in the applicable Warrant Agreement, in the event that the provisions against dilution become operative.

(4)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE OR COUNTRY.

SUBJECT TO COMPLETION. DATED JULY 22, 2003

5,562,500 SHARES

VITAL LIVING, INC.

COMMON STOCK

     This prospectus relates to an aggregate of 5,562,500 shares either already held by our shareholders or to be issued pursuant to the terms of (i) the Company’s Series B Common Stock Purchase Warrants, (ii) the Company’s Series C Common Stock Purchase Warrants, and (iii) a warrant held by one of our officers. Such shares of common stock are being offered for the accounts of the holders thereof on Over the Counter Bulletin Board at the then prevailing prices, or in negotiated transactions. We will not receive any proceeds from the sale of the shares of common stock being registered, but will receive the proceeds from the exercise of the Warrants. The shares of Common Stock issueable in respect of the Officer’s Warrant Shares together with 50,000 shares of Common Stock held by an affiliate of a director and the 100,000 shares of Common Stock held by the HCFP/Brenner Securities LLC are subject to a lock-up agreement. See “Selling Shareholders and Plan of Distribution.”

     Our common stock is quoted on Over The Counter Bulletin Board under the symbol “VTLV.” The closing bid and ask quotation for the Common Stock on July 21, 2003 was $1.28 and $1.25.

     INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The common stock offered hereby was or will be acquired by the Selling Shareholders from us in private placements or upon the exercise of the Warrants and are “restricted securities” under the Securities Act of 1933. This prospectus has been prepared to register the shares of common stock under the Securities Act of 1933 to allow for future sales by the Selling Shareholders to the public without any restrictions. To our knowledge, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the shares. The Selling Shareholders may be deemed “underwriters” within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed underwriting commissions or discounts under the Securities Act of 1933. See “Selling Shareholders; Plan of Distribution.”

Prospectus dated July 22, 2003

PROSPECTUS SUMMARY
THE COMPANY
THE OFFERING
Summary of Financial Information
RISK FACTORS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
MARKET QUOTATIONS FOR OUR SECURITIES PRICES
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Summary Compensation Table
SELLING SHAREHOLDERS; PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES
DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
Notes to Consolidated Financial Statements
EX-4.12
EX-4.13
EX-10.36
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 23.3

PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary, which highlights the factors which management believes are the most materially relative to an investment in our securities, does not contain all the information that you should consider before investing in the common stock. The information highlighted in the summary relates primarily to (i) the introduction of our first product, Essentum™, in August 2002, (ii) the acquisition of MAF BioNutritionals, LLC (“MAF”) in November, 2002 (referred to herein as the “MAF Transaction”), (iii) the absence of operating profits and ongoing working capital shortages and (iv) data regarding our outstanding securities. You should read the entire prospectus carefully, including “Risk Factors” and the Financial Statements, for a complete understanding of our business and related risks.

The Company

     We were incorporated in Nevada on January 22, 2001 under the name Nutritional Systems, Inc. Effective May 7, 2001, we acquired substantially all the assets of Vital Living, Inc., a Delaware corporation. After the acquisition of the Vital Living, Inc. assets, and the subsequent name change of Nutritional Systems to Vital Living, Inc., pursuant to the terms of a merger agreement, dated as of August 16, 2001, we merged with VCM Technology Limited (“VCM”), a company reporting under the Securities and Exchange Act of 1934. As set forth in the merger agreement, we acquired all the outstanding shares of common stock of VCM from its sole stockholder in an exchange for 5,062 shares of our restricted common stock. Vital Living, Inc., which was the successor corporation in the merger, commenced reporting under the Securities and Exchange Act of 1934 by assuming the reporting status of VCM, which in turn provided us with the ability to file for quotation on the OTC:BB.

     Our business plan is to market condition specific supplements formulated by physicians for distribution through physicians, as an integral part of patient treatment protocols. Specifically, we intend to market products in the medical foods category of nutritional products in order to address the distinctive nutritional requirements of people with particular diseases who are under medical supervision. Our strategy is to target major health issues affecting large segments of the population, and working with physicians, design and market medical food supplements which are intended to be incorporated into a health regimen recommended by physicians, complementing and not contraindicated for existing pharmaceutical therapy. We signed a definitive agreement (the “AHI Agreement”), effective as of August 21, 2001, with the Arizona Heart Institute (“AHI”). Pursuant to the terms of the AHI Agreement, AHI agreed to recommend and/or prescribe our product, Essentum,™ which was developed to assist patients with cardiovascular disease, to their existing data base of patients, as well as to their new patients, estimated to be approximately 22,000 to 25,000 per year. AHI began the limited marketing of Essentum™ in August 2002.

     In November 2002, we completed the acquisition of all of the outstanding equity of MAF BioNutritionals, LLC, a private limited liability company located in Boonton, New Jersey, which formulates, markets and distributes natural and organic food based preventative nutraceuticals and therapeutic/functional food products designed for high efficacy to support proactive human cell maintenance and rehabilitation, essential in the prevention and treatment of disease, as well as overall optimal body performance and metabolic function. The primary market for MAF products are health conscious consumers and nutritionists, chiropractors and trainers. The MAF nutraceutical product line is marketed under the brand name Nature’s Dose™ and included Anti-Inflammatory Complex, EPA Formula and Anti-Inflammatory Complex, and Flax Formula. These products, which have patents pending, represent all-natural and certified organic food based nutraceuticals formulated using peer review published scientific research and clinical experience. With respect to therapeutic/functional food products, MAF’s product line also includes Phil’s Bar™, Phil’s Shake™, and Alma bar™. As the result of MAF’s previous acquisition of the trademark, manufacturing process, and other intangible assets of Boulder Endurance Co., Inc., (“Boulder”) of San Diego, CA, we also formulate and market a certified all-natural nutritional food bar in five flavors. The addition of this recognized brand, which is marketed by three of the largest national distribution chains and is sold in 36 of the 50 largest markets, provides us with immediate, low-cost access to national retail distribution.

In July 2003 we completed the acquisition of, through a wholly owned subsidiary, Nature Systems, Inc. (“NSI”), privately held Christopher’s Original Formulas, Inc. (“COF”), a nutraceutical company which has the exclusive licensing marketing rights from the Christopher family to Dr. Christophers products, which are sold at retail locations throughout the United States. Dr. Christophers products consist primarily of naturally occurring, primarily certified, organic substances. The operations of Nature System, Inc. are referred to herein as “Christopher’s”.

     We have only a limited operating history, and our operations to date, even after consolidating the results of MAF, have yet to generate a profit. During the fiscal year ended December 31, 2002, we incurred a loss of $3,949,895, and since our inception (January 22, 2001), we have incurred a cumulative net loss of $4,992,807. In addition, during the quarter ended March 31, 2003, we incurred an additional loss of $1,141,475. We have been hampered in our growth by working capital shortages and slower than anticipated sales relating to the introduction of Essentum™. Although revenue from our MAF subsidiary will be helpful in addressing our cash flow problems, MAF is not yet profitable as we continue to invest revenue from its operations in the expansion of its product base. See “Risk Factors.”

     Our address is 5080 40th Street, Suite 105, Phoenix, Arizona 85018-2147 (602-952-9909).

The Offering

SHARES OFFERED
Common Stock offered hereby	5,562,500 shares(1)

Common Stock to be outstanding after the offering	25,057,116 shares(1)(2)

Use of Proceeds	General corporate purposes, including working capital(3). See “Use of Proceeds.”

(1)  Includes 1,367,500 shares issued in a prior private placement of our securities, 100,000 shares held by HCFP/Brenner Securities LLC (“Brenner”), a financial adviser to us and 50,000 shares owned by Aegis Capital Corp. (“Aegis”). Robert Eide, one of our directors, is a principal of Aegis. We are also registering 1,367,500 shares of Common Stock which may be issued upon the exercise of the Series B Warrants (the “Series B Shares”), 1,367,500 shares of Common Stock which may be issued upon the exercise of the Series C Warrants (the “Series C Shares”), and 1,310,000 shares of Common Stock which may be issued upon exercise of the warrant held by Stuart Benson, who is one of our senior officers and a director (the “Officer’s Warrant Shares”). The 1,367,500 shares of Common Stock offered hereby, as well as the Series B and Series C Warrants, were issued in a private placement of Common Stock to accredited investors concurrently with the completion of the MAF Transaction. The private offering provided the Company with additional working capital used relative to the MAF Transaction. The proceeds have been received and were used for general working capital purposes. The Series B Warrant Shares, the Series C Warrant Shares and the Officer’s Warrant Shares are collectively referred to as the “Warrant Shares”. The Officer’s Warrant Shares, the 100,000 shares of Common Stock held by Brenner and 50,000 shares of Common Stock held by Aegis, are subject to a lock-up prohibiting any sale without the approval of our Board of Directors until the earlier to occur of 120 days after the Effective Date of the Registration Statement or November 20, 2003.

(2)  Based on 21,012,116 shares of Common Stock issued and outstanding plus the inclusion of the Warrant Shares. Does not include (i) 4,500,000 shares of Common Stock reserved for issuance under the Company’s two stock option plans, (ii) 4,370,000 shares of Common Stock under previously issued warrants, (iii) the conversion of 4,092,488 shares of 10% Series A Preferred Stock (the “Series A Preferred Stock”) outstanding as of the date hereof (including 3,712,000 shares of Series A Preferred Shares originally issued in 2002, and 380,488 shares of Series A Preferred Stock issued as a mandatory stock dividend in June 2003), into a like number of shares of Common Stock, or 818,498 shares of Common Stock which may be issued in respect of warrants (the “Series A Warrants”) which may be issued upon conversion of the Series A Preferred Stock. Also does not include 1,000,000 shares of 25% Series B Preferred Stock (the “Series B Preferred Stock”) and 500,000 shares of 50% Series C Preferred Stock (the “Series C Preferred Stock”), outstanding as of the date hereof, which are convertible into a like number of shares of Common Stock, or 1,950,000 shares of Common Stock which may be issued upon the exercise of Series D Warrants and 1,500,000 shares of Common Stock which may be issued upon the exercise of Series E Warrants. These securities were issued by the Company on April 14, 2003 and July 9, 2003 in connection with the private placements of securities to an institutional Chinese investor for aggregate gross proceeds of $1,500,000.

(3)  We will receive no proceeds from the sale of the Common Stock offered hereby. We will receive approximately $5,195,925 from the exercise of the Warrants, if all the Warrants are exercised.

Summary of Financial Information

     Summary Unaudited Pro Forma Combined Financial and Operating Information

General Information

     The following table sets for the summary unaudited pro forma combined results of operations of the Company as of December 31, 2002. The unaudited pro forma results of operations are presented herein for illustration purposes only. The unaudited pro forma results of operations shown for the year ended December 31, 2002 are not necessarily indicative of the results of operations that may be obtained by us in the future or operating results that would have been achieved had the MAF Acquisition been completed as of the January 1, 2002. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements of Vital Living, Inc. that is included within our Annual Report on Form 10-KSB/A as of December 31, 2002 and related notes thereto and the audited financial statements of MAF and related notes thereto contained elsewhere in this document.

Basis of Presentation

     The pro forma information presented below is based on assumptions and include adjustments as explained in the notes to the Unaudited Proforma Combined Financial Statements included elsewhere in this document. Pro forma amounts included within the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2002 includes our results of operations for the year ended December 31, 2002 and the operations of MAF as if the acquisition had occurred on January 1, 2002. The Pro Forma Combined Statements of Operations also includes the historical results of operations of Boulder-Bar Endurance, Inc., acquired by MAF effective April 9, 2002. The results of operations of Boulder Bar have been included as if the acquisition had been completed as of January 1, 2002.

     The recording of the MAF Acquisition is based on preliminary purchase price allocations. Actual adjustments will be based on final appraisals and other analysis of fair values of acquired identifiable tangible and intangible assets, deferred tax assets and liabilities and acquired contracts, which will be completed after we obtain third party appraisals and review all available data. Differences between preliminary allocations of the purchase price as presented herein and the final allocation could have a significant impact on the accompanying unaudited pro forma financial statements, results of operations and financial position.

	Three Months
	Ended March 31,		Year Ended
			December 31,
	2003	2002	2002

Sales	$425,324	$582,755	$1,798,844

Cost of sales	280,408	272,679	938,396

Gross profit	144,916	310,076	860,448

Administrative expenses
Payroll and other labor costs	368,035	337,436	1,702,086
Professional fees	469,056	116,690	1,892,494
Office and equipment rent	39,296	31,207	185,184
Selling, general and administrative	253,387	179,070	757,454
Research and development	143,636	30,000	554,645

Total administrative expenses	1,273,410	694,403	5,091,863

Operating loss	(1,128,494)	(384,327)	(4,231,415)

Other income (expenses)
Interest income	2,777	1,801	16,714
Other income	—	1,780	1,442
Interest expense	(15,758)	(32,830)	(120,260)

Net loss	(1,141,475)	(413,576)	(4,333,519)

Deemed dividend associated with beneficial conversion feature of preferred stock	(833,960)	(4,083)	(2,235,519)

Net loss attributable to common stockholders	$(1,975,435)	$(417,659)	$(6,569,038)

Basic and diluted loss per share (1)	$(0.06)	$(0.03)	$(0.26)
Deemed dividend associated with beneficial conversion feature of preferred stock (1)	(0.05)	—	(0.14)

Basic and diluted loss per common share (1)	$(0.11)	$(0.03)	$(0.40)

Basic and diluted weighted average number of common shares outstanding (1)	17,842,616	16,126,554	16,497,307

See accompanying notes to consolidated financial statements.

As of March 31, 2003

Actual

Liquidity Capital (2)	$(143,309)
Office machinery and equipment, net	157,325
Intangibles and goodwill	5,193,017
Total assets	6,282,697
Notes payable, including current maturities (3)	748,047
Retained deficit	(9,203,761)
Shareholders’ equity	4,742,220

(1)	See “Net Loss Per Share” within Note 1 to the Financial Statements of Vital Living, Inc. included elsewhere in this document for information regarding the calculation of net loss per share. Due to the Company incurring a net loss for all periods presented inclusion of common stock equivalents would be antidilutive, thus the basic and diluted loss per share are the same. The basic and diluted weighted average number of common shares outstanding reflects the issuance of 2,500,000 shares of common stock in connection with the MAF Acquisition and the concurrent sale of 1,367,500 shares of the Company’s common stock for $1.00 per share. The issuances of shares of our Common Stock in the MAF Acquisition are reflected as outstanding as if the transaction had occurred as of January 1, 2002 and the 1,367,500 shares of common stock issued are outstanding as if the transaction had occurred as of November 23, 2002.

(2)	Represents (i) cash and cash equivalents, accounts receivables, net, inventory, prepaid expenses and other assets, less (ii) current portion of long-term debt, accounts payable and accrued expenses.

(3)	Represents current and long-term notes payable to a bank of $544,636 and notes payable to the former owners of Boulder Bar of $203,411.

RISK FACTORS

     You should consider carefully the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. We have included in the Risk Factors set forth below a discussion of each material risk that we have identified as of the date of this prospectus. If any of the following risks actually occur, our business, financial condition or operating results will suffer. Moreover, the price of our Common Stock could decline and you could loose all of your investment.

Our Financial Statements Are Qualified, Which May Adversely Effect Our Ability to Obtain Additional Capital Which We Anticipate Needing; Even if Capital is Available, It May Be Available On Terms Which Are Not Advantageous And Are Dilutive To Our Shareholders.

     Our financial statements have been prepared on a going concern basis, which assumes a certain level of Essentum™ sales, the continued growth of MAF’s business, the integration and growth of the Christophers’ business and the payment of our obligations as they come due. We have suffered losses from operations since inception and our ability to continue as a going concern is dependent upon obtaining future profitable operations. Although management believes that the aggregate net proceeds of approximately $6.3 million from our four private offerings in 2002 and 2003 ($3.5 million relative to the sale of the Series A Preferred in early 2002, $1.3 million relative to the sale of units sold concurrently with the closing of the MAF Transaction in November 2002 and $1.5 million raised by the placement of our Series B Preferred and Series C Preferred to an institutional Chinese investor in April and July 2003), together with funds from operations will be sufficient to cover our anticipated cash requirements for at least six months, we will be required to seek additional capital to (i) retire the indebtedness assumed in the MAF Acquisition, which indebtedness, as of March 31, 2003, totals $748,047 and (ii) fund operations at current levels and future growth and expansion if sales of Essentum™ and the existing MAF product do not increase. No assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms. Moreover, available financing may be dilutive to investors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

We Have Suffered Historical Losses and We May Incur Such Losses in the Future. Accordingly, We Anticipate Needing Additional Capital Which, Even if Available, May Be Obtained On Terms Which Are Not Advantageous And Are Dilutive To Our Shareholders.

     We have only a limited operating history and our business model has not yet been thoroughly tested in the market place. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the medical food or nutraceutical industry, which are characterized by a large number of market entrants, intense competition and a high failure rate. To date, exclusive of MAF’s operations, we have been engaged primarily in start-up and business development activities and have generated little revenue from product sales. Accordingly, our limited operating history makes it difficult to evaluate us. To achieve profitable operations, we, alone or with others, must successfully introduce and market our existing product, and develop, introduce and market new products. No assurance can be given that our product development efforts will be successfully completed, or that any product, if introduced, will be successfully marketed or will achieve customer acceptance. Since inception of the company (January 22, 2001) through March 31, 2003 we have generated limited revenue and have incurred a net loss of $(6,134,282). Future operating results will depend on many factors, including the demand for our products, the level of competition and our ability to cause the manufacture of our products in a production environment while maintaining quality and controlling costs.

     While MAF, which we recently acquired, has a more extensive operating history, it has not achieved profitability. During the fiscal year ended December 31, 2002, MAF had annual revenue of approximately $1,369,400, but incurred a net loss of approximately $(483,440). On a consolidated basis, for the three months ended March 31, 2003, we had revenue of $425,324 and had a net loss of $(1,141,475) and we continue to experience negative cash flow from operations. Management expects that this negative cash flow will continue until sales of Essentum™ increase. As indicated above, in the event such sales are not achieved, we will need to quickly reformulate our business plan, and attempt to market Essentum™ through more conventional distribution channels including retail and other health care practitioners, including chiropractors, nutrionists and trainers.

Similarly, COF incurred a loss of $313,098 for the year ended December 31, 2002.

We May Not Have Sufficient Cash Resources for Needed Research and Development, Further Hindering Our Growth

     Although we are not a pharmaceutical development company, we have been engaged in research and development in connection with our products (“R&D”). Through March 31, 2003, we have spent approximately $692,000 on R&D. Although additional R&D may be required in the future as we evaluate other markets for our existing products and expand the product lines that we offer, these activities, by their very nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Although our R&D will be relatively limited, actual R&D costs may exceed budgeted amounts and estimated time frames may require extension. Cost overruns due to unanticipated clinical or regulatory delays or demands, unexpected adverse side effects, insufficient therapeutic efficacy or competitive or technological developments would prevent or substantially deter development efforts and ultimately could have a material adverse effect on us. Our existing product candidates, and any potential additional products that may be developed, may, in certain instances, require significant additional research and development, possible regulatory approval and commitments of resources prior to commercialization. There can be no assurance that any such potential products will be successfully developed or capable of being produced in commercial quantities at acceptable costs, or that any product will prove to be safe and effective in clinical trials or otherwise, or meet applicable regulatory standards.

Servicing Existing Debt Obligations Will Negatively Impact Our Cash Flow During The Next 18 to 24 Months.

     In April 2002, MAF acquired certain assets of Boulder Endurance Co., Inc. (“Boulder”). The purchase price consisted of a $75,000 cash payment at closing and a promissory note for $275,000 (the “Boulder Debt”) with an interest rate of 7%, of which $150,000 is to be paid bi-monthly in the first year and the balance paid in twelve equal payments in year two and an additional promissory note of $40,935 paid in twelve equal payments. As of March 31, 2003, unpaid principal of $200,000 remains on the $275,000 note and unpaid principal of $3,411 remains on the $40,935 note. Additionally, in December 2001, MAF received from the Commerce Bank NA of Flemington, New Jersey, a $650,000 seven year loan, with interest accruing at prime plus 1.5%, of which 75% of the principal is guaranteed by the U.S. Small Business Administration (SBA). The proceeds of this loan were used to repay the outstanding balance of a line of credit of approximately $450,000 and a $50,000 promissory note held by an officer of MAF. The balance of the $650,000 loan has been used for working capital purposes. Principal and interest payments to the Commerce Bank commenced one month from the date of the loan. In fiscal 2003, we will pay $210,937 in principal and interest on the Boulder Debt and $119,638 in principal and interest for the Commerce Bank loan. At the end of 2003, $41,000 of principal debt will remain owing in respect of the Boulder Debt and, $493,000 will remain owing to Commerce Bank. The Commerce Bank obligation matures on December 14, 2008. The Boulder Debt is guaranteed by Mr. Coppel and MAF, and is further secured by second and third mortgages on certain real estate in New Jersey and New York. In connection with the MAF Acquisition, we assumed both the Boulder Debt and the Commerce Bank Debt, and indemnified the MAF shareholders against any obligations therein. Our ability to service these obligations is uncertain without additional financing or an increase in revenue and the existing terms of these obligations may make further financing difficult to obtain.

The Christopher acquisition, which was an asset purchase, did not involve the assumption of any liabilities other than (i) $160,000 in respect of certain tax obligations, and (ii) the obligation to make certain royalty payments to the Christopher family under an amended license and marketing agreement between COF and the Christopher family. We also agreed to indemnify certain COF stockholders in respect to certain third party liabilities.

If We Are Unable To Compete Effectively With Existing or New Competitors, Our Existing Business Will Decline and Our Anticipated Business Plan Will Not Be Successfully Implemented.

     We believe the market for nutritional products is continually evolving, and is highly dependent upon changes in the demographic and social trends that have resulted in tremendous growth for the nutrition industry in the past few years. We will encounter aggressive competition from numerous competitors, many of whom have significantly greater financial resources than we do. Competitors with greater resources than ours may be able to enter into similar medical distribution channel relationships. Our competitors vary by the nature of the distribution channel. With respect to the medical channel, which is where our Essentum™ line is marketed, only a few companies selling supplements are in this market, including, Douglas Labs, Integration Therapeutics, Phyto Pharmicia, Metagenics Standard Process, and Allergy Research. The complimentary and alternative medicine markets (“CAM”) is where our MAF and NSI subsidiaries market their respective products, there are hundreds of competitors, including companies marketing Power Bar, Cliff Bar, Balance Bar and Odwalla. In addition to the foregoing, there are literally hundreds of small companies who market herbal, nutritional and other homeopathic therapies, supplements and remedies. We believe we can compete by reacting quickly to expected and perceived customer requirements and desires, and by maintaining relationships with our existing strategic partners and identifying and reaching agreements with new partners. However, there can be no assurance that our assessment of the market place is correct, or that our products will be accepted now or in the future.

     The introduction of new products and the enhancement and extension of existing products, are critical to our future sales growth. In making decisions regarding the development of new products and the enhancement and extension of our current products we will be competing with our competitors, who will also be attempting to anticipate the needs and preferences of consumers, physicians and nutrionists. Consumer preferences, particularly in the health and nutraceutical market, are continuously changing and are difficult to predict. Without the continual evolution of our product base and distribution model, it is likely that our future business operations will be negatively impacted.

Our Business Plan Is Heavily Dependent Upon The Support Of The Medical Community; A Lack of Support From The Medical Community Would Significantly Reduce Anticipated Sales. Investors Should Note That Should AHI Withdraw Its Support, Our Business Plans Would Be Severely Impacted.

     We are marketing ourselves as the “Physician’s Nutraceutical Company,” and have built our business model around the anticipated endorsement of doctors who actually recommend our products in a manner similar to the actual prescription of medicine. If the medical community does not embrace this concept, we will need to completely re-evaluate our business model and consider other ways to market our products. While we can use existing distribution channels which MAF and Christopher’s operates in, such a change would require a complete change of our existing plans.

     Although we believe there is a significant market for our proposed medical food and nutraceutical products, our success will depend significantly on the initial and continued acceptance by the medical community of the efficacy of such products. In the U.S., herbal dietary supplements have been available for many years, but many physicians have shown reluctance to recommend them to their patients, and there has been controversy about their efficacy and concerns about their interactions with pharmaceutical products. Accordingly, no assurance can be given that our products will achieve and/or sustain market acceptance by either patients or the medical community. While MAF products have obtained some market acceptance, there is no assurance that Essentum™ will be accepted nor that any other products can be successfully developed or marketed. Under our agreement with AHI, which began in August 2001 and has a term of three years, AHI has agreed to act in the capacity of a strategic partner in the distribution of our nutraceutical products, and they have agreed not to promote or endorse any other line of nutritional products relative to cardiovascular disease. Additionally, AHI will provide a marketing platform for the sale of our nutritional products by assisting in clinical trials, providing the AHI logo on our products and initialing the dissemination of information through their existing database, in addition to other assistance such as introductions to competitive heart institutes. Notwithstanding the foregoing, should a competitive product be developed which AHI considers superior to our products, AHI may have an ethical obligation to recommend such product, notwithstanding the potential that this would be a breach of the AHI Agreement. In such event, we would be forced to consider whether to sue for damages, or consider other remedies.

     The results since the August 2002 introduction of our Essentum™ product by AHI have been lower than anticipated. We have, however, signed a new agreement with National Provider Network, LLC (“NPN”), a national preferred provider network of over 45,000 doctors, as well as with CHG Allied, Inc., (“CHGA”) a discount health care provider and an operator of chiropractic, acupuncture and physical therapy clinics. See “Business” for a description of these arrangements.

Other Than on Our Website, We Do Not Market Our Own Products, and Instead We Rely On Third Party Sales Agents, Representatives And Distributors To Sell Our Products. Accordingly We Are Subject To All of the Risk Factors Which Relate To Utilizing the Service of Third Parties to Market our Products.

     We utilize third parties to assist in marketing, selling and/or distributing our products. To date, we have entered into an agreement with AHI relating to our line of cardiovascular disease supplements, and we have several other arrangements relative to the sale of this product. However, even under the imprimatur of the arrangement with AHI, Sales of Essentum™ are subject to all of the market risks associated with the introduction of a product in a new distribution channel, including AHI’s lack of marketing experience. Accordingly, although we intend to enter into additional third party arrangements for this product line in the future, and for other products which we may develop or acquire in the future, no assurance can be given that our current or future partners will purchase, recommend or market our products at sufficient levels or provide our products with adequate support. If our third-party partners do not effectively market our products, we will not generate significant revenues or profits. However, we believe that the establishment of a network of third-party partners, with extensive and specific knowledge of the various benefits of our products, will in the long-term be beneficial to us.

     MAF and Christopher’s have developed three channels of distribution, including national retail, (shelf presence in all major natural product food stores and some grocery stores), consumer direct, (internet, catalogue and inbound telephone sales) and direct to health care practitioners, such as chiropractors, physical therapists nutritionists, dietitians and traditional doctors. National retail sales are supported by a national sales management team of three experienced operatives in the retail natural products industry, overseeing nine regional brokerage firms supporting fifteen national distributors. These efforts are supported by national trade advertising and in-store merchandising. No assurance can be given that these channels will continue to grow as we attempt to expand our operations, and attempt to have Essentum™ exploited through these channels.

     While our MAF and Christopher’s products are marketed by leading distributors (See “Business”) we are not party to any long term output arrangements, and our agreements with these distributors are on an as needed, purchase order, basis.

Until Sales Increase We Are Not Likely To Receive Favorable Terms In Either The Acquisition of Raw Materials For Our Products, or The Manufacture of our Inventory; By Keeping Low Inventory Levels, We May Incur a Risk if There is a Material Price Change In Raw Materials.

     Until we achieve sufficient sales volume across all our product lines, it is unlikely that we will obtain favorable payment terms from our vendors, and it is unlikely that we will be able to use factors for the financing of any receivables or inventory. Accordingly, we will be forced to use our cash resources to finance our inventory, and, at least during the preliminary role out of Essentum™, we will have to make certain assumptions about the level of inventory which we must maintain. Currently, we are maintaining three months of inventory for Essentum™ based on current levels of sales. For MAF and Christopher’s products, which have historical sales levels which management can analyze, anticipated inventory levels can be maintained with less speculation. If management does not correctly maintain inventory levels, we could be faced with either inadequate levels of product for new sales or, alternatively, levels of inventory which are too large; tying up critical cost and forcing a mark-down of prices for our products.

     Historically we have not had any difficulties with obtaining the raw ingredients for our products on customary terms which have not been effected by any shortages. However, many of the ingredients contained in our products are not commodities, so price risk cannot be hedged with traditional futures contracts. In addition, some of these ingredients are picked in the wild, rather than farm cultivated, which could result in an unstable supply in the future. A shortage of these ingredients, when coupled with the possibility of continued increases in demand, could result in significant increases in the price of the raw materials used in our products. In addition, if due to supply shortages we are unable to meet the demands of our customers, even if for only a short time, the result could be a long-term decrease in the anticipated sales of our products. Our ability to increase the price of our licensed products to adjust for increases in raw material costs is limited and there can be no assurance that we will be able to maintain our margins if there are rapid changes in the cost of our raw materials.

Our Business Operations Are Subject To Governmental Regulations, Which May Change In A Manner Which Adversely Affects Our Business.

     To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to particular statutory and regulatory provisions currently in effect. Any change in applicable laws or regulations may have a material adverse effect on our business, financial condition and results of operations. In the United States, the manufacturing, processing, formulation, packaging, labeling, advertising and sale of dietary supplements are regulated primarily by the Federal Food, Drug and Cosmetic Act, as amended, inter alia, by the Dietary Supplemental Health and Education Act (“DSHEA”) and by various federal agencies, including the Food & Drug Agency (the “FDA”) and the U.S. Federal Trade Commission (the “FTC”). Our DSHEA (i) defines dietary supplements, (ii) permits “structure/function” statements under certain conditions and (iii) permits under certain conditions the use of published literature in connection with the sale of herbal products. Dietary supplements do not require approval by the FDA prior to marketing but are nevertheless subject to various regulatory requirements concerning their composition, permissible claims (including substantiation of any claims), manufacturing procedures and other elements. DSHEA prohibits marketing dietary supplements through claims for, or with intended uses in, the treatment or prevention of diseases. There can be no assurance that our dietary supplement products can be identified and differentiated from competing products sufficiently enough on the basis of permissible claims regarding composition to compete successfully.

     We currently are in compliance with all applicable regulations, and no governmental approval is necessary for the production, distribution or marketing of any current or anticipated products. We cannot determine what effect current or future regulations will have on our business, financial condition or results of operations. Our failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, product recalls, seizure of products, operating restrictions or criminal prosecution.

     We cannot predict whether new legislation or regulations governing our activities will be enacted by legislative bodies or promulgated by agencies regulating our products, or what the effect of any such legislation or regulation on our operations would be. There can be no assurance that new legislation or regulation, including changes to existing laws or regulations, will not materially adversely affect our business, financial condition and results of operations.

     To the extent that we market our products in other countries, we will be subject to the laws of the applicable jurisdiction. Currently the only market for EssentumTM outside of the United States is China, and we are advised by our distributor in China, AHI Hong Kong, Ltd., that we are in compliance with applicable Chinese laws.

The Board of Directors and Scientific Advisory Board Consist of Many New Members Who May Be Either Unable to Spend Adequate Time Or Who Are Unfamiliar With Our Operations So That They May Be Unsuitable For Addressing Our Evolving Business Strategy.

     Many of the members of our Board of Directors and our Scientific Advisory Board have been newly elected or appointed to their positions. Accordingly, although we believe each of these newly appointed members are extremely qualified for their respective positions and will contribute to our future growth, as these individuals are newly appointed, it is not possible to gauge whether their long term contributions will be significant. In the event that any of these individuals resign or do not stand for re-election, we may be negatively perceived by third parties or investors.

Our Risk Management Insurance May Be Inadequate.

     We maintain liability insurance through F.S. Morgan & Company Insurance Services, Inc., with policy limits of $1.0 million per occurrence and $2.0 million in the aggregate which covers us and MAF. The Company is currently adding the Christopher’s business to this policy. Our insurance program includes property, casualty, comprehensive general liability and products liability coverage. Management believes that our insurance coverage is adequate. The testing, marketing and sale of health care products entail an inherent risk of product liability. There can be no assurance that product liability claims, relating to dietary supplement products, will not be asserted against us or our collaborators or licensees. There can be no assurance that we will be able to maintain such product liability insurance pursuant to assignments from our various manufacturers and suppliers, or obtain additional insurance, during clinical trials or upon commercialization of any product, on acceptable terms, if at all, or that such insurance will provide adequate coverage against any potential dietary supplement claims. A product liability claim or product recall, relating to dietary supplement products, could have a material adverse effect on our business, financial condition or results of operations.

We Are Highly Dependent on Key Personnel To Manage Our Growth And The Integration of Acquired Businesses.

     The acquisition of MAF and Christophers, and the anticipated increased sales of Essentum™ , will require the full utilization of our management, financial, and other resources in both managing the expenses caused by the acquisitions and internal sales growth. Our ability to manage growth effectively will depend on (i) our ability to integrate and effectively manage MAF and Christophers within our existing operations, and (ii) our ability to improve and expand our operations, including our financial and management information systems, and to recruit, train and manage executive staff and employees. To date, we have not been adversely affected by any failure to recruit or retain personnel, although we did streamline operations by eliminating one senior executive. There can be no assurance that our management will be able to manage our growth effectively, and the failure to effectively manage growth may have a materially adverse effect on our results of operations.

     We are heavily dependent upon Bradley D. Edson, Chief Executive Officer, and Stuart A. Benson, our President. We have entered into employment agreements with Mr. Edson and Mr. Benson. The loss of Mr. Edson and Mr. Benson and the other individuals involved in key management positions, or our inability to attract and retain other qualified employees could have a material adverse effect on us. Under the terms of their employment agreements we are required to apply to obtain, and have made application with respect thereto, for “key-man” insurance policies for Mr. Edson and Mr. Benson in the amount of $1,000,000 each. We will be the beneficiary of such policies when and if such the insurance is obtained. William Coppel who previously was our president, resigned effective July 2, 2003. See “Management”.

We Have Incurred Significant Costs By Virtue of Issuing Securities to Consultants And Directors And In The Future We May Continue to Issue Securities In This Manner To Preserve Cash; Substantial Dilution Will Occur to Shareholders Upon the Exercise of Outstanding Warrants.

     Shareholders will experience immediate dilution in the net tangible book value of their shares, and additional dilution which will occur upon the exercise of various classes of warrants previously issued in connection with the private placement of our securities, as well as the granting of such warrants to consultants in an effort to preserve cash resources. We have issued our common stock, as well as options and warrants to purchase our common stock, to various financial consultants and certain directors rather than hire internal staff. We currently have options and warrants to purchase 14,820,998 shares of common stock outstanding, at exercise prices of between $0.01 and $3.00. To the extent option and warrant grants are below the current market price, we must record this as an additional expense in our general and administrative expense, even though no cash has been expended. These transactions may be dilutive to existing shareholders; and for the fiscal year 2002 and for the three months ended March 31, 2003, include an expense of approximately $459,000 and $225,367, respectively. We believe that this non-cash expense is preferable to expending cash for business development, marketing and other financial services. The future issuance of shares, options and warrants, or convertible debt, to obtain capital, in connection with acquisitions, or to consultants and employees, will lead to further dilution.

Through A Voting Agreement, Certain Officers and Directors Can Dominate the Board of Directors, Making It Unlikely That Other Shareholders Will Impact the Direction of the Company.

     Assuming the conversion of 4,092,488 shares of Series A Preferred Stock, 1,000,000 shares of Series B Preferred Stock and 500,000 shares of Series C Preferred Stock, outstanding as of the date hereof into a like number of shares of common stock, together with the issuances of the Series B Shares and Series C Shares of common stock, we would have 29,339,604 shares outstanding. Such amount excludes any other shares issuable upon the exercise of options or warrants. Assuming 29,339,604 shares outstanding. Mr. Edson and Mr. Benson will own, assuming the exercise of warrants and options held by them, 12.35% and 4.38%, respectively, of our outstanding common stock. As part of the MAF Transaction, Mr. Edson, Mr. Coppel (who has subsequently resigned, see “Management”), Mr. Gerst (the latter of whom owns 10.85% of our outstanding common stock), Leslie Quick (who owns 1.72% of our outstanding common stock), Thomas Quick (who owns 1.02% of our outstanding common stock), among others, entered into a voting agreement (the “Voting Agreement”) pursuant to which they have agreed to vote for the appointment of Messrs. Edson, Benson, Leslie Quick, Eide and Hannah to our board of directors. As a result, Mr. Edson, both individually and through the Voting Agreement, will be able to influence the election of a majority of our board of directors, and effect all other decisions regarding shareholder actions, such as decisions to dissolve, merge or sell our assets, as well as influence our operations, policies and business decisions.

An Active Public Market May Not Develop; Investors Should Note That The Price of Our Stock May Be Affected By Trading Volatility and The Market Where It Is Quoted; Investors Should Also Note That The Possibility of Delisting Our Securities From Over-the-Counter System May Affect Our Stock Price.

     Our common stock has been listed on Over the Counter Bulletin Board (“OTC:BB”) since March 28, 2002. Since that date, our securities have traded as high as $4.05 a share and as low as $0.45. Although we have applied for listing on the American Stock Exchange (the “Amex”) on June 14, 2002, we have deferred responding to the comments of the Amex as a result of a decline in the price of our common stock. Unless we elect to pursue the application (which we have not determined to do), and unless our application is accepted, we will remain quoted on the OTC:BB (or any proposed successor). To the extent that we remain on the OTC:BB, if our common stock were to be delisted from quoting on the OTC:BB, we would be forced to file a Form 15c2-11 with the NASDAQ and request to be listed on the “Pink Sheets.”

     The market prices for securities of companies with limited operating history, including us, have historically been highly volatile on the OTC:BB. Since our stock began quoting on the OTC:BB, it has traded in a range between $0.45 and $4.05. Significant volatility in the market price of our common stock may arise due to factors such as:

•	our developing business;

•	a continued negative cash flow;

•	relatively low price per share;

•	relatively low public float;

•	variations in quarterly operating results;

•	general trends in the nutraceutical and health care industry;

•	the number of holders of our common stock; and

•	the interest of securities dealers in maintaining a market for our common stock.

     As long as there is only a limited public market for our common stock, the sale of a significant number of shares of our common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered, and could cause a severe decline in the price of our common stock.

     Our stock could be delisted from quotation on the OTC:BB if we are not current in the filing of our quarterly and annual reports with the Securities and Exchange Commission.

Our Common Stock is Subject to Additional Risks By Virtue of Being Low Priced or A Penny Stock.

     Our securities are currently subject to (or in the future may become subject to) Rule 15g-9 under the 1934 Act, which imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000 or individuals who have a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by Rule 15g-9, broker-dealers must furnish to all investors in penny stocks, a risk disclosure document required by such rule, make a special suitability determination of the purchaser and have received the purchaser’s written agreement to the transaction prior to the sale. In order to approve a persons account for transactions in penny stocks, the broker or dealer must

•	(i) obtain information concerning the persons financial situation, investment experience and investment objectives;

•	(ii) reasonably determine, based on the information required by paragraph (i) that transactions in penny stocks are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in penny stocks: and

•	(iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person’s financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written statement. A “penny stock” is defined as any equity security other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; (iii) that has a price of five dollars or more; or

•	(iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person.

      Consequently, Rule 15g-9 will affect the ability of broker-dealers to sell our securities and also may affect the ability of shareholders to sell their shares in the secondary market.

It Is Highly Unlikely That We Will Pay A Dividend; Investors Are Most Likely To Have A Return Of Their Investment Through An Appreciation In The Share Price Of The Common Stock.

     We have not paid cash dividends in the past and do not anticipate paying cash dividends on our common stock in the foreseeable future. Management believes the best use of retained earnings is to fund internal growth and for general corporate purposes.

     Accordingly, investors should note that any return on their investment in our securities will come as a result of any appreciation in the value of our common stock.

The Possible Sale Of Restricted Shares Pursuant to Rule 144 Could Have A Depressing Impact On the Price Of Our Common Stock.

     No prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock from time to time. The sale of a substantial number of shares of common stock held by existing shareholders, whether pursuant to subsequent public offerings or otherwise, or the perception that such sales could occur, could adversely affect the market price of the common stock and could materially impair our future ability to raise capital through an offering of equity securities.

     As of the date hereof, we have 21,012,116 shares of common stock issued and outstanding (which amount excludes 4,092,488 shares of Common Stock issuable upon the conversion of the Series A Preferred Stock, 1,000,000 shares of Common Stock issuable upon the conversion of the Series B Preferred Stock and 500,000 shares of Common Stock issuable upon the conversion of the Series C Preferred Shares.) In addition, this amount does not include (i) 4,500,000 shares of common stock which are issuable under our two stock option plans, (ii) 4,370,000 shares of common stock under previously issued warrants, (iii) 818,498 shares which may be issued upon exercise of the Series A Warrants; (iv) 1,367,500 shares of common stock may be issued upon exercise of the Series B Warrants; (v) 1,367,500 shares of common stock may be issued upon exercise of the Series C Warrants; (vi) 1,950,000 shares of common stock which may be issued upon exercise of the Series D Warrants and (vii) 1,500,000 shares of common stock which may be issued upon the exercise of the Series E Warrants. If all of the foregoing shares of common stock were issued, we would have 41,659,604 shares of common stock issued and outstanding. Excluding options and warrants, as well as the shares of common stock issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock 13,684,116 shares of our common stock held by existing shareholders are eligible for resale in the public market. Within the next 12 months, 7,328,000 additional outstanding shares of our common stock will be available for resale pursuant to Rule 144. This amount does not include 4,092,488 shares of common stock issuable upon conversion of the Series A Preferred Stock, which shares would be immediately available for resale pursuant to Rule 144 upon such conversion.

The Possible Issuance of Preferred Stock May Make An Acquisition of the Company Less Likely, May Serve to Entrench Management and May Also Reduce The Value of The Common Stock. Nevada Law, Where We Domicile, Also Has Secured Provisions Which Would Make An Acquisition Of The Company More Difficult, And Impede Any Attempt To Replace Management or The Board of Directors.

     We are authorized to issue up to 50,000,000 shares of preferred stock, par value $.001 per share (“Preferred Stock”). Preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. We have issued 4,092,488 shares of Series A Preferred Stock as of the date hereof, including 380,488 additional shares of Series A Preferred Stock issued as a dividend in respect thereto. We have also issued 1,000,000 shares of Series B Preferred Stock and 500,000 shares of Series C Preferred Stock. In the future the issuance of any other class of Preferred Stock could adversely affect the rights of the holders of common stock, and therefore reduce the market value per share of the common stock and make it less likely that holders of common stock would receive a premium on the sale of their shares. In particular, specific rights granted to future holders of Preferred Stock, including super majority approval, liquidation preferences, or other procedural impediments could be issued to restrict our ability to merge with or sell our assets to a third party, thereby preserving current management’s control of the company. In addition, the Nevada General Corporation Law prohibits any sizable merger, consolidation, sale of assets or similar transaction between us and another company which is, or is an affiliate of, a beneficial holder of ten percent or more of our voting power (defined as an “interested stockholder”), for three years after the acquisition of the voting power, unless the acquisition of the voting power was approved beforehand by our board of directors or the transaction is approved by a majority of our shareholders, excluding the interested stockholder. Another provision of the Nevada General Corporation Law would limit the voting rights of shares acquired in a “control share acquisition” (as such term is defined in the Nevada General Corporation Law) in the event we have more than 100 shareholders of record in Nevada and we do business in Nevada. The application of the Nevada control share acquisition statute, and the provisions prohibiting interested stockholder transactions, could also preserve control by management.

The Problems Associated With Future Acquisitions May Adversely Effect Our Results

     We may acquire certain businesses that we believe are complimentary to our operations in the future. Our first such acquisition was our purchase of MAF. The value of the securities issued in the MAF transaction was $4,100,000. In July 2003, we completed the acquisition of certain assets of COF. The value of the securities issued thereunder was $2,808,000. While we believe we will be able to effectively integrate such businesses with our own, we may be unable to successfully do so without losing key employees or business relationships. In this regard, William Coppel, our President and formerly the president of MAF, resigned as president and a member of our board as of July 2, 2003. Although our integration with MAF and COF has occurred without the loss of any other personnel at the time of the completion of each acquisition, in the future, we may not be able to smoothly integrate any acquired companies and their related marketing, production, development, distribution and management systems. Our gross margins could be adversely affected by any problems arising during or from such process or the inability to effectively integrate any future acquisitions.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. We use words such as “may,” “will,” “should,” “estimates,” “predicts,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “potential” and similar expressions to identify forward-looking statements. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the Risk Factors described above and in other parts of this prospectus.

     Although we believe that the expectations reflecting the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. In addition, these forward-looking statements apply only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform such statements to actual results or to changes in our expectations.

USE OF PROCEEDS

     We will not receive any portion of the proceeds from the sale of common stock to be sold in this offering. We may receive net proceeds of up to approximately $5,195,925 from the exercise of the Warrants that are being registered in this offering. Management currently anticipates that any such proceeds will be utilized to repay any then outstanding debt obligations of the Company with the remainder to be used for working capital and for other general corporate purposes.

DIVIDEND POLICY

     We have never declared or paid cash dividends. We intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET QUOTATIONS FOR OUR SECURITIES PRICES

Effective as of March 28, 2002, our common stock has been quoted on the Over the Counter Bulletin Board under the symbol “VTLV”. Prior to that date, our former stock did not trade. We have only one class of common stock. The following table sets forth the high and low closing sales prices per share of our common stock for the periods indicated.

FISCAL YEAR 2002	HIGH	LOW

First Quarter (From March 28, 2002)	$1.40	$0.82
Second Quarter	$4.05	$1.50
Third Quarter	$2.99	$0.91
Fourth Quarter	$2.01	$0.70

First Quarter Year 2003	$1.01	$0.68
Second Quarter	$1.10	$1.10
Third Quarter (Through July 21, 2003)	$1.35	$1.22

The quotations reflect inter-dealer prices, without retail mark-up, mark downs or commissions and may not represent actual transactions. As of July 21, 2003 we had 278 holders of our common stock.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The Company

     The following table sets forth the selected historical financial and operating data of Vital Living, Inc. for the year ended December 31, 2002 and 2001 and for the three months ended March 31, 2003 and 2002. The financial information presented below reflects adjustments, consisting of normal and recurring adjustments, which in the opinion of management are necessary for a fair presentation of the Company’s results of operations and financial position for such periods. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements of the Company and related notes thereto incorporated by reference within our Form 10-QSB for the quarterly period ending March 31, 2003 and our Annual Report on Form 10-KSB/A for the year ended December 31, 2002.

	Three Months Ended March 31,		For the Year Ended December 31,

	2003	2002	2002	2001

Sales	$425,324	$20,777	$260,844	$90,291

Cost of sales	280,408	12,190	193,032	43,402
Inventory write down to market value	—	—	—	262,626

Gross profit (loss)	144,916	8,587	67,812	(215,737)
Administrative expense
Payroll and other labor costs	368,035	174,918	1,341,103	232,173
Organization costs	—	—	—	150,000
Consulting and professional fees	469,056	53,646	1,607,621	184,428
Office and equipment rent	39,296	19,338	151,148	48,624
Selling and general and administrative	253,387	54,670	411,824	171,836
Research and development	143,636	10,250	510,436	37,500

Total administrative expenses	1,273,410	312,822	4,022,132	824,561

Operating loss	(1,128,494)	(304,235)	(3,954,320)	(1,040,298)

Interest income	2,777	—	13,077	—
Interest expense	(15,758)	—	(8,652)	(2,614)

Net loss	(1,141,475)	(304,235)	(3,949,895)	(1,042,912)
Deemed dividend associated with beneficial conversion of preferred stock	(833,960)	(4,083)	(2,235,519)	—

Net loss available to common shareholders	$(1,975,435)	(308,318)	$(6,185,414)	$(1,042,912)

Basic and diluted loss per share (1)	$(0.06)	$(0.02)	$(0.28)	$(0.08)
Deemed dividend associated with beneficial conversion of preferred stock (1)	(0.05)	—	(0.15)	—

Loss per share to common shareholders (1)	$(0.11)	$(0.02)	$(0.43)	$(0.08)

Statement of cash flow data:
Net cash used in operating activities	$(856,181)	$(268,047)	$(2,974,052)	$(743,262)
Net cash used in investing activities	(1,430)	—	(181,098)	(9,154)
Net cash provided by (used in) financing activities	(65,135)	294,614	4,571,044	752,595

	March 31, 2003	December 31, 2002

Balance sheet data:
Liquidity capital (2)	$(143,309)	$783,705
Property and equipment, net	157,325	172,295
Intangible assets	5,193,017	5,223,822
Total assets	6,282,697	7,179,618
Notes payable, including current maturities	748,047	813,182
Retained deficit	(9,203,761)	(7,228,326)
Shareholders’ equity (deficit)	4,742,220	5,658,328

1)	See “Net Loss Per Share” within Note 1 to the Financial Statements of Vital Living, Inc. included elsewhere in this document for information regarding the calculation of net loss per share.

2)	Represents (i) cash and cash equivalents, accounts receivables — net, inventory, prepaid expenses and other assets, less (ii) the current portion of long-term debt, accounts payable and accrued expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company’s financial statements and the notes thereto contained elsewhere in this Registration Statement and incorporated by reference within our Form 10-QSB/A for the quarterly period ending March 31, 2003 and our Annual Report on Form 10-KSB/A for the year ended December 31, 2002.

     This discussion contains forward looking statements that involve risks and uncertainties. When used in this prospectus, the words “expect,” “anticipate,” “intend,” “believe,” “estimate,” “plan” and similar expressions as they relate to us are included to identify forward looking statements. Actual results could differ materially from the results discussed in the forward looking statements as a result of many factors, including those described below, in the various risk factors set forth under “Investment Consideration” in this Registration Statement.

Background Overview

     We were formed on January 22, 2001 under the name Nutritional Systems, Inc. Effective May 7, 2001, the Company acquired substantially all the assets of Vital Living, Inc., a Delaware corporation. After the acquisition of Vital Living, Inc. assets, and the subsequent name change of Nutritional Systems, Inc. to Vital Living, Inc., pursuant to the terms of the merger agreement dated as of August 16, 2001, the Company merged with VCM Technology Limited (“VCM”), a company reporting under the Securities and Exchange Act of 1934. As set forth in the terms of the merger agreement, the Company acquired all the outstanding shares of common stock of VCM from its sole stockholder in exchange for 5,062 shares of the Company’s restricted common stock. Vital Living, Inc. which was the successor corporation in the merger, commenced reporting under the Securities and Exchange Act of 1934 by assuming the reporting status of VCM, which in turn provided us with the ability to file for quotation on the OTC:BB.

     The Company develops and markets evidence-based nutraceuticals formulated by physicians for distribution through physicians. The Company is developing and testing nutraceuticals in collaboration with leading medical experts based on the best available scientific evidence. Vital Living nutraceuticals are designed to be incorporated by physicians into a standard physician/patient program, supported by a specially designed compliance regimen. Our initial area of focus is cardiovascular health, the leading health concern in America affecting 60 million consumers.

     In November 2002, we completed the acquisition of all of the outstanding equity of MAF by the issuance of 2,500,000 share of the Company’s common stock. MAF was a private company located in Boonton, NJ, which formulates, markets and distributes natural and organic food based preventative nutraceuticals and therapeutic/functional food products designed for high efficacy to support proactive human cell maintenance and rehabilitation, essential in the prevention and treatment of disease, as well as overall optimal body performance and metabolic function. In July 2003, we completed the acquisition of certain assets of COF by the issuance of 2,600,000 shares of Common Stock. COF was a privately held company located in Springfield Utah marketing through a license, the original line of Dr. Christopher’s natural and organic supplement.

     The Company acquired MAF and COF in an attempt to both broaden its product lines, and gain a distribution network other than the physician “prescription” and physician recommendation method which is being used for Essentum™.

     The negotiations for both acquisitions were conducted on an arms length basis, and each party was represented by separate counsel and separate investing banking and financial advisors. Pursuant to the MAF transaction, which was a stock acquisition, the Company acquired all of the intellectual property comprising the MAF product lines. At the closing, MAF had negative working capital of $(64,758) (before current maturities of long-term debt), office furniture and equipment of $8,232, intellectual property of $327,520 and notes payable and long-term debt of $864,133.

Pursuant to the COF transaction, the Company, through NSI, acquired for Company stock certain other assets and specified liabilities of COF. This acquisition enabled NSI to continue to market the line of Dr. Christopher products. At June 30, 2003, COF had assets of $822,704, including $65,388 of furniture and equipment.

Results of Operations for the Quarter Ended March 31, 2003 Compared to the Quarter Ended March 31, 2002

Revenue: Revenue is generated from the sale of nutritional products. Total revenue for the quarter ended March 31, 2003 was $425,324 an increase of $404,547 or 1947% from $20,777 in 2002. A large portion of the increase in revenue was due to the acquisition of MAF in November 2002 which contributed approximately $400,000 of the overall increase.

Cost of Goods Sold and Gross Profit: Cost of goods sold for the quarter ended March 31, 2003 was $280,408, an increase of $268,218, compared to $12,190 for 2002. A large portion of the increase was due to the acquisition of MAF and its corresponding increase in product sales which contributed approximately $255,000 of the overall increase.

Gross profit decreased for the quarter ended March 31, 2003 to 34% compared to 41% for the three month ended March 31, 2002. The decrease in gross profit percentage reflects a lower overall margin realized on MAF products which comprised a majority of the revenues and cost of goods sold as referred to above.

Administrative Expense: Payroll and other labor costs increased to $368,035 for the quarter ended March 31, 2003 compared to $174,918 for 2002. The increase is primarily due to the acquisition of MAF and their existing employees and the addition of one new executive in April 2002.

Consulting and professional fees increased to $469,056 compared to $53,646 for the same period a year ago. This increase was the result of entering into various consulting agreements with individuals to provide strategic business planning, product branding and marketing and product development services. These consultants were generally paid a portion of their services in cash with the majority of their compensation tied to performance which was paid for by the issuance of common stock, common stock options or warrants. Included within 2003 consulting and professional expense is $137,718 of expenses that was paid from the issuance of common stock, options and warrants. A majority of the remainder of the increase in consulting and professional expenses is due to general legal, accounting and investor relation expenses.

Office and equipment rent increased to $39,296 compared to $19,338 for 2002. This increase was primarily attributable to the need for additional space to accommodate the acquisition of MAF and the organic growth of the existing product lines. The Company relocated its corporate office in Phoenix during June 2002 which has higher monthly rentals which contributed approximately $18,000 of the increase in rent expense in 2003.

Selling, general and administrative expenses increased to $253,387 for the three months ended March 31, 2003 compared to $54,670 for the same period in the prior year. The increase is due the acquisition of MAF and the overall general increase in selling and marketing activity as the Company continues to expand its markets. It is expected that selling, general and administrative expenses will continue to be significant as the Company continues to expand its marking efforts of Essentum™ and new and existing products.

Research and development (“R&D”) costs are expensed as they are incurred and totaled $143,636 for the quarter ended March 31, 2003 compared to $10,250 for 2002. During 2002, several consultants were engaged to assist in formulating and branding the new product Essentum™. R&D expenses primarily consist of a portion of the salary of an employee, consulting and R&D related travel expenses. Included within R&D is $87,649 of consulting expenses that were paid by the issuance of common stock, options and warrants. The Company expects that R&D activities will continue to be incurred in the future and will include an anticipated clinical trial of its new product Essentum™ during mid 2003 which is estimated to cost between $100,000 and $150,000.

Net loss: The Company’s net loss from operations for the quarter ended March 31, 2003 was $(1,141,475) compared to a net loss of $(304,235) during 2002, an increase of $837,240. The increase in net loss was primarily the result of increased support and infrastructure costs, including personnel, consultants and other professionals associated with the anticipated growth of its products and the acquisition of MAF. During the year ended December 31, 2002 and through the first quarter of 2003, the Company continued to sell it existing retail product lines but sales are not sufficient to cover existing overhead and fund new product marketing efforts. It is expected that the Company will continue to incur losses while it transitions its product lines from its existing retail inventory of traditional supplements to its condition specific supplements (such as Essentum™) and they gain acceptance in the market and become more widely distributed throughout the Company’s distribution network. The acquisition of MAF and the exploitation of its distribution channels will provide future opportunity for growth and as new products are introduced. Although the Company anticipates that it will achieve positive cash flow from operations this year, there are no assurances that the sales of the Company’s products will achieve volumes in quantities sufficient to sustain ongoing operations. Accordingly, the Company may continue to raise capital through the issuance of its common and/or preferred stock or debt instruments in order to maintain its existing business strategy until such time that cash flows from operations are sufficient to satisfy its obligations as they come due.

Results of Operations For the Year Ended December 31, 2002 Compared to the Period from Inception (January 22, 2001) through December 31, 2001

Revenue. Revenue is generated from the sale of nutritional products. Total revenue for the year ended December 31, 2002 was $260,844, an increase of $170,553, or 189%, from $90,291 in 2001. The majority of the increase in revenue was due to acquisition of MAF in November 2002 which contributed approximately $138,000 to total revenue. A portion of the increase for the year ended December 31, 2002 compared to 2001 was due to the introduction of the Company’s new product, Essentum™, which commenced in August of 2002. Total sales of Essentum were approximately $29,000 from the date that it was introduced through December 31, 2002. There were no such sales of this product during 2001. The remainder of the increase was due to the Company having a full year of operation in 2002 compared to only eight months in 2001.

Cost of Goods Sold and Gross Profit. Cost of goods sold for the year ended December 31, 2002 was $193,032, a decrease of $112,996, or 37%, compared to $306,028 for 2001. The majority of the decrease was due to a write-off of inventory of $262,626 to reflect inventory at its net realizable value. All of the products that the Company sells have a limited life span and at that time a write-off was necessary due to an oversupply of certain retail products that more than likely would have exceeded their expiration dates before they could be sold. There was no such write down of inventory in 2002. The acquisition of MAF increased cost of sales by approximately $67,000 in 2002 and cost of sales of existing products increased by $82,000 in 2001 primarily due to higher than expected costs of shipping and product storage.

Gross profit increased significantly for the year ended December 31, 2002 to 26% compared to 2001. The increase in gross profit percentage reflects the write-off of inventory during 2001, as referenced above, offset by a lower profit margin in 2002 due to higher costs of shipping and storage as referenced to above. Generally Essentum™ has higher profit margins than products in the CAM channel. Excluding this one time write-off of inventory gross profit margins would have been 52% for the year ended December 31, 2001.

Administrative Expense. For the year ended December 31, 2002, administrative expense was $4,022,132, an increase of $3,197,571, or 388% compared to $824,561 for the same period last year. The increase for the year ended December 31, 2002 versus the same period in 2001 is primarily due to increased support and infrastructure costs, including personnel, consultants and other professionals associated with the development and launch of the Company’s new product Essentum™. Additionally, the purchase of MAF increased administrative expenses by $189,000 for the year ended December 31, 2002.

Payroll and other labor costs increased to $1,341,103 for the year ended December 31, 2002 compared to $232,173 for 2001. The current year amount is comprised of $947,000 of salaries and benefits and $394,000 of contract labor costs. Since acquiring Vital Living Inc. (an Arizona Corporation) during May 2001, a portion of the increase in payroll and other labor costs is attributable to having a full year of operations in 2002 compared to only eight months in 2001. Additionally, two new executives were added in October of 2001 and one executive was added in April of 2002. A signing bonus of $150,000 was paid to the new executive who joined the Company in 2002 and $67,500 was paid to the former President upon termination of his employment agreement.

Consulting and professional fees increased to $1,607,621 compared to $184,428 for the same period a year ago. This increase was the result of entering into various consulting agreements with individuals to provide strategic business planning, product branding and marketing and product development services. These consultants were generally paid a portion of their services in cash with the majority of their compensation tied to performance which was paid for by the issuance of common stock, common stock options or warrants. Included within 2002 consulting and professional expense is $459,000 of expenses that was paid from the issuance of common stock, options and warrants.

Office and equipment rent increased to $151,148 compared to $48,624 for 2001. This increase was partially due to a full year of office and equipment rent in 2002 compared to only eight months in 2001 which contributed approximately $24,000 of the overall increase. To accommodated anticipated growth and needed office space, the Company relocated its corporate office in Phoenix during June 2002 which has higher monthly rentals which contributed approximately $55,000 of the increase in rent expense in 2002. Since the acquisition of MAF, its headquarters have been moved to Boonton, New Jersey.

Selling and general and administrative expensed increased due to a general increase in selling and marketing activity. It is expected the administrative expenses will continue to be significant as the Company continues to expand its marking efforts of its Essentum™ product and explore other channels to market its other existing products.

Research and development (“R&D”) costs are expensed as they are incurred and totaled $510,436 for the year ended December 31, 2002 compared to $37,500 for 2001. Prior to 2002, the Company had not conducted a significant amount of R&D activities. During 2002, several consultants were engaged to assist in formulating and branding the new product Essentum™. R&D expenses primarily consist of a portion of the salary of an employee, consulting and R&D related travel expenses. Included within R&D consulting is $274,000 of expenses that were paid by the issuance of common stock, options and warrants. The Company expects that R&D activities will continue to be incurred in the future and will include an anticipated clinical trial of its new product Essentum™ during mid 2003 which is estimated to cost between $100,000 and $150,000.

Net loss. The Company’s net loss from operations for the year ended December 31, 2002 was $3,949,895 compared to a net loss of $1,042,912 during 2001, an increase of $2,096,983 or 279%. The increase in net loss was primarily the result of increased support and infrastructure costs, including personnel, consultants and other professionals associated with the anticipated launch of the Company’s new product Essentum™, as referenced above. During the year ended December 31, 2002, the Company continued to sell it existing retail product lines but sales are not sufficient to cover existing overhead and fund new product marketing efforts. It is expected that the Company will continue to incur losses while it transitions its product lines from its existing retail inventory of traditional supplements to its condition specific supplements (such as Essentum™) and they gain acceptance in the market and become more widely distributed throughout the Company’s distribution network. There is no assurance that the sales of the Company’s products will achieve volumes in quantities sufficient to sustain ongoing operations. Accordingly, the Company will continue to raise capital through the issuance of its common and/or preferred stock or debt instruments in order to maintain its existing business strategy.

Period from Inception (January 22, 2001) through December 31, 2001

Revenues. Revenues for the year ended December 31, 2001 were $90,291, which were the first revenues received by the Company since inception.

Cost of Sales. Cost of sales was $306,028, which included a one-time inventory write down of $262,626, providing a gross loss of $215,737. All of the products that the Company sells have a limited life span thus a write-down was necessary due to an oversupply of certain retail products that more than likely would have exceeded their expiration dates before they could be sold. At December 31, 2001 the Company wrote its inventory down to the market value of the overall inventory. This was done because the volume of sales of products were not as expected and the products were within six months of expiration.

Administrative Expenses. General and administrative expenses for the year ended December 31, 2001 were $824,561. General and administrative expenses were comprised of payroll and other labor costs of $232,173, consulting and professional expenses of $184,428 utilized to expand and support its infrastructure as well as selling and general and administrative expenses of $171,836 attributable to primarily normal administrative costs of conducting its operations and costs of maintaining its corporate office and related office equipment. The company also incurred $150,000 of organization expense when the Company was originally acquired and the organizational structure was put in place. This cost was expensed as incurred. R & D expenses were approximately $37,500 and were largely comprised of third party consulting expenses.

Net Loss. Net loss for the Company was $1,042,912 for the Period from Inception (January 22, 2001) through December 31, 2001. The net loss was primarily the result of support and infrastructure costs, including personnel, consultants and other professionals needed to exploit the Company’s business strategy, primarily the development and eventual launch of its new product Essentum™. During 2001 the Company continued to sell it existing retail product lines but sales were not sufficient to cover existing overhead and fund new product development and marketing efforts. It is expected that the Company will continue to incur losses while it transitions its product lines from its existing retail inventory of traditional supplements to its condition specific supplements offered through physicians. There is no assurance that the sales of products will achieve volumes in quantities sufficient to sustain ongoing operations. Accordingly, we will continue to raise capital through the issuance of Common Stock, preferred stock, or debt instruments in order to maintain its existing business strategy.

Liquidity and Capital Reserves

     The accompanying consolidated financial statements have been prepared assuming the Company will continue on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has suffered recurring losses from operations during its operating history. Although management believes that the aggregate net proceeds of approximately $4.8 million from the two private offerings in 2002, $1,000,000 raised from the private sale to a single investor of the Series B Preferred Stock in April 2003, together with funds from operations will be sufficient to cover anticipated cash requirements for the near term, management will be required to raise additional capital through an offering of securities to fund the Company’s operations, and will attempt to continue raising capital resources until such time as the Company generates revenues sufficient to maintain itself as a viable entity. Management is in the process of acquiring and developing products for sale which would generate revenue to sustain the operations of the Company. If successful, these actions will serve to mitigate the factors which have raised substantial doubt about the Company’s ability to continue as a going concern and increase the availability of resources for funding of the Company’s current operations and future market development. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. No assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms. Moreover, available financing may be dilutive to investors.

     Over the next few quarters the Company anticipates making several material capital expenditures to be made. The first is an upgrade of its database management/business software and hardware. As of June 30, 2003, the Company has expended approximately $81,000 on upgrades of its management/business information software and computer hardware and expects future expenditures to be $25,000 to upgrade existing hardware.

     In connection with the MAF Acquisition, the Company assumed its outstanding debt obligations and provided a guaranty of approximately (i) $242,000 of MAF debt which was incurred in connection with MAF’s acquisition in early 2002 of Boulder Endurance Co., Inc. The Company also guaranteed a loan obligation of MAF of $582,000, which amount relates to a loan facility from Commerce Bank NA of Flemington, NJ. This obligation, which bears interest at the prime rate plus 1.5% and matures in 2008, is 75% guaranteed by the U.S. Small Business Administration. At March 31, 2003, $748,047 remains outstanding on the MAF Debt. In fiscal 2003, we will pay $210,937 in principal and interest on the Boulder Debt and $119,638 in principal and interest for the Commerce Bank loan. At the end of 2003, $41,000 of principal debt will remain owing in respect of the Boulder Debt and, $493,000 will remain owing to Commerce Bank. The Commerce Bank obligation matures on December 14, 2008. The Boulder Debt is guaranteed by Mr. William Coppel. The Commerce Bank debt is guaranteed by Mr. Coppel and Dr. Phillip B. Maffetone, a founder of MAF and member of the Nutritional Advisory Board, and is further secured by second and third mortgages on certain real estate in New Jersey and New York. In connection with the MAF Acquisition, we assumed both the Boulder debt and the Commerce Bank debt, and indemnified certain MAF shareholders against any obligations thereunder. Our ability to service these obligations is uncertain without additional financing or an increase in revenue and the existing terms of these obligations may make further financing difficult to obtain.

     To the extent that there are cash flow shortages, the Company intends to finance its operations through the sale of equity securities, which would include the private sales of common and preferred stock. On June 21, 2002, Vital Living completed a private placement offering of 3,712,000 shares of Series A Preferred Stock at $1.00 per share resulting in cash proceeds of $3,593,807, net of expenses of $118,193. The Preferred Stock was sold directly by the Company to accredited investors and no commissions were paid on any funds raised. It is anticipated that the Company will, from time to time, seek financing from the private placement of common and /or preferred stock until such time as the Company generates sufficient revenues from its operations to cover operating expenses. The Company has suffered losses from operations during its operating history and its ability to continue as a going concern is dependent upon obtaining future profitable operations. Accordingly, no assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms. Moreover, favorable financing may be dilutive to the shareholders.

     Concurrently with the closing of the MAF Acquisition, the Company completed the initial placement of 18.678 Units, each Unit consisting of 70,000 shares of Common Stock, five year warrants to acquire a 70,000 shares of Common Stock, such warrants at an exercise price of $1.65 per share (the “Series B Warrants”) and five year warrants to acquire 70,000 shares of Common Stock at an exercise price of $2.14 per share (the “Series C Warrants”). The total proceeds raised in the initial closing of the offering, was $1,307,500, and $60,000 was raised in a subsequent closing, or an additional .858 units. Offering expenses were $170,385 which has been netted against the proceeds collected as presented within the statement of stockholders equity for the year ended December 31, 2002.

     The aggregate number of shares of Common Stock issued in all of the closings was 1,367,500 shares. A like number of Series B Warrants and Series C Warrants were also issued. The Company has an obligation to register the shares of Common Stock issued in connection with the private placement, as well as the shares which may be issued upon exercise of the Series B Warrants and Series C Warrants, within 90 days from the closing, subject to extension in certain events.

     On April 16, 2003, the Company sold units in the principal amount of $1,000,000, aggregating 1,000,000 shares of Series B Preferred Stock, and 1,000,000 Series D Warrants at an exercise price of $1.30 per share and 1,000,000 Series E Warrants at an exercise price of $1.60 per share. The securities were purchased by a single investor, Strong International Enterprises, Ltd. of Hong Kong (“Strong”). Steve Chen, a shareholder of the Company, facilitated the placement of the units and received 200,000 Series D Warrants at an exercise price of $1.30 per share in connection with the sale, together with a commission of 12.5% of the gross proceeds raised. Strong has no registration rights relative to the investment. In July 2003, Strong increased its investment in the Company by acquiring 500,000 shares of Series C Preferred, together with 500,000 Series D Warrants and 500,000 of Series E Warrants. Mr. Chen received a commission of $62,500, 62,500 shares of common stock, 250,000 Series D Warrants at an exercise price of $1.30 per share, and a separate option to acquire 62,500 shares of Common Stock at $1.00 per share. Strong has the option of acquiring up to $2.5 million in principal amount of Series C Preferred, although we may elect not to complete such additional sales. We are not engaged in any other public or private placement of securities.

     In the event that the Company does not achieve a positive cash flow, and in the event the Company is unable to generate capital from loans, the sales of the its common or preferred stock, or revenues, the Company will be forced to curtail or cease operations until additional capital is available.

Recent Accounting Pronouncements

     In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor’s year end. The adoption of FIN 45 by the Company during the quarter ended March 31, 2003 will not have a material impact on its current financial position and results of operations.

     In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure, an Amendment of FAS No. 123.” SFAS No. 148 provides additional transition guidance for those entities that elect to voluntarily adopt the accounting provisions of SFAS No. 123. SFAS No. 148 also requires that entities that continue to account for stock-based compensation awards using the intrinsic value method of APB No. 25 will be required to provide more prominent disclosures than currently required by SFAS No. 123, including disclosures in interim financial statements. The transition and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The new interim disclosure provisions are effective for the first interim period beginning after December 15, 2002. The Company will continue to account for employee stock-based compensation under APB No. 25 and related interpretations. The Company will adopt the annual disclosure requirements in its financial statements for the year ending December 31, 2003, and the interim disclosure requirements beginning in its financial statements for the quarter ending March 31, 2003.

BUSINESS

Introduction

     Our business plan is to market condition specific supplements formulated by physicians for distribution through physicians, as an integral part of patient treatment protocols. Specifically, we intend to market products in the medical foods category of nutritional products in order to address the distinctive nutritional requirements of people with particular diseases under medical supervision. Medical foods is defined in section 5(b) of the Orphan Drug Act (21 U.S.C. 360ee(b)(S)) as a food which is formulated to be consumed or administered internally under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which distinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation. Our strategy is to target major health issues affecting large segments of the population, and with our physician partners, design and market medical food supplements which are intended to be incorporated into a prescribed and/or recommended health regimen recommended by physicians, complementing and not contraindicated for existing pharmaceutical therapy. Our products do not currently require regulatory approval.

     Studies published in the Data Digest of the AARP Public Policy Institute and the Nutrition Business Institute indicate that while American consumers spend over $15.7 billion dollars a year on nutritional supplements, most of that spending is self-directed and not specifically recommended by physicians. Today, there is an increasingly persuasive body of evidence showing the efficacy of nutritional supplements and how important they can be in promoting better health. Our strategy is to develop optimal formulations of medical food supplements based on the best scientific evidence available for condition specific patient populations, so that physicians can recommend these products to their patients with confidence that the products are evidence-based and developed to work synergistically with their standard patient treatment protocols.

     Having medical food supplements prescribed and/or recommended by physicians, we will be creating a new and distinct market and marketing approach for medical food supplements. Our marketing strategy will be uniquely distinct from current distribution patterns which largely consist of products formulated to reach established retail price points rather than providing functional levels of active ingredients. These products are formulated for the general public and do not take into account condition specific diseases and may contraindicate with physician prescribed and/or recommended pharmaceuticals.

Business Plan

     Our business strategy capitalizes on the growing patient interest in and use of nutritional supplements to augment their traditional health care protocols. Physicians largely have been unable to respond to this trend, or to their patients’ questions on the subject matter, due to the lack of education about nutritional supplements and a lack of substantiation of nutritional supplements’ safety and efficacy. We intend to provide nutritional products that physicians can confidently recommend to their patients.

     According to the Nutrition Business Journal Supplement Business Report 2001, the U.S. nutritional supplement market alone has grown from nearly $6.0 billion in 1990 to more than $15.7 billion in 2000. Including functional (or health orientated) foods, personal care and organic foods total spending increased to $48.2 billion. Most sales have occurred through independent health food stores and health food chains, mail order and Internet sites and mass-market food and drug outlets. Use of vitamins, minerals, herbs and other supplements is at an all-time high as consumers seek nutritional products to improve their general health, increase their longevity and enhance the overall quality of their lives. Seventy percent of adult Americans (based on a survey where the term total population was 78% of the US population) use nutritional supplements, with 34% of the population identifying themselves as regular consumers.

     There is a substantial and growing body of evidence showing that specific nutritional programs and properly formulated nutritional supplements have a significant positive impact on patient health. For example, the large, placebo-controlled, randomized GISSI Prevention trial (GISSI-Prevenzione Investigators, 1999) demonstrated that “at risk” participants (i.e., patients who have conditions such as obesity, high cholesterol or family history, which would indicate that they have a high tendency to suffer from cardiovascular disease) taking one gram daily of omega-3 fish oil supplements had, over a three and one-half year period, a fourteen percent reduction in total deaths and a seventeen percent reduction in cardiovascular deaths. Omega-3 fatty acids are DHA & EPA (docosahexaenoic acid and eicosapentaenoic acid) which are contained in fish oil and commonly sold as supplements. There are also numerous supplements that have demonstrated healthful benefits in properly designed and controlled clinical trials. Examples include:

1.	Omega-3 fatty acid supplements reduce cardiovascular disease risk;

2.	B vitamins for lowering elevated homocysteine and promoting cardiovascular health;

3.	Plant sterols (phylochemeds which inhibit cholesterol formation) for lowering LDL (1000 density lipoprotein, or so called “bad” cholesterol) cholesterol and total blood lipids; and

4.	Niacin (or Vitamin B3) promotes healthy HDL (high density lipoprotein, or so called “good” cholesterol ) cholesterol levels.

     Despite such growth, one of the main areas of future growth of nutritional supplements, and medical foods and one of the most coveted is the physician market. The pharmaceutical model (i.e., where doctors give written recommendations which are fulfilled by third party pharmacies) is not only the strongest and most profitable segment treatment for drug therapies, it has also long been an opponent of the nutrition model due to lack of knowledge and scientific evidence.

     Historically, traditional medical doctors have not embraced nutritional supplements for three reasons. First, they have regarded them as unproven and lacking in scientific support. Second, they have been put off by the nutritional supplement industry’s often-excessive hyperbole. Third, the business model requiring physicians to carry inventory and to act as salespersons has not been well received.

In the marketing and production of EssentumTM we have attempted to address these concerns by:

1.	utilizing clinically proven ingredients in our condition-specific formulations;

2.	assembling a panel of physicians active in the fields of cardiovascular treatment and prevention to build consensus and endorse the creation of integrated treatment protocols;

3.	creating a business model similar to the established pharmaceutical industry distribution model; and

4.	providing patient educational tools, logistical and fulfillment support, thereby removing the need for physicians to stock inventory and act as salespersons.

     We also intend to provide a lifestyle program which will include a persistence and compliance component addressing ongoing participation in the comprehensive diet and activity program and behavior modification program. The program will be packaged in an attractive, patient-friendly presentation that will include an organizational planner outlining the program; a welcome message from Dr. Diethrich introducing the patient to the program; and collateral materials. The program will also include, subject to an increase in our staffing, active outreach by our staff, whereby nurse practitioners and other skilled staff will contact participants by telephone to answer questions and provide motivational support. It is also anticipated that an interactive website will be available for patient questions, education and other activities that bond the patient to the program.

Initial Product and Marketing Strategy

     Our first target market is cardiovascular health. Cardiovascular disease affects 60 million Americans and is the leading cause of death in the U.S. The American Heart Association estimates that 100 million Americans could benefit from improved dietary and exercise regimens to reduce their risk of heart attack. To address this market, we signed an agreement with AHI, an affiliate of publicly held MedCath Corporation, which is a publicly held company involved in the design, development and operation of specialized heart hospitals in partnership with cardiologists and cardiovascular surgeons.

     Pursuant to the terms of our agreement with AHI, we intend to market Essentum™ for cardiovascular health through AHI and its 15 affiliated heart institutes. AHI and its affiliates serve between 22,000 and 25,000 new patients a year and have a database of over 150,000 heart patients. Working with Edward B. Diethrich, M.D., founder of AHI, we have developed a comprehensive program incorporating medical food supplements that AHI physicians will recommend and or prescribe to its new patients. The key to implementation of our business model will be the introduction of a physician-directed medical food supplement regimen that complements commonly prescribed pharmaceuticals used for cardiovascular disease.

     The efficacy of the product is being tested by a study conducted by the Phoenix Fire Department (“PFD”). Pursuant to the terms of the agreement, the PFD agreed to conduct a double blind placebo controlled study for 8 to 12 weeks to determine the viability of Essentum. The agreement provides that a PFD will designate a principal investigator, who has been designated as Dr. James Fleming. Vital Living is responsible for the cost of furnishing the product, and the cost of all bloodwork. Banner Health Services, an independent agency, is supervising the tests. The study is schedule to be completed in the first half of 2003. Neither the Phoenix Fire Department nor Dr. Fleming is being compensated for any services rendered relative to the study. Banner Health, which established the protocols for the study, received a fee of $2,000.

     Under our agreement with AHI, which began in August 2001 and has a term of three years, AHI has agreed to act in the capacity of a strategic partner in the distribution of our nutraceutical products, and they have agreed not to promote or endorse any other line of nutritional products relative to cardiovascular disease. Additionally, AHI will provide a marketing platform for the sale of our nutritional products by assisting in clinical trials, providing the AHI logo on our products and initialing the dissemination of information through their existing patient database, in addition to other assistance such as introductions to competitive heart institutes. Notwithstanding the foregoing, should a competitive product be developed which AHI considers superior to our products, AHI may have an ethical obligation to recommend such product, notwithstanding the potential that this would be a breach of the AHI Agreement. In such event we would be forced to consider whether to sue for damages, or consider other remedies.

     In order to insure the privacy rights of its patients, AHI handles the initial solicitation of interest in the product by direct mailing to certain patients in its database which have been selected by AHI. To date, AHI has sent out material to patients who have visited AHI in the last three years. If patients are interested in EssentumTM, they directly contact us. The solicitation material discloses that EssentumTM was developed with AHI, and that AHI participates in revenue generated from the sale of EssentumTM.

     AHI, in addition to certain options described below will receive a 12% royalty on net revenue of sales to AHI patients, and 6% of net revenues from competitive heart institutes. In addition to the royalty consideration, AHI has received options to purchase 1,000,000 shares of our common stock at $0.35 per share, the options vest as follows: 600,000 vest upon AHI agreeing to the logo material; 200,000 options will vest when gross aggregate sales of AHI and their affiliated clinics equal $1.0 million; and 200,000 vest when aggregate gross aggregate sales equal $1.5 million. All shares issued upon exercise of these options will be restricted securities under Rule 144 and may not be sold until one year has passed from the exercise of the option.

     In July 2003, the Company and AHI executed an amendment to the AHI Agreement, extending the term for an additional year. In consideration for such extension, AHI received the right to exercise 100,000 shares of Common Stock through a “net exercise” provision (i.e. a certain amount of options are cancelled by virtue of an option exercise), and the option exercise period was extended to three years. AHI also agreed not to sell in excess of 25,000 shares received in any rolling 30 day period. AHI also assigned its commissions and royalties to Cordian LLC, an entity affiliated with Dr. Diethrich’s family.

     AHI began the distribution of Essentum™ in August 2002 and we are working with AHI to more effectively market and distribute our product among its physician network. In an effort to broaden our marketing base, we entered into an agreement with National Provider Network, a subsidiary of Medical Resource, Inc., based in Marlton, N.J., effective September 30, 2002. National Provider Network and its affiliates operate a preferred provider network which consists of approximately 300,000 physicians and 30,000 participating ancillary facilities and hospitals. Pursuant to the terms of the agreement, National Provider Network will actively market and distribute Essentum™ while we will be solely responsible for manufacturing Essentum™. The Agreement will continue for three years from its effective date, and will automatically renew for additional one-year terms unless either party gives notice of its intent not to renew the agreement not less than sixty (60) days prior to the end of the then current term. Either party may terminate the agreement for cause on 30 days written notice. The agreement provides that the Network, on a weekly basis, submits to us the number of orders and address of patients, which are shipped directly by us. We are paid direct by the Network for the orders, which orders are priced at our wholesale price. The Network collects from the patient the then applicable retail price. Network will be compensated solely, and no commissions or royalties will be paid by us. To date, there have been no revenue generated as a result of this agreement.

     We have also entered into an agreement effective as of February 3, 2003, with CHG Allied, Inc. (“CHGA”), a discount health care provider. CHGA operates a network of chiropractic, acupuncture and physical therapy clinics as well as a full service general insurance agency. Pursuant to the terms of the agreement, CHGA has agreed to market our products at a slight discount to the suggested retail price. CHGA, at its own expenses, will include a category and description of our products. In return, we will pay CHGA a 20% commission on all accepted orders. The term of the CHGA Agreement is for three years, with an automatic renewal for one year unless either party gives notice of an intent not to renew not less than 60 days prior to the agreements expiration. To date, there has been no revenue generated as a result of this agreement.

     We currently intend, subject to adequate financing and the commercial acceptance of Essentum™, to develop similar regimens with physician groups or provider organizations to address other major health concerns, such as menopause, cancer, diabetes and obesity.

     Details of the AHI Program: Nationwide Launch

     We have fulfilled our milestone marker contractual commitments with AHI allowing us access to AHI’s complete database, including both existing and new patients. Our agreement with AHI provides that AHI will incorporate our medical food supplements into its recommended healthy heart protocol and will collaborate with us to ensure high penetration and compliance rates. It is our intention, following the completion of the clinical trial, in June 2003, that we will introduce, on a nationwide basis, our medical food supplement regimen for cardiovascular health at the 18th International Congress on Endovascular Interventions, hosted by Dr. Diethrich and AHI in Phoenix in February 2004. This event is one of the most highly regarded and well-attended symposia of its kind, attracting more than 2,500 cardiovascular specialists, including cardiologists, cardiovascular surgeons, cardiovascular institutes and others from around the world. This event has also been a venue for the introduction of many scientific and medical breakthroughs in the treatment and prevention of cardiovascular disease that have been successfully launched.

     International Launch of the Cardiovascular Health Regimen

     We have also entered into a five-year distribution agreement (the “AHIHK Agreement”) with AHI Hong Kong, Ltd., (“AHIHK”), an affiliate of AHI, to market our cardiovascular medical food supplements regimen in China. According to an article published by the Wall Street Journal, 30% of adult Chinese are at risk to have cardiovascular disease through either high blood pressure or elevated cholesterol levels, and an additional four million new cases are reported each year. AHIHK currently supplies products and equipment to treat cardiovascular disease to Chinese physicians, hospitals and clinics, and is collaborating with the Chinese government to build the first American-style heart hospital, which is scheduled to open during 2003 in Beijing.

     Under the terms of the AHIHK Agreement, AHI Management Hong Kong is to act in the capacity of an exclusive distributor of our products in China, Taiwan, and Hong Kong. The products will be purchased by AHI Management Hong Kong for a price 30% over our cost. In consideration for acting as the exclusive distributor in the above territories, AHI Management Hong Kong has received options to purchase 1,000,000 shares of our common stock at $0.35 per share; which options vest as follows: 300,000 vested on August 21, 2001, however the options are subject to recall by us if gross aggregate sales of the products does not equal or exceed $2.0 million within the first 30 months; 100,000 will vest when gross aggregate sales equal $5.0 million; 200,000 will vest when gross aggregate sales equal $8.0 million; 200,000 will vest when gross aggregate sales equal $12.0 million; and the remaining 200,000 will vest when gross aggregate sales reach or exceed $15.0 million. All shares that are issued under the exercise of options will be restricted securities and may not be sold for a one year period after the exercise of the option.

     For a description of AHIHK remuneration, see “Stock Option Plans” and “Option Compensation to AHI, Consultants and Members of the Scientific Advisory Board.”

     We continue to explore other possibilities with regard to the distribution of our products in other countries, and we will evaluate the regulatory and distribution structures in Europe, Asia and other major countries to determine the best way to distribute our cardiovascular health regimen in those markets.

Manufacturing and Inventory of Essentum™.

     The principal raw materials used in the manufacture of our medical food supplements are natural ingredients purchased from manufacturers primarily in the U.S., with certain materials imported from other countries. These raw materials are purchased by us directly, which together with our suppliers, maintain the responsibility for documenting all certificates of analysis for the materials in accordance with Good Manufacturing Practices (“GMP”) and guidelines. The raw materials are sent directly to our manufacturers for milling and other fabrication. We believe that the materials purchased from suppliers are readily available from numerous sources and that the loss of these suppliers would not adversely affect our operations.

     Our Essentum™ products are manufactured by Arizona Nutrional Supplements (“ANS”) of Chandler, Arizona. Should they prove inadequate, we believe that other manufacturers can be located either locally or in other parts of the country. We continually receive a majority of the raw materials for this product from Deguse BioAction, located in Champaign, Illinois. Other raw ingredients necessary for the formulation of Essentum™ are currently secured for us by ANS.

     Historically we have not had any difficulties with obtaining the raw ingredients for our products or customary terms which have not been effected by any shortages. However, many of the ingredients contained in our products are picked in the wild, rather than farm cultivated, which could result in an unstable supply. A shortage of these ingredients, when coupled with the possibility of continued increases in demand, could result in significant increases in the price of the raw materials used in our products. If supply shortages were to occur and we were unable to meet the demands of our customers, even if for only a short time, the result could be a long-term decrease in the anticipated sales of our products. There can be no assurance, on a long term basis, that an adequate supply of ingredients will be available to us and on terms commercially reasonable in order for us to meet the supply obligations to our customers. See “Risk Factors — Until Sales Increase We Are Not Likely to Receive Favorable Terms In Either the Acquisition of Raw Materials for Our Products or The Manufacture of Our Inventory; By Keeping Low Inventory Levels We May Incur a Risk If There Is a Material Price Change in Raw Materials.”

MAF Marketing and Sales

     Our November 2002 acquisition of MAF has brought a number of new, complimentary products to us. MAF’s current products, and the status of their development, are as follows:

Nutraceuticals: Containing all-natural and certified organic food based ingredients designed for high efficacy to support proactive human cell maintenance and rehabilitation, essential in the prevention and treatment of disease, our products have been formulated under the brand name Nature’s Dose™. The first two products in this line are Anti-Inflammatory Complex, EPA Formula and Anti-Inflammatory Complex, Flax Formula, both of which have received patent-pending status and are currently being marketed.

Functional foods and beverages: All-natural nutrition bars are unlike virtually every other nutrition or energy bar on the market, based on the combination of four unique and discriminating characteristics: (1) their all-natural ingredient profile, (2) their all-natural nutritional profile, (3) their macronutrient balance (the ratio of carbohydrate, protein and healthy dietary fat) and (4) their specific and effective therapeutic purpose. MAF’s all-natural protein beverage powders demonstrate similar uniqueness.

     In April 2002, MAF acquired certain assets of Boulder Endurance Co., Inc., (“Boulder”) of San Diego, CA, a functional food company with annual sales of $866,000 in 2001. Boulder formulates and markets a certified vegan all-natural nutritional food bar in five flavors. The addition of the Boulder Bar brand to our current product line of all-natural and organic nutritional food bars provides us with immediate, low-cost access to national retail distribution through an extensive and well-established distribution network. This network consists of fifteen of the top distribution companies and approximately 35 brokers representing nine of the leading national natural-product brokerage firms.

     Over the past three years, MAF has developed three channels of distribution, including national retail, (shelf presence in all major natural product food stores and some grocery), consumer direct, (Internet and Inbound telephone sales) and direct to health care practitioners. In so doing, MAF has developed a brand awareness among consumers and healthcare professionals.

     MAF products are distributed by most nutritional distributors, including United Natural Foods and Tree of Life, who we believe are the two largest distribution entities in the nutraceutical industry. We do not have written agreements with any of these entities, each of which acquires products from us on a purchase order basis.

Christophers Marketing and Sales

     Christopher’s products, now sold by NSI, are sold to distributors for subsequent sale to resale stores through the CAM channel and directly to the consumers through the internet and mail order. We do not authorize output agreements with any of the distributors of Christopher’s Products each of which acquire products for use on a purchase order basis.

Manufacturing and Inventory

     Similar to Essentum™, the principal raw materials used in the manufacture of MAF products are purchased from manufacturers primarily in the U.S., following the same GMP procedures. Similar to Essentum™, we are not party to any long term production agreement for any MAF products and are utilizing a variety of manufacturers. Dr. Phil’s Bars and Alma Bars are manufactured by Creative Energy Foods, LLC of Oakland, California, while Phil’s Sticks are manufactured by Boristron International of Burlington, Vermont. Boulder Bars are manufactured by The Hain Celestial Group of Hartford, Connecticut. Our Infla-min™ supplements are manufactured by Captek Softgel International of Cerritos, California and our Road Runner Power is manufactured by Nutri Sport Pharmacal Inc., of Franklin, New Jersey

     The manufacturer of Christopher’s products is currently undertaking, pursuant to the terms of amendment marketing and manufacturing agreement with Christopher’s family, which agreement was assumed by NSI in the acquisition of COF. NSI has the right to terminate the Christopher’s family right to produce Christopher’s products under certain conditions, including in the inability of the family to produce Christopher’s products under GMD procedures. We are generally responsible for supplying the ingredients for the manufacture of those products. Substantially all of Christopher’s products are comprised of natural ingredients which are widely available from multiple sources. In the future, we anticipate to be able to acquire certain of these ingredients directly from growers thereby by-passing customary ingredient distributors.

Products In Development

     We currently are not developing any new products for distribution through the medical channel. With respect to the CAM channel, MAF will be introducing Infla-min™, an inflammatory (i.e. musculatory aches and minor arthritis pain) dietary supplement (an existing product which is being re-marketed under this name for the CAM market), at the beginning of the third quarter of this year. With respect to the MAF health foods distributed at retail, MAF is developing an organic Boulder Bar which will be released in the second quarter of this year, as well as a new line of supplements launched under the Boulder Bar Organic and Nature’s Dose labels. The new line of supplements is proposed to include the following: Phase II Releases (Preventative Therapeutic class): Certified Organic Vitamin C Complex, Certified Organic Vitamin E Complex, Certified Organic Immune Deficiency Formula, Certified Organic Symbiotic Plus (digestive), Certified Organic Diet Support (multi-vitamin), Certified Organic Heart Support Formula, and Certified Organic Skin Support Formula. These will be marketed under both the Boulder Bar label for retail, and under “Nature’s Dose” for the CAM and direct market.

     NSI is developing a new Christopher’s product which consists of a multiple component herbal internal cleansing ingredient which is intended to eliminate from the body various toxins. No significant funds will be spent in the development of these products, as it was substantially completed prior to the acquisition.

     None of these products are subject to regulator review from the FDA. Approximately $100,000 to $150,000 will be spent for the R&D for these products. Additional amounts may be spent for clinical trials, although these trials are not required for certification.

Scientific Advisory Board

     All products are formulated under the direction of our Scientific Advisory Board, which was established in 2001, and includes, among others, PhDs and MDs. The Scientific Advisory Board reviews all formulations and insures that only credible, clinically proven ingredients at the dosage levels proven to work through accredited clinical trials are used.

     Included on the Scientific Advisory Board are Michael Davidson, M.D., Chairman, Thomas G. Allison, Ph.D., Edward B. Diethrich, M.D., Ronald Krauss, M.D., David J. Maron, M.D., Dennis Sprecher, M.D., Harold A. Stein, M.D., John Sutherland, M.D., and Howard B. Wernick, M.D. The Scientific Advisory Board meets on an as needed basis, however generally not less than every six months. The backgrounds of the members of the Scientific Advisory Board are set forth below.

     Michael Davidson, M.D., Chairman, a board-certified cardiologist and Chairman of our Scientific Advisory Board, is the Executive Medical Director of Protocare Trials and CEO of the Chicago Center for Clinical Research. He is also an Associate Professor in the Department of Medicine and Director of the Preventive Cardiology Center at Rush-Presbyterian-St. Luke’s Medical Center, where he directs the multiple risk factor reduction lipid clinic. As a prolific author and lecturer on lipid disorders, nutrition, and arteriosclerosis, Dr. Davidson has coordinated over 500 clinical trials in areas of preventive cardiology and has published more than 100 articles in medical journals, including the Journal of the American Medical Association, the Journal of the American College of Cardiology, Circulation, and Arteriosclerosis. Dr. Davidson is a fellow of the American College of Cardiology and the American College of Chest Physicians. He holds a medical degree from Ohio State University in Columbus and has completed a cardiology fellowship at Rush-Presbyterian-St. Luke’s Medical Center in Chicago.

     Thomas G. Allison, Ph.D., an Associate Professor in Medicine at the Mayo Medical School, and Consultant in Cardiovascular Diseases and Internal Medicine at the Mayo Clinic, has more than 30 years experience in cardiac health and sports medicine. A graduate of Princeton University, Dr. Allison received his Ph.D. in Exercise Physiology from the University of Pittsburgh. He is a member of the American Heart Association’s Council on Nutrition, Physical Activity, and Metabolism, and a member of the American College of Sports Medicine, where he is certified as a Preventative/ Rehabilitative Program Director. Prior to joining the Mayo Medical School, Dr. Allison served in various positions at the Wheeling Hospital, Wheeling, WV, including Director of the Cardiac Center, Director of the Wellness Center, and Executive Director of Corporate Health Services. Previously, Dr. Allison served in various teaching positions, including the University of Pittsburgh and the Diocese of Pittsburgh. Additionally, Dr. Allison has previously won the Secretary’s Award for Health Promotion, U.S. Department of Health and Human Services, and published many articles on cardiovascular health and rehabilitation.

     Edward B. Diethrich, M.D., an internationally renowned cardiovascular surgeon who has been practicing for more than 30 years in Phoenix, AZ, is regarded as one of the world’s pioneers in noninvasive heart disease diagnosis and innovative cardiovascular and intraluminal treatment modalities. In 1971, Dr. Diethrich founded the Arizona Heart Institute (“AHI”), the nation’s first freestanding outpatient clinic devoted solely to the prevention, detection, and treatment of heart and blood vessel diseases. As Medical Director and Chief of Cardiovascular Surgery for AHI, Dr. Diethrich has drawn on his foresight and dynamic pioneering spirit to lead both AHI and its research foundation to levels of prominence in the international medical community. Dr. Diethrich also heads Cardiovascular Services at the Arizona Heart Hospital (“AHH”) where he is Medical Director and Chief of Cardiovascular Surgery. At AHH, Dr. Diethrich performs state-of-the-art endovascular procedures using the very latest in intraluminal devices, many of which he helped design and test in clinical trials.

     Ronald M. Krauss, M.D., is Senior Scientist and Head of the Department of Molecular Medicine at the Lawrence Berkeley National Laboratory, and Adjunct Professor in the Department of Nutritional Sciences, University of California at Berkeley. He received his undergraduate and medical degrees from Harvard University with honors and served his internship and residency on the Harvard Medical Service of Boston City Hospital. Dr. Krauss then joined the staff of the National Heart and Lung Institute in Bethesda, Maryland, first as Clinical Associate and then as Senior Investigator in the Molecular Disease Branch. He has since held numerous appointments as Director or Head of various research programs, primarily at the Lawrence Berkeley National Laboratory of the University of California, Berkeley, and has received numerous research awards. His research involves studies of genetic, dietary, and hormonal effects on plasma lipoproteins and coronary disease risk. Dr. Krauss is board-certified in internal medicine, endocrinology and metabolism, and is a member of several societies, including the American Society for Clinical Investigation, the American Federation for Clinical Research, and the Federation of American Societies for Experimental Biology. He is on the editorial board of Current Opinion in Lipidology, Current Opinion in Endocrinology and Metabolism, the Journal of Lipid Research, Preventive Cardiology, and other journals, and has provided reviews for numerous journals. Dr. Krauss is actively involved with the American Heart Association, having served as Chairman of the Nutrition Committee and presiding on various boards and committees.

David Joel Maron, M.D., a board-certified cardiologist, is an assistant professor of Medicine at Vanderbilt University School of Medicine. He founded the Vanderbilt Heart Disease Prevention Program, a multiple risk factor reduction clinic and is also Co-Founder and Chief Medical Officer of Cardiovascular Services of America, Inc. Dr. Maron was an undergraduate at Stanford University and holds a medical degree from the University of Southern California. He completed internal medicine training at UCLA and completed a cardiology fellowship at Stanford University. Dr. Maron was a research fellow in cardiovascular disease prevention at the Stanford Center for Research in Disease Prevention, and was a Robert Wood Johnson Clinical Scholar. He served as director of the Preventive Medicine and Preventive Cardiology Clinics at Stanford University Medical Center prior to joining the faculty at Vanderbilt University to become Director of Preventive Cardiology. Dr. Maron’s clinical research background encompasses pharmaceutical, nutraceutical, and lifestyle clinical trials. His research interest is in cholesterol and the prevention of heart disease. He has written numerous original research articles, review articles and book chapters. His work has been published in the Journal of the American Medical Association, Circulation, and the American Journal of Cardiology. Dr. Maron is a member of the Alpha Omega Alpha society and is a fellow of the American Heart Association Council on Epidemiology and the American College of Cardiology.

Dennis Sprecher, M.D., joined the Cleveland Clinic Heart Center in 1995 as section head of the Preventive Cardiology Program. Prior to coming to the Cleveland Clinic, his most recent positions included section head of preventive cardiology at the University of Cincinnati Hospital and director of the Children’s Hospital Lipid Clinic in Cincinnati. Dr. Sprecher is board-certified in internal medicine and in the subspecialty of cardiovascular disease. He is a fellow of the American College of Physicians, and is a member of the American Society of Human Genetics, the American Association for the Advancement of Science, and the American Heart Association, among others. Dr. Sprecher is a prolific lecturer and author, and has received support grants and contracts for many research projects. His specialty and research interests include lipid disorders and cardiovascular genetic analysis. He spent five years at the National Institutes of Health as a senior research fellow where he received his formal training in lipoprotein metabolism and biochemical/genetic research. Dr. Sprecher graduated from the Boston University School of Medicine in 1978. He completed his internship and residency in internal medicine at the Michael Reese Hospital, Chicago, Illinois, and his cardiology fellowship at Duke University, Durham, North Carolina.

Harold Stein, M.D., graduated from medical school in 1953. After completing an internship at Mount Sinai Hospital in Toronto, he received a fellowship to study ophthalmology and ophthalmic surgery at the Mayo Clinic in Rochester, Minnesota. Dr. Stein is the author and/or co-author of several textbooks. He is on the editorial board of several international ophthalmic journals.

John A. Sutherland, M.D., Noninvasive Cardiologist, Medical Director of ECP Program at the Arizona Heart Institute. Dr. Sutherland joined the Arizona Heart Institute in 1998 after practicing cardiology for 20 years in Augusta, Maine. Dr. Sutherland earned his undergraduate degree from Harvard College in Massachusetts and received his medical degree from the University of Michigan Medical School. He went on to complete his internal medicine residency at Miriam Hospital in Providence, Rhode Island and his cardiology fellowship at Miriam Hospital. Dr. Sutherland is a member of the American College of Cardiology. He is board-certified in internal medicine and cardiology. Dr. Sutherland offers outpatient and inpatient services at the main Arizona Heart Institute located in central Phoenix, Arizona.

Howard Wernick, M.D., graduated from the University of Toronto Medical School in 1958 and has been a family practice doctor for the past 40 years. Dr. Wernick was the former Chief of Staff of the Tempe St. Luke Hospital. Dr. Wernick is a member of the American Academy of Anti-Aging Medicine, Arizona Medical Association, Maricopa County Medical Society, Ontario Medical Association and the American Medical Association. Dr. Wernick is also author of “Seven Silver Bullets, A Consumer’s Guide to Vital Health & Longevity.”

     For a description of the compensation arrangements with the members of the Scientific Advisory Board, see “Stock Option Plans” and “Option Compensation to AHI, Consultants and Members of the Scientific Advisory Board” located elsewhere in this Prospectus.

Insurance

     We maintain insurance with General Southwest Insurance, insuring us under a General Liability policy of insurance. We maintain a liability insurance program through F.S. Morgan & Company Insurance Services, Inc., with policy limits of and $1.0 million per occurrence and $2.0 million in the aggregate for both us and MAF, combined. We are currently adding COF to the Umbrella policy. Additionally, we maintain a Directors and Officers liability policy.

Quality Control

     Finished products will be produced and delivered from our manufacturers, which maintain modern quality control laboratories and testing facilities. It is our intent to pay only for the actual milling of the product and its subsequent packaging. When products are ready for packaging, automated equipment counts the tablets and capsules, inserts them into packets which are packed in a convenient dispensing box, which is protected by a tamper-resistant outer safety seal. All of this is done by our manufacturers according to current GMP.

Government Regulation

     The processing, formulation, packaging, labeling and advertising of our products are subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission, the Consumer Product Safety Commission, the U.S. Department of Agriculture and the U.S. Environmental Protection Agency. These activities may also regulated by various agencies of the states and localities in which our products are sold. We are not currently marketing out products outside of the U.S., other than in China.

     We currently are not marketing any products which acquire approval from any regulatory agency.

     Depending on the type of product, our nutraceuticals will be classified as either medical foods or food supplements, both of which are regulated as described above. Medical foods provide nutrients for specific needs, while food supplements address support functions but not specific diseases.

     The Dietary Supplemental Health and Education Act (“DSHEA”) recognizes the importance of good nutrition and the availability of safe dietary supplements in preventive health care. DSHEA amends the Federal Food, Drug and Cosmetic Act by defining dietary supplements, which include vitamins, minerals, nutritional supplements and herbs, as a new category of food, separate from conventional food. Under DSHEA, the FDA is generally prohibited from regulating such dietary supplements as food additives or drugs. It requires the FDA to regulate dietary supplements so as to guarantee consumer access to beneficial dietary supplements, allowing truthful and proven claims. Generally, dietary ingredients that were on the market before October 15, 1994 may be sold without FDA pre-approval and without notifying the FDA. However, new dietary ingredients (those not used in dietary supplements marketed before October 15, 1994) require pre-market submission to the FDA of evidence of a history of their safe use, or other evidence establishing that they are reasonably expected to be safe. There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredient that we may decide to use, and the FDA’s refusal to accept such evidence could result in regulation of such dietary ingredients as food additives, requiring FDA pre-approval based on newly conducted, costly safety testing. Also, while DSHEA authorizes the use of statements of nutritional support in the labeling of dietary supplements, the FDA is required to be notified of such statements, and there can be no assurance that the FDA will not consider particular labeling statements used by us to be drug claims rather than acceptable statements of nutritional support, necessitating approval of a costly new drug application, or re-labeling to delete such statements.

     DSHEA also authorizes the FDA to promulgate the GMP guidelines for dietary supplements, which would require special quality controls for the manufacture, packaging, storage and distribution of supplements. We will contractually require that any independent third party manufacturers doing business with us comply with all existing or to be promulgated regulations. DSHEA further authorizes the FDA to promulgate regulations governing the labeling of dietary supplements, including claims for supplements pursuant to recommendations made by the Presidential Commission on Dietary Supplement Labels. Such rules, which were issued on or after September 23, 1997, entail specific requirements relative to the labeling of our dietary supplements. The rules also require additional record keeping and claim substantiation, reformulation, or discontinuance of certain products, which would be a material expense to the Company.

     This governmental oversight is fundamentally important to the overall growth and longevity of the dietary supplement market. Not only does regulation increase product quality, efficacy and safety, it also heightens the playing field against unscrupulous manufactures that cut corners by failing to meet label claims for active ingredients, substitute inferior and dated raw materials and manufacture in facilities that can put public health at risk. We cannot predict whether new legislation or regulations governing our activities will be enacted by legislative bodies or promulgated by agencies regulating our business activities, or what the effect of any such legislation or regulations on our business would be.

Trademarks and Patents

     We own numerous trademarks registered with the U.S. Patent and Trademark Office and with agencies in certain other major jurisdictions of the world. Federally registered trademarks have a perpetual life, as long as they are renewed on a timely basis and used properly as trademarks, subject to the rights of third parties to seek cancellation of the marks. We believe that our registered and unregistered trademarks and other proprietary rights are valuable assets and we believe that they have significant value in the marketing of our products. We intend to vigorously protect our trademarks against infringement. Of equal importance to us are our anticipated distribution channels, including the existing agreement with AHI. By partnering with physician groups, we hope to distinguish our products and approach from other competitors who are not currently accessing the traditional medical distribution channel.

     We have filed trademark applications with the US Patent and Trademark Office for our flagship mark “Vital Living” mark and logo, as well as for “Essentum” and a variety of derivatives of the word, including “Essentum” and “Essentum For Cardiovascular Health” (plus a logo). We anticipate that the Essentum trademark will be granted shortly for the word only mark (i.e., the word Essentum without the logo) as the preliminary review has been completed by the trademark office. For the logo mark, we are seeking a broader mark which is applicable to energy bars, sports drinks and other medical devices. Due to the broader application, this mark may take up to a year to be registered.

     Similarly, the trademark for Vital Living should be granted shortly for the word mark. For Vital Living — The Physicians’ Nutraceutical Company (plus a logo), we are also seeking a broader mark which is applicable to energy bars, sports drinks and other medical devices. Due to the broader application, this mark may take up to a year to be registered logo mark, which is used on the website and the Essentum.

     We have also applied to register each of these marks in China and we are waiting for a response from the Chinese authorities.

     We do not have any other licenses, concessions or franchise. We have pending patent applications in respect of our proprietary products. We would anticipate that action will be taken on these applications in due course.

Research and Development

     Our efforts are focused primarily on developing, testing and scientifically substantiating the efficacy of new products in response to what we perceive is a need in the traditional medical distribution channel to complement existing disease specific states that are currently treated surgically and or with medications. Since inception, we have expended approximately $692,000 on research and development for our products. Our staff also intends to continually reformulate existing products in response to new clinical and or scientific literature. Our existing retail supplements are proven products that require no further testing to be saleable. New condition specific products that we are producing are assembled by designated manufactures utilizing proven ingredients that were not developed by us and are uniquely blended to our specifications.

     We believe that flexibility and innovation with respect to new products are crucial factors in being able to produce the most effective and efficacious products that physicians will be willing to prescribe for their patients for specific disease specific conditions, and remaining competitive for market share in the field of nutritional supplements. By monitoring market trends and by avoiding short-lived “fad” items, we will attempt to anticipate significant physician demand for certain types of products. Assuming the successful launching of our first cardiovascular product, we intend, subject to sufficient financing and the willingness of strategic partners, to develop high-quality new products on an ongoing basis. Maintaining flexibility is intended to enable us to capitalize on emerging sciences relative to nutritional products, as well as shifts in patient needs.

Real Property

     We maintain our executive offices at 5080 North 40th Street, Suite 105, Phoenix, Arizona 85018-2147 where we have approximately 4,722 square feet of leased office space consisting of executive offices, storage space, mailroom space, and a kitchen. Included in the lease is miscellaneous office equipment such as telephone equipment, copiers, and office furniture.

     MAF’s corporate headquarters, administration and shipping operations are located in approximately 3,500 square feet of leased office space in a commercial building in Boonton, NJ. The current lease was set to expire in February 2003, but has been extended for an additional six months on the same terms and conditions. The current lease payments are $2,200 per month. The current facility has shipping and receiving capabilities, including the capacity for large tractor-trailer deliveries of MAF products. We are deciding whether to extend the lease, and our ability to consolidate those operations in our {illegible} facility.

     NSI maintains its office pursuant to an oral lease with the Christopher family in Springfield, Utah. The lease, for approximately 5,000 square feet, has payments of $5,000 per month.

     Our products are not shipped from this facility but instead are warehoused at local facilities, pending shipment customers from third party fulfillment houses that are contracted out by us. In management’s opinion, the offices and related facilities are more than adequate for our current operations and should provide enough space through fiscal year 2003.

Competition

     Although we believe that we are the first company to explore the medial distribution channel for the distribution of nutraceuticals and other medical foods as part of a patient protocol, we may, in the future, compete with more heavily advertised national brands, which are manufactured by large pharmaceutical companies. Although all of these competitors are substantially larger than us and have greater financial resources, we believe that we will be able to compete favorably with the vitamin and nutritional supplement companies primarily based upon our first to market, direct distribution approach through physicians desirable of having a nutritional line of products to supplement the medical aspects of their practice. See “Risk Factors – If We Are Unable to Compete Effectively with Existing or New Competitors, Our Existing Business will Decline and Our Anticipated Business Plan Will Not Be Successfully Implemented”.

     In the future, we may also experience competition from direct mail vitamin companies, as well as national vitamin and health store chains like General Nutrition or Great Earth Vitamins.

Employees

     We currently have five full time employees located at our headquarters in Phoenix, Arizona, six at our offices in Boonton, New Jersey, and 24 in Springfield, Utah. We do not anticipate any material increase in our number of employees unless (i) we effectuate a material acquisition or (ii) there is a significant increase in sales. We anticipate consolidating certain functions in the New Jersey facility, to the Utah facility. None of our employees are subject to any collective bargaining agreements and we believe our relationship with our employees is satisfactory, and we do not anticipate any significant changes in the overall number of our employees. We have entered into employment agreements with our key management. See “Executive Compensation.”

     Our personnel structure can be divided into three broad categories: management/professional, administrative, and project personnel. As in most small companies, the divisions between these three categories are somewhat indistinct, as employees are engaged in various functions as projects and work load demands. Our Chief Executive Officer handles our overall business strategies and long-range operational strategies, strategic planning, financial functions, and sales and strategic initiatives. Additionally, we have an administrative assistant who assists our officers in day-to-day activities, and we have one sales person involved in establishing sales contacts for us. It is anticipated that as our business grows, we will hire additional executives.

MANAGEMENT

Directors and Executive Officers

     As a condition to closing the MAF acquisition, which was effectuated as of November 22, 2002, we entered into a new three year employment agreement with William Coppel, who will serve as President and COO. Effective as of July 2, 2003, Mr. Coppel resigned as President and a director. We amended and restated Stuart Benson’s employment agreement, who will serve as our President in addition to acting as our Vice Chairman of the board of directors in Secretary and Treasury. In November 2002, Brad Edson, our Chairman also entered into an amendment to his employment contract providing for an additional year of service. We also entered into a Voting Agreement with Brad Edson, Leslie Quick, Thomas Quick, William Coppel and certain other shareholders which obligates these individuals to vote for certain members to the board of directors.

     Effective as of the closing of the July 3, 2003, our directors and executive officers, together with their respective ages and positions, are as follows:

Name	Position	Age

Bradley D. Edson	Chief Executive Officer and Chairman of the Board	44
Stuart A. Benson	President, Secretary and Treasurer; Vice Chairman of the Board	48
Donald C. Hannah	Director	67
Leslie C. Quick, III	Director	49
Robert Eide	Director	50
Carson Beadle	Director	69

     Directors are elected for a one year term at our annual meeting of shareholders and serve until the due election and qualification of their successors. Officers are appointed by and serve at the discretion of the board of directors. The board of directors has established Audit and Compensation Committees as follows: Messrs. Eide, Quick and Hannah are serving on the Audit Committee and Messrs. Beadle, Quick and Hannah are serving on the Compensation Committee.

     We have agreed that non-management directors will each receive a one-time issuance of 30,000 shares of restricted common stock, 10,000 shares which vest immediately upon election to the board of directors, and the balance of which vest over the first two years of service on the board of directors at the rate of 10,000 shares per year. In addition, non-management directors will receive a fee of $24,000 per annum for each year of service on the board of directors, plus reimbursement for expenses. As of the date hereof, each of the directors have waived their rights to a fee for 2003.

     The following is a brief summary of the background of our directors and executive officers.

Bradley D. Edson, CEO and Chairman of the Board

     Mr. Edson has been a director and Chief Executive Officer of the Company since January 2001, and was president of our predecessor company, which participated in the merger which resulted in our establishment, from its inception in 1999 until October 1, 2001, when Mr. Lind was appointed to that position. Mr. Edson is an entrepreneur who created an ongoing nationwide specialty property and casualty business and holds individual insurance licenses in over 35 states. Additionally, Mr. Edson has developed numerous real estate projects, and owns an Arizona real estate brokerage company and holds the firm’s brokerage license. In the past, he has been a principal in a NASD member firm and member of the International Association of Financial Planners, and is a longstanding member of the Young Entrepreneurs Organization and the World Entrepreneurs Organization. Mr. Edson holds a Bachelor of Science degree in Finance from Arizona State University.

     Stuart A. Benson, President, Secretary and Treasurer and Vice Chairman of the Board

     Stuart Benson has served as our President since July 3, 2003. Prior to that time he served as our Executive Vice President from June 1, 2002. From 1997 through 2001, Mr. Benson served as Chairman of Custom Food Concepts, Inc., a privately held company which operated a chain of restaurants in southern California. The chain was sold to a publicly held company in 2001. Mr. Benson has served in both public and private companies as chief executive officer and chairman of the board, including such companies as The Great Earth Vitamin Store chain and Nathan’s Famous, Inc. (“NFI”), a NASDAQ-listed fast food restaurant chain, where he was responsible for significant growth of gross revenues and locations. NFI, where Mr. Benson served as Chairman of the Executive Committee, Chairman of the Board, President and CEO, is the oldest “hot dog” chain in the U.S. During his tenure at Nathan’s Famous, Inc., that entity expanded from 14 units to more than 300, including locations at interstate highways and airports. During Mr. Benson’s tenure as Chief Executive Officer and Chairman of The Great Earth Vitamin Stores, the company grew to approximately 150 full service vitamin retail stores throughout the U.S. and became the second largest vitamin store in the U.S.

     In May 2002, Mr. Benson filed for personal bankruptcy, primarily as a result of federal tax liens relating to certain real estate syndication activities in the 1980s. These liens relate to approximately $900 million of recaptured phantom income attributable to Mr. Benson and his affiliates, as the general partner, of various real estate syndication programs and partnerships, as well as $900,000 of other claims and judgments. In 1995, other IRS liens, relating to similar real estate syndication activities, were discharged by Mr. Benson in a prior personal filing under Chapter 7. The current bankruptcy filing is unrelated to Mr. Benson’s activities at the Company, and the Company does not believe that this filing will impact Mr. Benson’s ability to perform his duties as an officer in any material fashion.

     Leslie C. Quick, III, Director

     Leslie C. Quick III is Chairman and Chief Executive Officer of Fleet Securities, Inc. and President and Chief Executive Officer of U.S. Clearing, a division of Fleet Securities, Inc. Mr. Quick was appointed President of U.S. Clearing in 1994, a position he has held since that time. Previously, he had been President and Chief Operating Officer of The Quick & Reilly Group, Inc. In 1998, U.S. Clearing became part of Fleet Financial Group, now Fleet Boston Financial Corporation, one of the nation’s largest and most successful financial services firms.

     Mr. Quick is a current member of the Board of Governors of the Chicago Stock Exchange, a member of the Hearing Board of the New York Stock Exchange, a trustee of Oak Knoll School in Summit, NJ and he is on the Bishop’s Financial Council for the Diocese of Metuchen. He is a former member of the Board of Directors for the Securities Industry Regulatory Council on Continuing Education, a former Chairman of the Board of Trustees of St. Bonaventure University, and a former Trustee of St. Vincent’s Hospital & Medical Center of New York. Mr. Quick is the recipient of the Ellis Island Medal of Honor and holds an honorary degree from St. Bonaventure University.

Donald C. Hannah, Director

     Mr. Hannah, 67, joined our Board of Directors in June 2002. Mr. Hannah for over three decades has conceptualized and built more than 20 successful companies in a variety of different businesses. He is recognized as a pioneer in international marketing programs and was a finalist for Inc. Magazine’s “Entrepreneur of the Year Award.” In 1957 he assumed control of a small local tugboat and barge operation based in Chicago and built the company into a worldwide marine shipping organization. Hannah Marine Company (“HMC”) is currently the largest tugboat and barge company operating on the Great Lakes. Mr. Hannah founded US Auction, Inc., which subsequently became affiliated with Merrill Lynch Realty in 1988. Mr. Hannah was President and CEO of the Merrill Lynch Realty Auction Division. In 1989 The Prudential Insurance Company of America acquired Merrill Lynch Realty along with the Auction Division. Mr. Hannah moved the offices of the company to Phoenix, Arizona in 1992 to focus on government owned properties and changed the name of the company to US Properties, Inc. (“USP”). Mr. Hannah is Chairman and CEO of US Properties, and presently conducts real estate auctions and often assists in structuring financing of real estate projects. From 1998 through the present, Mr. Hannah continues to be a director and stockholder of HMC and USP, as well as serving as a director of Windsor Gateway Housing LLC and Campers Club of America. During this time, Mr. Hannah has also served as a director of Franchise Finance Corporation (NYSE), Precision Standard Corporation (NASDAQ) and Semoth Capital Corporation (Toronto Stock Exchange).

Robert Eide, Director

     Mr. Eide, 49, who joined the board in June 2002, has served as the Chairman and Chief Executive Officer of Aegis Capital Corp., a registered broker-dealer since 1984. Since 1993, he has also served as a director of the Vector Group Ltd. (“VGR”), a public company traded on the New York Stock Exchange, and is a member of its Audit and Compensation Committees, as well as serving as a director of VGR Holding. Mr. Eide serves as a director of Nathan’s Famous Inc. (“NFI”), and is Chairman of NFI’s Audit and Compensation Committees. Mr. Eide also serves as a member of the Board of Directors of Ladenburg Thalmann Financial Services Inc. (“LTS”), which is traded on the American Stock Exchange. See “Certain Transactions” for a discussion of the fees received by Mr. Eide in connection with certain investment banking services being provided in connection with the MAF Acquisition

Carson E. Beadle, Director

     Mr. Beadle has been the President of Carson E. Beadle, Inc., a strategic-planning consulting firm in New York, since 1998. Prior to that time, Mr. Beadle spent nearly 40 years with Marsh & McLennan, Companies where he served on the Board of Director of William M. Mercer, a subsidiary, for 25 of those years. As a senior partner of the William M. Mercer division, he was responsible for the New York and Eastern Canada consulting practices and various corporate functions, with a focus on employee benefits for large employers and strategic decision-making. Over the years, Mr. Beadle has been actively involved in a number of for-profit and non-profit organizations, notably many in the field of public health. He is Chairman and Co-founder of The Health Project, the White House-supported organization that presents the annual C. Everett Koop National Health awards; Past-Chair and currently a member of the Business Forum On Aging of the American Society On Aging; and one of the Founding Directors of the Health Enhancement Research Organization of Birmingham, among many other member and advisory positions held within prominent management and healthcare organizations. Mr. Beadle currently serves on the Board of Directors of Security Mutual Life Insurance Company of New York of Binghamton, NY and National Security Life Insurance Company of Cincinnati, OH. These company are mutual companies.

     Mr. Beadle originated the “flexible benefits” concept in Canada and the “total benefits strategic decision-making” concept in the United States. A recognized benefits expert, he has given testimony before Senate Finance, House Ways & Means and other government committees. He is also the author of over 100 articles appearing in The Wall Street Journal, the New England Journal of Medicine, Fortune, the New York Times and many other management and health publications in the United States and Canada. Mr. Beadle studied economics and human relations at the University of Toronto and industrial relations at Queen’s University, Canada.

     No executive officer or director has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities. None of our executive officers or directors has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

     No executive officers or directors are the subject of any pending legal proceedings. Section 16(a) Beneficial Ownership Reporting Compliance, of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the Commission. Executive officers, directors and greater than ten percent beneficial owners are required by the Commission regulations to furnish us with copies of all Section 16(a) forms that they file. Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended 2002, all Forms 3, 4 and 5 were filed on a timely basis for our executive officers and directors, except for Mr. Bradley D. Edson, whose Form 4 for warrant grants was not timely filed, and whose Form 4 for the purchase of 5,000 shares of common stock in the public markets was not timely filed; Mr. Donald C. Hannah, whose Form 3 was not timely filed, and whose Form 4 for the purchase of 6,900 shares of common stock in the public markets was not timely filed; Mr. William Coppel whose Form 4 for the purchase of 2,000 shares of common stock in the public markets was not timely filed; Mr. Carson Beadle, whose Form 4 for the purchase of 2,000 shares of common stock in the public markets was not timely filed; Mr. Robert Eide, whose Form 3 was not timely filed; Mr. Stuart A. Benson, whose Form 3 was not timely filed, and whose Form 4 for the purchase of 5,000 shares of common stock in the public markets was not timely filed; and Mr. Martin Gerst, whose Form 4 for the transfer of 100,000 shares of common stock was not timely filed, and whose Form 5 for warrant grants was not timely filed.

Commission regulations to furnish us with copies of all Section 16(a) forms that they file.

     In addition to the Scientific Advisory Board described above, MAF has a Nutrititional Advisory Board (“NAB”) which was formed in 1999. The members of the NAB who serve without compensation, have met infrequently since the inception of the board. MAF consults with NAB on an independent basis regarding specific product formalities or endorsements. The Nutritional Advisory Board is primarily involved with products which are intended for distribution in the CAM market. This distinguished this board from the Scientific Advisory Board, which will assist the Company in the development of products for distribution in the medical channel.

Philip B. Maffetone is the founder of MAF and has spent his entire career involved with diet, nutrition, stress management and athletic training as a teacher, writer and in the private practice of complementary medicine. Commencing in 1977, he has been an author and lecturer on health and fitness, diet and nutrition, lifestyle and stress management along with the following: as a consultant to athletic teams, corporations and athletes specializing in coaching, nutrition and exercise; as a consultant to various nutrition companies responsible for product development, scientific writing and marketing materials; as Chairman and CEO from 1989-1994 of the International College of Applied Kinesiology; and in 1993-1999 as the founding trustee of the Foundation for Allied Conservative Therapies Research. Throughout these activities, Dr. Maffetone’s major contributions have been in the multifaceted area of human performance as follows: insight into its physical, biochemical, and mental/emotional aspects; probing research in diet and nutrition in relation to disease prevention; an understanding of neuromuscular function and its relation to healthcare and performance; and breakthroughs in complementary medicine and its relationship to conventional healthcare. Dr. Maffetone has published 16 publications dealing with these areas in addition to over twenty professional paper presentations in his field of expertise (See the “Exhibits” for a list of these publications and papers). Dr. Maffetone attended the State University of New York and Rochester Institute of Technology, received a BS Degree in Human Biology 1974 and a Doctor of Chiropractic Degree from the National College of Chiropractic, Lombard, IL, 1977 along with post-doctoral certifications in Meridian Therapy (Acupuncture), Physiotherapy and Applied Kinesiology. He is a member of the International College of Applied Kinesiology (1980-present), the National Athletic Trainers Association (1987-present) and received in 1994 the honor of being named Coach of the Year by Triathlete Magazine.

Dr. Michael H. Cardone has spent his career to date as a scientist specializing in cell biology and the regulation of Transcytosis. From 1986 until 1988, Dr. Cardone was a regional associate at the University of California-San Francisco. From 1988 until the present, he has maintained various teaching fellowships at the University of California-San Francisco, the Burnham Institute and MIT with whom he was until recently associated. From 1995 until 1996, Dr. Cardone was a post Doctoral Associate with the Chiron Corporation. In 2000, he became a founder and director of Cell Biology at Merrimac Pharmaceuticals in Cambridge, MA. He has authored over 14 publications a number of these in conjunction with various other scientists and has lectured on various nutrition matters across the country. Dr. Cardone has a BA Degree in Biology from California State University 1981, an MA Degree in Biology from that same institution 1985 and a Ph.D. in Cell Biology from the University of California-San Francisco 1995. He received the National Research Service Award in 1991-93 from the National Heart, Lung and Blood Institute.

Dr. Gerry Leisman has an extremely strong scientific background in a university education environment in the United States and Israel specializing in psychology, health sciences and neuroscience. From 1972 until 1982, Dr. Leisman was Chairperson, Biomedical Computer science, Associate Professor, Health Sciences, Associate Professor, Psychiatry, Neurology and Ophthalmology and Director, Clinical Neurosciences Laboratories for the City University in New York, College of Medicine and Dentistry of NJ and the Eye Institute of NJ, Newark. From 1982-1986, he was Vice President, Research and Development, for American Electromedics Corp and the CEO for Matura Research & Development Corp. From 1986 until 1990, he was Dean of Research and Professor of Neurology, Life Science and Electrical Engineering at the NY Institute of Technology in Old Westbury, NY. From 1990 until 2000, Dr. Leisman was Chair of the Department of Psychology, and Associate Dean and Director of the Institute for Biomedical Engineering Rehabilitation Services for Touro University, located in Bayshore, NY and Jerusalem, ISR. Touro is a multinational university with 10,000 students worldwide from Associates to Doctoral levels and professional programs in medicine, law and the health sciences. From 1997-2000, he was also the Acting President for American International University in Israel, a new university for liberal arts and professional studies. From 2000 to the present, Dr. Leisman has been professor of Cognitive Neuroscience and Human Factors at Rensselaer Polytechnic Institute in Troy, NY. Dr. Leisman has published himself and with others numerous publications and technical manuscripts and is the author of a number of patents and technological innovations. He has a BA Degree in Biology/Psychology from Queens College CUNY 1968, a Master of Scientific Neuropsychology from the University of Manchester 1972 and a Ph.D. in Neuropsychology from Union University in Cincinnati, OH 1979. Dr. Leisman is Board Certified in Forensic Medicine and Forensic Neuropsychology among others, is a member of various learned societies and has received numerous honors and awards including a Life Fellow, American College of Forensic Examiners 1994.

Dr. Thomas M. Motyka has had to date a career in medicine encompassing academics corporate and private practice. After residency at the Cambridge Hospital affiliated with the Harvard Medical School of Internal Medicine 1994-96, Dr. Motyka from 1996 until 1999 until an instructor, Division of General Internal Medicine and Clinical Epidemiology at the University of North Carolina at Chapel Hill, NC. From 1999 until 2000, he was Director of Corporate Compliance for Medigy, Inc. From 1999 until the present, Dr. Motyka has been Clinical Assistant Professor, Division of General Internal Medicine and Clinical Epidemiology and Adjunct Assistant Professor, Department of Family Medicine at the University of North Carolina at Chapel Hill, NC. During the period 1998 until the present, he has also been in private practice in Carrburo, Chapel Hill and Durham, NC. Dr. Motyka has a BS Degree in Chemistry from Cornell University 1988 and a Medical Degree in Osteopathic Medicine from the Philadelphia College of Osteopathic Medicine 1993. He has made numerous presentations in Osteopathic therapy and the sale of herbal and nutritive supplements for disease, among the latest being “Arthritis, Clinical Relevance of Medical Herbs and Nutritional Supplements in the Management of Major Medical Problems” at the UNC School of Medicine CME Conference 8/21/01 and the “Update on Nutritional Supplements, Nourishing Our Patients: What Nurses Need to Know About Nutrition” at the UNC School of Nursing continuing education program 10/15/01. He is also the author with others of several medical publications relating to neurological matters and has taught a variety of courses in herbal and nutritional supplements and other principles and practices of alternative and complementary medicine.

Dr. Walter H. Schmitt, Jr. has been involved in the private practice of kinesiology in Chapel Hill, NC. Dr. Schmitt has authored innumerable articles on kinesiology procedures and clinical nutritional products. He received a BA Degree in Economics from Duke University 1970 and a BS in Human Biology from the National College of Chiropractic 1974. From 1993-1999 he was a Trustee of the Foundation for Alternative Conservative Therapies Research and from 1996 to the present has been on the Editorial review Board of Alternative Medicine Review.

Consultants

     In addition to the board of directors, the Scientific Advisory Board and the Nutritional Advisory Board, we have established relationships with two individuals who serve as consultants. Their backgrounds are set forth below.

Leslie D. Michelson, Healthcare Industry Investor and Consultant

     Leslie D. Michelson is an independent healthcare industry investor and consultant to emerging healthcare companies. Mr. Michelson is the founder and former chief executive officer of Acurian, a leading provider of clinical trial patient and investigator recruitment solutions for the pharmaceutical and biotechnology industries. Prior to founding Acurian, Mr. Michelson served as chairman and chief executive officer of Value Health Sciences, a leading disease management company he founded in 1987. Prior to founding Value Health Sciences, Mr. Michelson was an associate and partner with SDG Enterprises, a private equity firm, where he specialized in real estate and early-stage healthcare investing.

     An attorney by training, Mr. Michelson began his career practicing law. He served as a law clerk for Caleb Wright, emeritus Chief Justice of the U.S. District Court in Washington, D.C., worked as an associate at the law firm of Wald, Harkrader & Ross and served as a special assistant to the General Counsel of the U.S. Department of Health and Human Services.

     Mr. Michelson is a director and former chairman of the compensation committee of Catellus Development Corporation, a $2.5 billion NYSE-listed real estate development company, and serves as a director of G&L Realty, an NYSE-listed health care real estate investment trust.

Stephen S. Chen, Senior Advisor for China

     Mr. Chen is an international executive who provides consulting services in assisting major U.S. corporations in entering markets in China and the Far East. He is responsible for supervising the introduction of our product in China and seeking financing and other opportunities in the Far East. Mr. Chen, the founder of Amerihua International Enterprises, Inc., a consulting/management company started in 1981, pioneered the initial development of China International Trust & Investment Corp., which has become China’s largest investment group and holding company. Mr. Chen negotiated, concluded and implemented many significantly large trading transactions and cooperative programs between China and western companies such as United Technologies Corp., General Motors, Beatrice Foods, Xerox, Siemens, SAAB, Lockheed, Renault, Terex, Fiat, and many Hong Kong Companies, and also has also served as an interpreter for China’s state leaders.

     A native of Beijing, China, Mr. Chen graduated from Beijing Foreign Language Institute, attended the Ph.D. program in Oriental Studies of the University of Arizona, and is Professor of International Economics & International Economic Cooperation at both The Beijing Foreign Studies University in Beijing, China, and The University of Ningxia, in Yinchuan, Ningxia Province, China. Professor Chen played a key role in coordinating, negotiating and establishing the first U.S.-China joint venture, Beijing Jeep Corp., and has since served as Director, China Program for General Motors, and Vice President, Pacific-China Operations for Otis Elevator Company.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     The Company is not party to any legal proceedings.

EXECUTIVE COMPENSATION

     Prior to October 1, 2001, none of our officers or directors had received monetary compensation for their services as an officer or director. Kenneth Lind and Eric Anderson were appointed as officers by the board of directors on September 17, 2001. Prior to October 1, 2001 all officers were previously employed by us on a month to month basis.

     On October 1, 2001, we entered into an employment agreement with Bradley D. Edson. The term of the agreement is three (3) years. Mr. Edson serves as Chief Executive Officer and receives a base salary of $180,000 per annum for the first year of employment, increasing to $204,000 per annum on the first anniversary of the signing of the agreement, and increasing to $228,000 on the second anniversary of the signing of the agreement. As an inducement for Mr. Edson to begin his employment Vital Living issued to Mr. Edson 1,000,000 warrants to purchase our common stock at $0.35 per share. The warrants are exercisable at any time and expire on the third anniversary of issuance. In connection with the closing of the MAF acquisition in November 2002. During November 2002, we entered into an amendment to Mr. Edson’s employment agreement. The amendment provides for an extension of his employment agreement through November 2005, and provides that Mr. Edson may participate in a profit sharing plan to be established for shareholders/executives which plan will be funded by up to 6% of our net profits, as may be determined by our board of directors.

     On October 1, 2001, we entered into an employment agreement with Eric Anderson. The term of the agreement is three (3) years. Mr. Anderson serves as Executive Vice-President of Business Development. Mr. Anderson receives a base salary of $102,000 per annum. As an inducement for Mr. Anderson to begin his employment with us, we issued to Mr. Anderson 200,000 warrants to purchase our common stock at $0.35 per share. The warrants are exercisable at any time and expire on the third anniversary of issuance. Mr. Anderson resigned his position with the Company in July 2003.

     As required under the terms of the MAF acquisition agreement, effective as of November 20, 2002, we entered into a three year employment agreement with William Coppel. Pursuant to the terms of the agreement, Mr. Coppel agreed to serve as our President and Chief Operating Officer for a base salary of $140,000 per annum during the first year of the agreement, $160,000 during the second year of the agreement, and $180,000 during the last year of the agreement. We entered into a Settlement and Release Agreement, effective as of July 2, 2003, with William Coppel, the President of the Company, who resigned to pursue other business interests. The resignation was not due to a disagreement with the registrant on any matter relating to the Company's operations, policies or practices. Certain of the activities of Mr. Coppel will be assumed by Stuart A. Benson, who was named President of the Company. Other functions may be assumed by Robert Scott who will be the President of NSI. Mr. Coppel also resigned from the Company's Board of Directors.

     In connection with his resignation, Mr. Coppel returned to the Company approximately 280,000 shares which Mr. Coppel received when MAF Bionutrionals LLC was acquired by the Company. We also agreed, under certain conditions, to purchase from Mr. Coppel a total of One Hundred Forty-Four Thousand (144,000) shares (the “Repurchase Shares”) at the rate of Twenty-Four Thousand Shares per month for six (6) months, beginning on the date of his settlement agreement with us, at a price of $0.50 per share, provided, however, that if 75% of the closing bid price of VL’s common stock is less than $0.50 on the last day of the applicable month (the “Closing Monthly Price”) the purchase price for the Repurchase Shares will be 75% of the Closing Monthly Price.

     On April 1, 2002, we entered into a three year employment agreement with Stuart Benson. Pursuant to the terms of the agreement, which was effective on June 1, 2002, Mr. Benson agreed to serve as our Executive Vice President for a base salary of $80,000 per annum, increasing to $120,000 on the first anniversary of the effective date of his agreement. As an inducement for Mr. Benson to begin his employment with us, we issued Mr. Benson 1,340,000 warrants to purchase our common stock at $1.50 per share. At that time, however, the effective exercise price was $0.75, as the Company was obligated to reimburse him for 50% of the exercise price. Mr. Benson also received a cash signing bonus of $150,000. The warrants are exercisable at any time and expire on the fifth anniversary of issuance. In connection with the closing of the MAF acquisition, Mr. Benson’s employment agreement was amended to extend the term through November 2005. Pursuant to the terms of his amended employment agreement, Mr. Benson will receive $140,000 per annum during the first year; $160,000 per annum during the second year and $180,000 per annum during the third year. Mr. Benson is also eligible to participate in any profit participation plan. In April 2003, the Board of Directors elected to amend Mr. Benson’s warrant by (i) changing the exercise price to $0.01 per share and (ii) providing additional dilution protection such that Mr. Benson’s warrant represents the right to acquire 7.51% of the Company’s then outstanding shares of common stock. Effective as of July 3, 2003, Mr. Benson assumed the title of President, with no other change to his existing employment agreement.

     On October 1, 2001, we entered into an employment agreement with Kenneth F. Lind. The term of the agreement is three (3) years. Mr. Lind serves as President. Mr. Lind received a base salary of $150,000 per annum. As an inducement for Mr. Lind to begin his employment we paid Mr. Lind a cash signing bonus of $54,000. As additional incentive for Mr. Lind to begin his employment, we issued to Mr. Lind 250,000 warrants to purchase our common stock at $0.35 per share. The warrants are exercisable at any time and expire on the third anniversary of issuance. Effective as of December 1, 2002, the employment agreement with Mr. Lind was terminated, and he relinquished his position as President. The parties entered into a mutually acceptable settlement agreement in respect of the compensation owing under his agreement.

     If either Messrs. Edson, Coppell or Benson’s employment is terminated without “Cause”, we are obligated to pay such employee, within 30 days of such termination, the remaining balance of the Base Compensation for the remainder of the Term. Additionally, with respect to Mr. Coppel, if there is a termination without “cause”, we are obligated to repay any indebtedness relating to that SBA loan and Boulder Note unless we are, at the time of such termination, “current” (and we remain current) in the obligations owing thereunder. “Cause” is defined in the applicable agreements and includes the intentional failure to discharge duties as directed by the Board, gross malfeasance or the conviction of a felony. The term “current” means that we have paid, and continue to pay the obligations relating to such debt as they mature or within any applicable grace period. There is no intention or obligation on the part of the Company to accelerate the payment structure in the event of termination of Mr. Coppel for “cause.” We have agreed to indemnify and hold harmless Mr. Coppel for all costs and expenses reasonably incurred in the event any obligee on the Boulder Notes or the Commerce Bank SBA loan brings an action or seeks collection of any such sums from Mr. Coppel.

Summary Compensation Table

     The Summary Compensation Table below sets forth the compensation for the fiscal year ended December 31, 2002 of the Company’s five most highly compensated executive officers.

	Annual Compensation						Long-Term Compensation

								Stock
								Options/
						Other Annual	SARs	Warrants		All Other
Name and Position	Year	Salary ($)		Bonus		Compensation ($)	(Shares)	(Shares)		Compensation

Bradley D. Edson	2002	$179,468		0		0	0	0		$26,500	(3)
CEO, Director	2001	$45,000	(1)	0		0	0	1,000,000	(4)	0	(4)

Kenneth F. Lind,	2002	$97,500		0		0	0	0		$67,500	(5)
President	2001	$37,500	(1)	$54,000	(2)	0	0	250,000	(6)	0	(6)

Eric Anderson	2002	$103,500		0		0	0	0		0
Vice President	2001	$25,500	(1)	0		0	0	200,000	(9)	0	(9)

Stuart Benson	2002	$51,667		$150,000	(2)	0	0	1,340,000	(7)	$207,180	(7)
Vice President	2001	0		0		0	0	0		0

Martin J. Gerst	2002	0		0		0	0	500,000	(8)	$151,188	(8)
Secretary/Treasurer	2001	0		0		0	0	0		0
Director

(1)	Represents accrued salary, which has subsequently been paid in 2002.

(2)	Represents a signing bonuses paid to Mr. Lind and Mr. Benson executed as a part of their employment agreements. For Mr. Lind, half of his bonus was paid in 2001 and the other half was paid in 2002.

(3)	This amount represents amounts that were paid by us for the benefit of entities controlled by Brad Edson. These amounts were not repaid and were written off as compensation to Mr. Edson.

(4)	Represents the fair value of warrants using the Black-Scholes option pricing model to purchase 1,000,000 shares of our common stock at an exercise price of $0.35 per share that Mr. Edson received as a component of his employment agreement effective October 1, 2001. These warrants expire on September 30, 2004 and are fully vested.

(5)	Represents the amount of severance owed but not paid as of December 31, 2002. Mr. Lind relinquished his position as our President on December 1, 2002.

(6)	Represents the fair value of warrants using the Black-Scholes option pricing model to purchase 250,000 shares of common stock at an exercise price of $0.35 per share that Mr. Lind received as a component of his employment agreement effective October 1, 2001. These warrants expire on September 30, 2004 and are fully vested.

(7)	Represents other compensation for Mr. Benson for the year ended December 31, 2002. It is comprised of $37,000 paid to him for consulting services and $170,180 representing the fair value of warrants using the Black-Scholes option pricing model to purchase 1,340,000 shares of our common stock at an exercise price of $1.50 per share that Mr. Benson received as a component of his employment agreement. At that time, however, the effective exercise price was $0.75 as we were obligated to pay 50% of the purchase price. This warrant agreement was amended during April 2003 to reduce the exercise price to $0.01 per warrant. These warrants expire on March 31, 2007 and are fully vested.

(8)	Represents other compensation for Mr. Gerst for the year ended December 31, 2002. It is comprised of $87,688 paid to him for consulting services and $63,500 representing the fair value of warrants using the Black-Scholes option pricing model to purchase 500,000 shares of our common stock of the Company at an exercise price of $1.50 per share that Mr. Gerst received as a component of his three year consulting agreement. These warrants expire on March 31, 2007 and are fully vested. Mr. Gerst resigned as an officer and director effective as of the closing of the MAF Acquisition.

(9)	Represents the fair value of warrants using the Black-Scholes option pricing model to purchase 200,000 shares of our common stock of the Company at an exercise price of $0.35 per share that Mr. Anderson received as a component of his employment agreement effective October 1, 2001. These warrants expire on September 30, 2004 and are fully vested.

     The following table below sets forth for the named officers the aggregate options/SARs exercises in the last fiscal year and the year end options/SARs values as of and for the year ended December 31, 2002.

Aggregated Options/SAR Exercises in Last Fiscal Year and FY-End Options/SAR Values

						Value of unexercised
	Shares		Number of Unexercised			in-the money
	acquired on	Value	options/SARs at FY end			options/SARs at FY end
Name	exercise	Realized ($)	exercisable		unexercisable	exercisable		unexercisable

Bradly D. Edson	—	$—	1,000,000	a	—	$450,000		$—
Stuart A. Benson	—	—	1,340,000	a	—	—	b	—
Eric Anderson	—	—	200,000	a	—	$90,000		—
Kenneth F. Lind	—	—	250,000	a	—	$112,500		—

a) These securities represent warrants to purchase common stock of the Company, and are not options which have been issued pursuant to any Stock Option Plans.

b) This amount does not include the in-the money value associated with the Company obligation to fund 50% or $0.75 of the exercise price of the warrant which is $67,000 as of December 31, 2002. On April 3, 2003, Mr. Benson’s warrant agreement was amended to reduce the exercise price of the warrant to $0.01 per share and remove the Company’s 50% funding obligation. The in-the money value of the warrant on April 3, 2003 was $938,000.

     The following table sets forth, as of the date hereof, the ownership of our common stock by (i) each person who is known by us to own of record beneficially more than 5% of our outstanding common stock, (ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group. Except as otherwise indicated, the shareholders listed on the table have sole voting and investment power with respect to the shares indicated.

Name of Beneficial
Owner(2)	Number of		Percent(3)
And Post	Shares		Beneficially Owned

Bradley D. Edson,(4) CEO, Director	3,746,950		12.35%
William Coppel,(13) President and COO, Director	778,069		2.65%
William Vreeland, CFO	250,000	(1)	—
Martin J. Gerst(5)	3,238,050		10.85%
Kenneth F. Lind,(6) Former President	1,000,000		3.38%
Eric Anderson,(7) Vice President of Business Development**	200,000	(1)	—
Stuart A. Benson,(8) President - Vice Chairman, Secretary and Treasurer	1,345,000		4.38%
Robert Eide,(9) Director	185,000	(1)	—
Donald C. Hannah,(10) Director	536,900		1.83%
Stephen Songsheng Chen(11)	2,348,003		7.75%
Leslie Quick(12), Director	505,830		1.72%
Carson Beadle, Director	37,000	(1)	—
All Directors and Officers As a Group (Eight)	7,584,749		23.94%

**

(1)	Less than 1%.

(2)	As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of a security or the sole or shared investment power with respect to common stock, (i.e., the power to dispose of, or to direct the disposition of a security). The address of each person is care of the Company, 5040 North 40th Street, Suite 105, Phoenix, Arizona.

(3)	Based on 29,339,604 shares outstanding, which number includes (i) 21,012,116 shares outstanding as of the date hereof and (ii) assumes the conversion of 4,092,488 shares of Series A Preferred Stock outstanding as of the date hereof into a like number of shares of common stock and (iii) assumes the conversion of 1,000,000 of Series B Preferred Stock outstanding as of the date hereof into a like number of shares of common stock (iv) Assumes the conversion of 500,000 of Series C Preferred Stock outstanding as of the date hereof and (v) assumes the issuance of all of the shares of common stock underlying the Series B Warrants and Series C Warrants being registered hereby, but excludes any other shares issuable upon the exercise of options or warrants.

(4)	Includes 1,000,000 warrants to purchase shares of common stock at $0.35 per share. Does not include 150,000 shares, 65,000 shares and 385,000 shares of common stock held by Michael Edson, Darryl Edson and Thelma Edson, respectively, who are the brothers and mother of Brad Edson. Mr. Edson disclaims beneficial ownership of such shares.

(5)	Includes 500,000 warrants to purchase shares of common stock at $1.50 per share.

(6)	Resigned effective December 1, 2002. Includes 250,000 warrants to purchase shares of common stock at $0.35 per share.

(7)	Includes 200,000 warrants to purchase shares of common stock at $0.35 per share.

(8)	Represents shares prior to our dilution adjustment. Includes 1,310,000 warrants to purchase shares of common stock at $0.01 per share. Does not include 50,000 shares and 25,000 shares, respectively, of Series A Preferred Stock owned by Gladys R. Benson and Mitchell Benson, the wife and brother of Stuart Benson. Mr. Benson disclaims beneficial ownership of such shares. The warrant agreement with Mr. Benson was amended by board resolution in April 2003. Pursuant to the amendment, the warrants held by Mr. Benson are subject to dilution protection such that, on or after April 1, 2003, if we issue any additional shares of common stock or other convertible securities, he is entitled to obtain additional shares upon the exercise of the warrants to maintain a 7.51% interest in the outstanding common stock of the Company.

(9)	Includes 30,000 shares of restricted stock received as a director, 10,000 shares of which are immediately vested with the balance of the shares subject to vesting over a two year period. Includes 150,000 shares of common stock owned by Aegis Capital (“Aegis”) of which 75,000 shares have been agreed to transfer to Robert Eide. Robert Eide is President and CEO of Aegis.

(10)	Includes 30,000 shares of restricted stock received as a director, 10,000 shares of which are immediately vested with the balance of the shares subject to vesting over a two year period. Does not include 25,000 shares of Series A Preferred Stock owned by Mr. Hannah’s son. Does not include 200,000 shares of Series A Preferred Stock which Mr. Stephen S. Chen has agreed to transfer to Mr. Hannah upon Mr. Hannah’s written request.

(11)	Mr. Chen owns 1,323,003 shares of Series A Preferred Stock, which are convertible into a like number of shares of common stock; 200,000 shares of which Mr. Chen has agreed to transfer to Mr. Hannah upon Mr. Hannah’s written request. Includes 200,000 options to purchase shares of common stock at $3.00 per share, 62,500 options to purchase shares of common stock at $1.00 per share, includes 125,000 Series A Warrants to purchase shares of common stock at $1.00 per share and includes 450,000 Series D Warrants to purchase our common stock at $1.30 per share. It does not include 264,601 warrants issuable upon the conversion of the Series A Preferred Stock.

(12)	Does not include 300,000 shares of common stock, owned by Thomas Quick which Leslie Quick disclaims beneficial ownership of.

(13)	Resigned effective July 2, 2003.

SELLING SHAREHOLDERS; PLAN OF DISTRIBUTION

     The following table sets forth certain information with respect to the Selling Shareholders.

     We will not receive any proceeds from the market sales of the Selling Shareholders shares, although we will receive the proceeds from the exercise of the Warrants held by the Selling Shareholders. We are paying all costs and expenses of registering the Selling Shareholders shares. Sales of the Selling Shareholders shares or the potential of such sales could have an adverse effect on the market price of our common stock. See “Risk Factors — The Possible Sale of Restricted Shares Pursuant to Rule 144 Could Have A Depressing Impact on the Price of Our Common Stock.”

     The Selling Shareholders and the number of shares they each hold are listed below:

			Percentage of Securities*

Name (1)	Shares Held	Shares Offered	Before	After

Sam S. Leslie	30,000	30,000	0.14%	0%
Basil J. Asciutto	30,000	30,000	0.14%	0%
Janet Grove	30,000	30,000	0.14%	0%
Crescent International Ltd.(2)	945,000	945,000	4.50%	0%
Carolyn Greer Gigli	30,000	30,000	0.14%	0%
Charles La Bella	105,000	105,000	0.50%	0%
Thomas C. Quick	300,000	300,000	1.43%	0%
Triton West Group, Inc. (3)	1,050,000	1,050,000	5.00%	0%
Leslie Quick	505,830	300,000	2.41%	** %
Cranshire Capital L. P. (4)	892,500	892,500	4.25%	0%
E.E. Geduild	210,000	210,000	1.00%	0%
Ellis AG (7)	150,000	150,000	0.71%	0%
Mark S. Smith Living Trust	30,000	30,000	0.14%	0%
Stuart Benson (5)	1,345,000	1,310,000	6.40%	** %
Aegis Capital Corp. (6)	150,000	50,000	0.71%	** %
HCFP/Brenner Securities LLC	148,000	100,000	0.70%	** %

		5,562,500

*	Based on 21,012,116 shares of Common Stock issued and outstanding as of the date hereof. This amount does not include 4,092,488 shares of Common Stock issuable upon the conversion of the Series A Preferred shares, and 1,000,000 shares of Common Stock issuable upon the conversion of the Series B Preferred Shares and 500,000 shares of Common Stock issuable upon the conversion of the Series C Preferred Shares into a like number of shares of common stock. In addition, this amount does not include (i) 4,500,000 shares of common stock which are issuable under our two stock option plans, (ii) 4,370,000 shares of common stock under previously issued warrants, (iii) 818,498 shares which may be issued upon exercise of the Series A Warrants; (iv) 1,367,500 shares of common stock which may be issued upon exercise of the Series B Warrants; (v) 1,367,500 shares of common stock which may be issued upon exercise of the Series C Warrants; (vi) 1,950,000 shares of common stock which may be issued upon exercise of the Series D Warrants and (vii) 1,500,000 shares of common stock which may be issued upon the exercise of the Series E Warrants. If all of the foregoing shares of common stock were issued, we would have 41,659,604 shares of common stock issued and outstanding.

**	Less than 1%

(1)	For each selling shareholder, also includes shares of common stock issuable upon exercise of the Series B Warrants and Series C Warrants. An aggregate of 1,367,500 Series B Shares and 1,367,500 Series C Shares are included.

(2)	Pursuant to an investment management mandate granted by Crescent International Ltd. to Greenlight (Switzerland) SA, Greenlight exercises voting control of these shares. Mel Craw and Maxi Brezzi are, respectively, the Managing Director and Director of Greenlight.

(3)	Mr. David Sims exercises voting control of these shares.

(4)	Mitchell P. Kopin, President of Downsview Capital, Inc. exercises voting control of these shares.

(5)	The shares of stock registered by Mr. Benson are issuable upon exercise of a Warrant granted to Mr. Benson in relation to his employment agreement. Mr. Benson signed a lock up agreement which prevents him from selling such shares until a period equal to 120 days after the effective date of this Registration Statement.

(6)	Robert Eide exercises voting control of these shares. Aegis has signed a lock-up agreement which prevents Mr. Eide from selling such shares until a period equal to 120 days after the effective date of the Registration Statement.

(7)	George Dreyfus exercises voting control of Ellis AG.

The Company anticipates that the costs and expenses incurred in connection with registering the Shares offered by the Selling Sharesholders at $115,000, including legal, accounting and printing costs.

     The Selling Shareholders, or their pledgees, donees, transferees or other successors in interest, may, from time to time, sell all or a portion of the shares of our Common Stock at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Selling Shareholders may offer their shares of our common stock at various times in one or more of the following transactions:

— in the over-the-counter market;

— on any national securities exchange or market, if any, on which our common stock may be listed at the time of sale;

— through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

— through purchases by a broker or dealer as principal and resale by such broker or dealer for its account to this prospectus;

— in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

— through options, swaps or derivatives;

— in privately negotiated transactions;

— in transactions to cover short sales; and

— through a combination of any such methods of sale.

     The Selling Shareholders may also sell their shares of our common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

     The Selling Shareholders may sell their shares of our common stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a Selling Shareholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from a purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a Selling Shareholder to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

     The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in sales of their shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver their shares of our common stock in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time a Selling Shareholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of such shares or a default by a Selling Shareholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.

     To the extent that any Selling Shareholder is deemed to be a statutory underwriter, the provisions of Regulation M of the Securities Act of 1933, as amended, are applicable. Pursuant to this Regulation, it is unlawful for a participant or an affiliated purchaser to directly or indirectly bid for, purchase or attempt to induce any person to bid for or purchase any shares of common stock during the applicable registration period.

Stock Option Plans

     On August 1, 2001, the Board of Directors adopted the Company’s 2001 Stock Option Plan (the “2001 Plan”) pursuant to which incentive stock options or nonstatutory stock options to purchase up to 2,500,000 shares of Common Stock can be granted to employees, officers, directors, consultants and independent contractors or other service providers. On May 3, 2002, the Board of Directors adopted the Company’s 2002 Stock Option Plan (the “2002 Plan”) pursuant to which incentive stock options or nonstatutory stock options to purchase up to 2,000,000 shares of Common Stock can be granted to employees, officers, directors, consultants, independent contractors or other service providers.

     The following summary is qualified in its entirety by reference to the full text of the 2001 and 2002 Plans (collectively, the “Plans”). Unless otherwise indicated, the summary is applicable to each of the Plans.

     The Option Plans. The Option Plans provide for the granting of awards of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options (“NSOs”) (awards of ISOs and NSOs are sometimes hereinafter collectively referred to herein as “Awards”).

     Purpose. The purpose of the Option Plans is to provide our employees, officers, directors, consultants and independent contractors with an additional incentive to promote the success of our business and to encourage employees and service providers to remain in the employ or service of the Company.

     Administration. The Plans are administered by a committee (the “Committee”), which consists of the Board of Directors.

     Exercise Price. The exercise price per share for each share under a nonqualified option shall be determined by the Committee but shall not be less than eighty-five percent (85%) of the fair market value per share on the date of the grant of the nonqualified option. The Plans provide for the authority by the Committee to grant ISOs to any employee of the Company or any subsidiary of the Company and to determine the terms and conditions of each grant, including without limitation, the number of shares subject to each ISO. The ISO exercise price will be determined by the Committee but shall not be less than the fair market value of the common stock on the date of grant provided, however, that the exercise price shall not be less than 110% of the fair market value and the exercise period will not exceed five years if the employee was the holder of more than 10% of the Company’s outstanding voting securities.

     Payment of Exercise Price. The consideration to be paid for the shares to be issued upon exercise of an option, including the method of payment, shall be determined by the Committee and may consist of promissory notes, shares of the Common Stock of the Company or such other consideration and method of payment for the shares as may be permitted under applicable state and federal laws. As of the date hereof, approximately 3,447,500 options have been granted pursuant to the Plans.

     The Company intends to submit to its shareholders a new plan to conform to newly promulgated SEC guidelines, which will combine the Plans. The maximum number of options which will be available under all plans, including previously granted options, will be 4,500,000.

Option Compensation to AHI, Consultants and Members of the Scientific Advisory Board

     AHI Management and Hong Kong Options. The AHI Agreement provides that AHI is to receive a 12% royalty in net revenue on sales to AHI patients, and 6% on net revenues from other heart institutes that they introduce and that result in definitive agreements signed with the Company. AHI has received options to purchase 1,000,000 shares of our Common Stock at $0.35 per share, subject to a vesting schedule as follows: 600,000 options which will vest upon AHI agreeing to endorse, distribute and product the logo, 200,000 options vesting when gross aggregate sales equal or exceed $1,000,000, and an additional 200,000 options which will vest when gross aggregate sales equals or exceeds $1.5 million. All shares issuable under the exercise of any of the options described above are subject to a resale restriction of one year, commencing on the date exercised, pursuant to Rule 144. In addition, in the event of an underwritten offering, each holder has agreed to a 180 day lock-up. In July 2003, the Company and AHI executed an amendment to the AHI agreement, extending the term for an additional year. In consideration for such extension, AHI received the right to exercise 100,000 shares of Common Stock through a “net exercise” provision (i.e. a certain amount of options are cancelled by virtue of an option exercise), and the option exercise period was extended to three years. AHI also agreed not to sell in excess of 25,000 shares received or such net expense in any rolling 30 day period. AHI also assigned its commissions and royalties to Cordian LLC, an entity affiliated with Dr. Diethrich’s family.

     In consideration for acting as the exclusive distributor in the above territories, AHI Management Hong Kong has received options to purchase 1,000,000 shares of our Common Stock at $0.35 per share, subject to the following vesting schedule: 300,000 options were deemed to have vested on August 21, 2001, the date of the agreement, however the shares are subject to recall by the Company if gross aggregate sales of the products does not equal or exceed $2.0 million within the first 30 months; 100,000 options will vest when gross aggregate sales equal $5.0 million; an additional 200,000 options will vest when gross aggregate sales equal $8.0 million; an additional 200,000 options will vest when gross aggregate sales equal $12.0 million; and the remaining 200,000 options will vest when gross aggregate sales reach or exceeds $15.0 million. All shares issuable under the exercise of any of the options described above are subject to a resale restriction of one year, commencing on the date of such exercise, under Rule 144. In addition, in the event of an underwritten offering, each holder has agreed to a 180 day lock-up.

     In July 2003, the AHIHK Agreement was amended to provide for the immediate vesting of options to acquire 300,000 shares of our common stock, and the elimination of any lock-up period relating thereto. In consideration for such change, AHIHK agreed to eliminate their right to act as our exclusive distributor in China. We are now able to seek other distributors in such territory on a non-exclusive basis.

     Consultants’ Warrants and Options. On March 25, 2002, we entered into a two year Consulting Agreement with Leslie D. Michelson. Under the terms of the agreement, Mr. Michelson, in addition to monthly payments of $2,000, received warrants to purchase 500,000 shares of our Common Stock at a price of $1.00 per share. The warrants vest over 17 months.

     On March 25, 2002 we entered into a two year Consulting Agreement with Brian C. Smith. Under the terms of the agreement, Mr. Smith, in addition to monthly payments of $2,000, received warrants to purchase 150,000 shares of Common Stock at a price of $1.00 per share. The warrants vest over 17 months.

On May 8, 2002, we entered into a two year Consulting Agreement with Demetrie Argyropoulos. Under the terms of the agreement, Mr. Argyropoulos received options to purchase 120,000 shares of our Common Stock at a price of $2.80 per share. The options vest over 18 months.

     On May 19, 2002, we entered into a two year Consulting Agreement with Stephen Songsheng Cheng. Under the terms of the agreement, Mr. Chen received options to purchase 200,000 shares of our Common Stock at a price of $3.00 per share. The options vest over 24 months. Effective July 9, 2003, we agreed to amend Mr. Chen consulting agreement, and granted to Mr. Chen an additional 125,000 shares of Common Stock valued at $142,500 and Series A warrants to acquire 125,000 shares of Common Stock at an exercise price of $1.00.

     Effective September 20, 2002, Martin Wallace was granted the right to receive nonqualified stock options to acquire up to 500,000 shares of the Company’s common stock at an exercise price equal to $1.50. Such options vest at a rate equal to 2 times the number of Units of paid in full orders for the Product from “Conforming Contracts” (as such term is defined below) during the 12 month period commencing extending through September 30, 2003. A Conforming Contract is a contract with a Medical Service Provider which, among other conditions, agrees to actively endorse and promote the Company’s products and which contractually agrees that the products will be the exclusive products endorsed and promoted by them relative to the particular disease for which it is intended. No warrants have yet been issued.

     In respect with the placement of 350,000 units in the November 2002 private placement, Atlas Capital Services received a warrant during April 2003 to purchase 35,000 shares of common stock at $1.00 per share.

     In respect with the placement of $1,000,000 of our Series B Preferred Stock to Strong International in April 2003, Mr. Cheng received an additional Series D Warrant to purchase 200,000 shares of our Common Stock at an exercise price of $1.30.

     In July 2003, Mr. Chen received a cash payment of $62,500 and 62,500 shares of common stock valued at $71,250 as consideration for his services in the placement of the Series C Preferred Stock. Mr. Chen also received as consideration for his services in the placement of our Series C Preferred Stock (i) a stock option to acquire 62,500 shares of Common Stock at an exercise price of $1.00 per share valued at $13,750 and (ii) a Series D Warrant to acquire 250,000 shares of common stock at an exercise price of $1.30 per share. All of such warrants are fully vested.

     Scientific Advisory Board Options. On March 25, 2002 we entered into a two year Consulting Agreement with Michael H. Davidson, who serves as chairman of the Scientific Advisory Board. Under the terms of the agreement Dr. Davidson, in addition to monthly payments of $4,200, received options to purchase 200,000 shares of our Common Stock at a price of $1.00 per share. The options vest over 17 months. In April 2003, the Board approved a grant of 20,000 shares of additional common stock valued at approximately $20,000 to Dr. Davidson in respect of additional services which he performed on our behalf, including assisting in developing the protocols for the Phoenix Fire Department test.

     Effective as of October 1, 2001, we entered into a three year Consulting Agreement with Howard Wernick. Under the terms of the agreement with Dr. Wernick, in addition to the payment by the Company of certain medical malpractice expenses for Dr. Wernick (approximately $3,800 for 2002), Dr. Wernick received warrants to purchase 300,000 shares of our common stock, exercisable at $0.35 per share. In April 2003, as a result of Dr. Wernick’s additional work, the Board approved a grant of 20,000 additional shares of Common Stock valued at approximately $20,000 to Dr. Wernick in respect of additional services which he performed on our behalf including assisting in developing the protocols for the Phoenix Fire Department test.

     On May 15, 2000 we entered into a three year Scientific Advisory Board Agreement with Dr. Dennis Sprecher. Under the terms of the agreement, Dr. Sprecher will assist in developing, manufacturing and testing of nutraceutical formulations, assist in the design and development of compliance and lifestyle programs intended to enhance patient compliance with Vital Living’s Nutraceuticals, and advise on the needs of potential clients, partners, and other users. Dr. Sprecher, in addition to payments of $1,250 per Scientific Advisory Board meeting, received options to purchase 15,000 shares of our Common Stock at a price of $2.80 per share. The options vest 1,250 on August 1, 2002, and an additional 1,250 will vest on the 1st day of every third month for the term of his agreement.

     On May 16, 2002 we entered into a one year Scientific Advisory Board Agreement with Thomas Allison, PHD and the Mayo Foundation for Medical Education and Research. Under the terms of the agreement, Dr. Allison will assist in developing, manufacturing and testing of nutraceutical formulations, assist in the design and development of compliance and lifestyle programs intended to enhance patient compliance with our nutraceuticals, and advise on the needs of potential clients, partners, and other users. Dr. Allison shall receive payments of $1,250 per Scientific Advisory Board meeting, which shall be paid directly to the Mayo Foundation.

     On May 7, 2002 we entered into a three year Scientific Advisory Board Agreement with David Maron, MD. Under the terms of the agreement. Dr. Maron will assist in developing, manufacturing and testing of nutraceutical formulations, assist in the design and development of compliance and lifestyle programs intended to enhance patient compliance with our nutraceuticals, and advise on the needs of potential clients, partners, and other users. Dr. Maron, in addition to payments of $1,250 per Scientific Advisory Board meeting, received options to purchase 15,000 shares of our Common Stock at a price of $2.80 per share. The options vest 1,250 on August 1, 2002, and an additional 1,250 will vest on the 1st day of every third month for the term of his agreement.

     Effective as of June 17, 2002, the Company entered into a three year Special Advisory Board Agreement with Dr. Ronald Krauss. Under the terms of the agreement, Dr. Krauss will assist in developing, manufacturing and testing nutraceutical formulations, assist in the design and development of compliance and lifestyle programs intended to enhance patient compliance with our nutraceuticals, and advise on the needs of potential clients, partners and other users. Dr. Krauss in addition to payments of $1,250 per meeting attended received options to purchase 15,000 shares of our common stock at a price of $2.80 per share. These options vest 1,250 on August 1, 2002 and an additional 1,250 will vest on the 1st day of every third month for the term of the Agreement.

     Effective as of May 7, 2002, the Company entered into a three year Special Advisory Board Agreement with Dr. John Sutherland. Under the terms of the agreement, Dr. Sutherland will assist in developing, manufacturing and testing nutraceutical formulations, assist in the design and development of compliance and lifestyle programs intended to enhance patient compliance with our nutraceuticals, and advise on the needs of potential clients, partners and other users. Dr. Sutherland in addition to payments of $1,250 per meeting attended received options to purchase 15,000 shares of our common stock at a price of $2.80 per share. These options vest 1,250 on August 1, 2002 and an additional 1,250 will vest on the 1st day of every third month for the term of the Agreement.

CERTAIN TRANSACTIONS AND RELATED TRANSACTIONS

     On May 21, 2001, Bradley D. Edson, Martin J. Gerst, Donald C. Hannah, and Kenneth F. Lind, principal stockholders, directors and officers, entered into a lock up agreement, which lock up agreement was attended June 19, 2001 at the request of the Securities Administrator for the State of Nevada. Pursuant to the amendment to the lock up agreement, the partners collectively agreed to a lock up of their shares until the earlier of (i) a period of three years from June 2001; (ii) when our common stock is traded on the NASD OTC:BB at an average share price of greater than $0.28 for a minimum of three months; (iii) the common stock is listed on The NASDAQ Small Cap or higher market; or (iv) we have paid the initial purchase price back to the purchasing shareholders in the Regulation D, Rule 504 Registration filed with the State of Nevada in June of 2001. In connection with the settlement of Mr. Lind’s employment agreement, the lock-up agreements were effectively extended through the earlier to occur of (a) 120 days following the effective date of our Registration Statement on form SB-2 filed on March 7, 2003 or (b) November 20, 2003.

     Prior to June 1, 2002, for a period of 13 months, we leased our executive offices and related storage space at 2800 S. Rural Road, Tempe, Arizona from Camper Clubs of America, Inc., a company founded and owned by Mr. Edson and Mr. Gerst, who were our directors and founders. Total amounts paid for rent and office costs were $51,095. The terms and conditions of the lease were deemed to be at market rates. As of June 1, 2002 we have procured new office space from an unaffiliated party.

     Effective as of August 1, 2001, we entered into a consultant agreement with Michael Edson. Michael Edson is the brother of our CEO, Bradley D. Edson. Mr. Edson’s responsibilities include the prospecting, establishing and servicing of various complementary and alternative practices as well as other proprietary distribution channels. To date he has initiated selling agreements with over 100 physician offices and specialty health food stores. Mr. Edson has worked for us since our inception for no compensation, and since May 7, 2001 has applied the majority of his time to our operations. A consulting agreement was formalized with Mr. Edson on August 1, 2001. The twelve-month agreement calls for total compensation of $75,000 and runs from August 1, 2001 to July 31, 2002, at which time it expired pursuant to its terms.

     We had a receivable from Camper Club of America, Inc., CCA Products, Inc., and a corporation previously doing business as Vital Living totaling $37,372 that was written off. These entities were controlled by Messrs. Edson and Gerst, founders, officers and directors. We previously advanced an aggregate of $52,500 to Messrs. Edson and Gerst with interest accruing on such advances at 6%. This advance has been repaid in cash.

     We had an unsecured demand note payable to Bradley D. Edson totaling $43,500. Interest accrued at 10%. We also had payables to officers totaling $147,926 for unpaid salaries and other reimbursable expenses, which were divided as follows: $57,926 to Brad Edson, $64,500 to Ken Lind, and $25,000 to Eric Anderson. All such obligations have been paid in full during 2002. In connection with the termination of Mr. Lind’s employment in December 2002, we paid approximately $67,500 in severance compensation to him, as provided by the terms of his since terminated employment agreement.

     We utilized consulting and professional services from officers, entities owned by officers and consultants affiliated with us, all of whom are identified in this section, totaling $164,250. These agreements were entered into prior to our entering into formal employment agreements with such individuals.

     During the period from October 2001 through October 2002, we paid the model medical malpractice insurance premium for Dr. Howard Warnick. This premium was $3,778.

     We are party to two consulting agreements with an active director and a former director. On April 4, 2002, we entered into a three year consulting agreement with Martin Gerst, formerly our Secretary, Treasurer and a director. Under the terms of the agreement, Mr. Gerst, in addition to monthly payments of $2,000, received warrants to purchase 500,000 shares of our common stock at a price of $1.50 per share. The warrants are fully vested. Pursuant to the terms of the agreement, Mr. Gerst provides services relative to capital formation, strategic relationships and helping brand our products. The value of these warrants, computed under the Black-Scholes option pricing model, is $280,580.

     The second consulting agreement is with Robert Eide, one of our directors, who is also a principal of Aegis Capital Corp. Aegis received a fee of $60,000 and 50,000 shares of common stock for investment banking activities in connection with the MAF acquisition, as well as a fee of $40,000 in respect of commissions in the related private placement. The value of these shares at the issuance date was $68,000. During July 2003, Aegis received a fee of 100,000 shares of common stock to assist with the purchase of COF. These shares were valued at $114.000 on the closing date.

     Stephen S. Chen, the owner of approximately 7.75% of our outstanding common stock (assumes a conversion of the Series A Preferred Stock that he owns into shares of common stock), and is a consultant relative to our activities in China. In this regard, pursuant to a May 2002 consulting agreement, he is to assist us in establishing an office and presence in China, qualify us to do business in China, secure additional investors, and facilitate the introduction and negotiations of strategic alliances. Mr. Chen’s mandate also includes establishing relationships with other physicians and health care providers who may wish to help in the distribution of our products. The term of the agreement is for two years. As consideration for his services under the consulting agreement, Mr. Chen received options to acquire 200,000 shares of our common stock, subject to vesting requirements, at $3.00 per share.

     We believe that of all of the transactions were of arms-length and on terms more favorable than from unaffiliated third parties.

DESCRIPTION OF SECURITIES

     The following summary description of our Common Stock and the Warrants is qualified in its entirety by reference to the actual form of Warrant which has been filed as an Exhibit to the prospectus with the Securities and Exchange Commission and the following summary description of our capital stock is qualified in its entirety by reference to our Articles of Incorporation, as amended.

Common Stock

     We are authorized to issue up to 100,000,000 shares of Common Stock, $0.001 par value per share. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are validly authorized and issued, fully paid, and nonassessable.

Warrants

     General. The Series B Warrants have an exercise price of $1.65 per Warrant and the Series C Warrants have an exercise price of $2.14 per Warrant and the Officer’s Warrants have an exercise price of $0.01 per Warrant. The Warrants may be exercised, at the option of the holder thereof, at any time during the period commencing on the Closing Date of the Offering and terminating on the third anniversary of the Closing Date. Unless previously exercised, the right to exercise the Warrants will terminate on such date.

     The Warrant holders have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the Warrants, with a resulting dilution in the interests of the Company’s shareholders by reason of exercise of Warrants at a time when the exercise price is less than the market price for the Common Stock. Further, the terms on which the Company could obtain additional capital during the life of the Warrants may be adversely affected. The Warrant holders may be expected to exercise their Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the Warrants.

     The holders of the Warrants will not have any of the rights or privileges of shareholders of the Company, including voting rights and rights to receive dividends, prior to exercise of the Warrants. The Company will reserve out of its authorized but unissued shares a sufficient number of shares of Common Stock for issuance on exercise of the Warrants. The Common Stock issuable on exercise of the Warrants will be, when issued, duly authorized and validly issued, fully paid, and nonassessable.

     For a holder to exercise the Warrants there must be a current registration statement in effect with the Commission and registration or qualification with, or approval from, various state securities agencies with respect to the shares or other securities underlying the Warrants, or an opinion of counsel for the Company that there is an exemption from registration or qualification. See “Description of Securities — Registration Rights” for a description of the registration rights relating to the Warrant Shares.

     Antidilution. In the event that the Company shall at any time after the Initial Closing (i) declare a dividend, or make a distribution, on the outstanding Common Stock payable in shares of its capital stock (ii) subdivide the outstanding Common Stock into a greater number of shares of Common Stock, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then, in each case, the exercise price per Warrant Share in effect at the time of the record date for the determination of shareholders entitled to receive such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying such exercise price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action. Upon such adjustments to the exercise price, the number of Warrant Shares issuable upon exercise of each Warrant shall simultaneously be adjusted by multiplying the number of Warrant Shares theretofore issuable upon exercise of such Warrant by the exercise price theretofore in effect and dividing the product so obtained by the exercise price, as adjusted.

     Reorganizations. In the event of any reclassification, capital reorganization or other similar change of outstanding Common Stock, any consolidation or merger involving the Company (other than a consolidation or merger which does not result in any reclassification, capital reorganization, or other similar change in the outstanding Common Stock), or a sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety, each Warrant will thereupon become exercisable only for the kind and number of shares of stock or other securities, assets or cash to which a holder of the number of shares of Common Stock issuable (at the time of such reclassification, reorganization, consolidation, merger or sale) upon exercise of such Warrant would have been entitled upon such reclassification, reorganization, consolidation, merger or sale. In the case above, the effect of these provisions would be that the holder of a Warrant would thereafter be limited to exercising such Warrant at the exercise price in effect at such time for the amount of cash per share that a Warrant holder would have received had such holder exercised such Warrant and received Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received could be more or less than the exercise price of the Warrant.

     Exercise Procedure. Each holder of a Warrant may exercise such Warrant by surrendering the certificate evidencing such Warrant, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price, to the Company at its executive offices. Such offices will initially be located at 5080 N. 40th Street, Suite 105, Phoenix,

Arizona 85018-2147. The exercise price will be payable by cash or by certified or official bank check payable in U.S. dollars to the order of the Company. If fewer than all of the Warrants evidenced by a Warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Certificates evidencing the Warrants may be exchanged for new certificates of different denominations by presenting the Warrant certificates at the office of the Company.

Preferred Stock

     The Company is authorized to issue up to 50,000,000 shares of Preferred Stock, $0.001 par value per share. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of shares of Preferred Stock could adversely affect the rights of the holders of Common Stock and therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue Preferred Stock could also discourage, delay or prevent a takeover of the Company. See “Risk Factors — The Possible Issuance of Preferred Stock May Make an Acquisition of the Company Less Likely, And May Also Reduce The Value of The Common Stock.”

     On June 21, 2002, the Company completed the private placement of, and issued, 3,712,000 shares of Series A Preferred Stock. As of the date hereof, the Company issued 380,488 of additional Series A Preferred Stock as a dividend to existing Series A Preferred Stockholders with similar rights and privileges as the original offering. The rights, preferences, restrictions and other matters relating to the Series A Preferred Stock are as follows:

1.	Designation. The Preferred Stock is designated as 10% Series A Preferred Stock (the “Series A Preferred”).

2.	Dividend Provisions. The holders of the Series A Preferred are entitled to a preferred dividend at the rate of 10% per annum. Dividends on the Series A Preferred will be cumulative and shall be paid in additional shares of Series A Preferred at a price equal to $1.00 per share and will contain all the rights and privileges and be subject to all the terms and conditions as set forth herein. Dividends shall be paid semi-annually.

3.	Liquidation Preference.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of series of Series A Preferred that may from time to time come into existence, the holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 for each outstanding share of Series A Preferred (the “Original Series A Issue Price”) and (ii) an amount equal to 12% of the Original Series A Issue Price for each 12 months that has passed since the date of issuance of any Series A Preferred plus any accrued or declared but unpaid dividends on such share (such amount (of declared but unpaid dividends) being referred to herein as the “Premium”).

4.	Redemption. The Company may following twelve (12) months from the date of issuance (the “Redemption Date”), at the option of the Board of Directors, redeem in whole or in part the Series A Preferred by paying in cash in exchange for the shares of Series A Preferred to be redeemed a sum equal to $1.50 per share of Series A Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares (the “Redemption Price”). Any redemption effected pursuant to this subsection (4)(a) shall be made on a pro rata basis among the holders of the Series A Preferred in proportion to the number of shares of Series A Preferred then held by them.

5.	Conversion. The holders of the Series A Preferred shall have conversion rights as follows (the “Conversion Rights”):

(a)	Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time following the first anniversary of the date of issuance of such share and on or prior to the fifth (5th) day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to the Series A Preferred, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The Conversion Price per share for shares of Series A Preferred shall be calculated as follows:

(i)	If the Series A Preferred is converted between the first anniversary and prior to the fifteenth (15th) month from the date of issuance, the Conversion Price per share shall be equal to the Original Series A Issue Price; or

(ii)	If following the fifteenth (15th) month from the date of issuance the Common Stock is publicly traded on NASDAQ, the Over-the-Counter Bulletin Board or other national stock exchange, the Conversion Price shall be 60% of the average closing price of the Common Stock for the 30 days prior to the date of conversion (“Trading Conversion Price”), however, in no event shall the Conversion Price be less than the Original Series A Issue Price.

(b)	Automatic Conversion. Each share of Series A Preferred shall automatically be converted into shares of Common Stock on the first day of the eighteenth (18th) month following the original issue date of the Series A Preferred, at a Conversion Price equal to the greater of the Trading Conversion Price or the Original Series A Issue Price.

     In addition, for every five shares of Series A Preferred converted to Common Stock, we will grant the shareholder one warrant (the “Series A Warrants”) or a total of 818,498 Warrants if all Series A Preferred were converted. These Series A Warrants are exercisable after one year from grant at a price of $2.00 per share. The Series A Warrants hold registration rights, and we agreed to immediately register underlying warrant shares, at our expense, 12 months from the issue of the Series A Preferred.

6.	Voting Rights. The holder of each share of Series A Preferred shall not have any voting rights.

7.	Protective Provisions. So long as any shares of Series A Preferred are outstanding, we shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of Series A Preferred which is entitled, other than solely by law, to vote with respect to the matter, and which Series A Preferred represents at least a majority of the voting power of the then outstanding shares of such Series A Preferred:

(a)	sell, convey, or otherwise dispose of or encumber all or substantially all of our property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of;

(b)	alter or change the rights, preferences or privileges of the shares of Series A Preferred so as to affect adversely the shares;

(c)	increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred;

(d)	authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Series A Preferred with respect to dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series A Preferred; or

(e)	amend our Articles of Incorporation or bylaws.

     On April 16, 2003, the Company completed the private placement of, and issued 1,000,000 shares of 25% Series B Preferred Stock to Strong. The rights, preferences, restrictions and other matters relating to the Series B Preferred Stock are as follows:

1.	Designation. The Preferred Stock is designated as Series B Preferred Stock (the “Series C Preferred”).

2.	Dividend Provisions. The holders of the Series A Preferred are entitled, on a one time basis, to a preferred dividend at the rate of 25% per annum. The dividend is subject to adjustment based on the closing sales price as of the date of the last sale of the Series B Preferred Shares.

3.	Liquidation Preference and Other Protective Provisions. The Series B Preferred have no liquidation preference nor do they have any other protective provisions.

4.	Conversion. The holders of the Series B Preferred shall have conversion rights to convert into shares of common stock at any time.

5.	Voting Rights. The holder of each share of Series B Preferred shall not have any voting rights. In addition, each holder of the Series B Preferred Stock was granted one Series D warrant exercisable at $1.30 per share and one Series E warrant exercisable at $1.60 per share.

     On July 9, 2003 the Company issued 500,000 shares of 50% Series C Preferred Stock to Strong. The rights, preferences, restrictions and other matters relating to the Series C Preferred Stock are as follows:

1.	Designation. The Preferred Stock is designated as Series C Preferred Stock (the “Series C Preferred”).

2.	Dividend Provisions. The holders of the Series C Preferred are entitled, on an annual basis for two years, to a preferred dividend at the rate of 50% per annum. The dividend is subject to adjustment based on the closing sales price as of the date of the last sale of the Series C Preferred Shares.

3.	Liquidation Preference and Other Protective Provisions. The Series C Preferred have no liquidation preference nor do they have any other protective provisions.

4.	Conversion. The holders of the Series C Preferred shall have conversion rights to convert into shares of common stock at any time.

5.	Voting Rights. The holder of each share of Series C Preferred shall not have any voting rights. In addition, each holder of the Series C Preferred Stock was granted one Series D warrant exercisable at $1.30 per share and one Series E warrant exercisable at $1.60 per share.

Transfer Agent

     Pacific Stock Transfer is the transfer agent for our Common Stock. Their address and telephone number is 5844 Pecos Road, Suite D, Las Vegas, Nevada 89120; (702) 361-3033.

DESCRIPTION OF CAPITAL STOCK AND OTHER SECURITIES

SHARES ELIGIBLE FOR FUTURE SALE

     Our common stock trades on the Over The Counter Bulletin Board under the symbol “VTLV” Sales of substantial amounts of our common stock in the public market or the perception that such sales could occur could materially adversely affect the prevailing market price and our ability to raise equity capital in the future.

     As of the date hereof, we had 21,012,116 shares outstanding. This amount does not include shares which, in the future, may be issued under options or warrants. Upon completion of this offering, assuming the issuance of 4,045,000 shares of our common stock upon the exercise of the Warrants, we will have issued and outstanding 25,057,116 shares of common stock. The shares that have been registered are freely tradeable without restriction under the Securities Act of 1933, unless purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act of 1933.

     The remaining shares of common stock outstanding upon completion of the offering, determined as if all outstanding warrants have been exercised, will be held by approximately 10 holders and will be “restricted securities” as that term is defined in Rule 144 as promulgated under the Securities Act (“Restricted Stock”). Restricted Stock may be sold in the public market only if registered or if qualified for an exemption from registration pursuant to Rule 144 or Rule 701 as promulgated under the Securities Act, which rules are summarized below, or pursuant to another exemption from registration. Sales of the Restricted Stock in the public market, or the availability of such shares for sale, could materially adversely affect the market price of the common stock. In general, pursuant to Rule 144, beginning 90 days after the date of the final prospectus from our initial public offering, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Stock for at least one year (including the holding period of any prior owner other than an affiliate of the Company) would be entitled to sell within any three month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of common stock then outstanding or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of notice of such sale. Sales pursuant to Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate of ours) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Any employee, officer or director of or consultant to us who purchased his or her shares of common stock pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates of ours to sell their Rule 701 shares pursuant to Rule 144 without complying with the holding period requirements of Rule 144, as described above. Rule 701 further provides that nonaffiliated shareholders may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares was required to wait until 90 days after the date of the final prospectus from our initial public offering before selling his shares.

LEGAL MATTERS

     Certain legal matters in connection with the validity of the shares of common stock being offered hereby will be passed upon for us by Kelly Lytton & Vann LLP, 1900 Avenue of the Stars, Suite 1450, Los Angeles, California 90067.

EXPERTS

     The Financial Statements of Vital Living, Inc. as of and for the year ended December 31, 2002 and the Financial Statements of MAF BioNutritional, LLC as of November 22, 2002 and for the period from January 1, 2002 through November 22, 2002 have been audited by Pannell Kerr Forster of Texas, P.C.

     The financial statements of Vital Living, Inc. as of December 31, 2001 and for the period from inception (January 22, 2001) through December 31, 2001 have been audited by Weaver & Martin, LLC. The Financial Statements of MAF BioNutritionals, LLC as of December 31, 2001 and for the years ended December 31, 2001 and 2000 have been audited by Sherb & Co. LLP. These Financial Statements included in this prospectus have been so included in reliance on the reports of these independent accountants, and are so included in reliance upon their reports given their authority as experts in auditing and accounting.

ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information regarding us and our common stock, please review the registration statement, including exhibits, schedule and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. The registration statement, including the exhibits and schedule thereto, may be inspected without charge at the principal office of the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Securities and Exchange Commission’s Regional Offices located at The Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The registration statement, including the exhibits and schedule thereto, can also be accessed through the EDGAR terminals in the Securities and Exchange Commission’s Public Reference Rooms in Washington, Chicago and New York or through the World Wide Web at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page

Vital Living, Inc.

Unaudited Pro forma Combined Statement of Operations for the year ended December 31, 2002	F-1
Notes to unaudited Pro Forma Combined Financial Statements	F-2
Consolidated Balance Sheet as of March 31, 2003	F-4
Consolidated Statements of Operations for the Three Months Ended March 31, 2003 and 2002	F-5
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2003 and 2002	F-6
Notes to unaudited Consolidated Financial Statements	F-7

Independent Auditors’ Report	F-14
Consolidated Balance Sheets, December 31, 2002 and 2001	F-16
Consolidated Statements of Operations for the Year Ended December 31, 2002 and for the Period from Inception (January 22, 2001) Through December 31, 2001	F-17
Consolidated Statements of Stockholders’ Equity for the Year Ended December 31, 2002 and for the Period From Inception (January 22, 2001) Through December 31, 2001	F-18
Consolidated Statements of Cash Flows for the Year Ended December 31, 2002 and for the Period From Inception (January 22, 2001) Through December 31, 2001	F-19
Notes to Consolidated Financial Statements	F-20

MAF BioNutritionals

Independent Auditors’ Report	F-36
Balance Sheet, November 22, 2002	F-37
Statement of Operations for the Period from January 1, 2002 through November 22, 2002	F-38
Statement of Members’ Capital Deficiency for the Period from January 1, 2002 through November 22, 2002	F-39
Statement of Cash Flows for the Period from January 1, 2002 through November 22, 2002	F-40
Notes to Financial Statements	F-41

Independent Auditors’ Report	F-46
Balance Sheet, December 31, 2001	F-47
Statements of Operations for Years Ended December 31, 2001 and 2000	F-48
Statements of Members’ Capital Deficiency for the Years Ended December 31, 2001 and 2000	F-49
Statements of Cash Flows for the Years Ended December 31, 2001 and 2000	F-50
Notes to Financial Statements	F-51

Vital Living, Inc.
Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2002

					Pro Forma
					for the
					Combination
	Vital			Pro Forma	and Issue
	Living, Inc.	MAF	Boulder Bar(2)	Adjustments	of Shares

Sales	$260,844	$1,242,097	$295,903	$—	$1,798,844

Cost of sales	193,032	627,588	117,776	—	938,396

Gross profit	67,812	614,509	178,127	—	860,448

Administrative expense
Payroll and other labor costs	1,341,103	349,416	11,567	—	1,702,086
Consulting and Professional fees	1,607,621	270,885	13,988	—	1,892,494
Office and equipment rent	151,148	30,836	3,200	—	185,184
Selling and general and administrative	411,824	284,920	60,740	—	757,484
Research and development	510,436	44,209	—	—	554,645

Total administrative expenses	4,022,132	980,266	89,495	—	5,091,893

Operating loss	(3,954,320)	(365,757)	88,632	—	(4,231,445)

Other income (expenses)
Interest income	13,077	3,637	—	—	16,714
Other income	—	—	1,442	—	1,442
Interest expense	(8,652)	(110,070)	(1,538)	—	(120,260)

Net Income (loss)	(3,949,895)	$(472,190)	$88,536	$—	(4,333,549)

Deemed dividend associated with beneficial conversion of preferred stock	(2,235,519)				(2,235,519)

Net loss available to common stockholders	$(6,185,414)				$(6,569,068)

Basic and diluted loss per common share (1)	$(0.28)				$(0.26)
Deemed dividend associated with beneficial conversion of preferred stock (1)	$(0.15)				$(0.14)

Basic and diluted loss available to common stockholders (1)	$(0.43)				$(0.40)

Basic and diluted weighted average of number of common shares outstanding (1)	14,278,129				16,497,307

See accompanying notes to Unaudited Pro Forma Combined Financial Statements.

VITAL LIVING, INC.

Notes to Unaudited Pro Forma Combined Financial Statements

Note 1. General Information and Basis of Presentation

General Information

The Unaudited Pro Forma Combined Financial Statements and related notes are presented to show the pro forma effects of the acquisition of MAF BioNutritionals (“MAF”) and the concurrent issuance of 1,367,500 common shares and a like amount of Series B Warrants and Series C Warrants. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the audited financial statements of Vital Living, Inc. as of December 31, 2002 and the audited financial statements of MAF as of and for the years ended December 31, 2001 and 2000 contained elsewhere in this document. The unaudited pro forma combined results of operations presented herein are for illustration purposes only. The unaudited pro forma results of operations for the year ended December 31, 2002 are not necessarily indicative of the results of operations that may be obtained by us in the future or operating results that would have been achieved had the MAF Acquisition been completed as of the January 1, 2002.

Basis of Presentation

The Unaudited Pro Forma Combined Statement of Operations has been prepared assuming the MAF Acquisition transaction had occurred as of January 1, 2002. The Vital Living, Inc. historical balances as of December 31, 2002 represents the audited balances for the year ended December 31, 2002 and were derived from audited financial statement contained within our Annual Report on Form 10-KSB for the year ended December 31, 2002. The statement of operations of MAF comprise activity for the period January 1, 2002 through November 22, 2002 and were compiled from their historical financial statements and are unaudited. The Statement of Operations of Boulder Bar were compiled from their historical financial statements and are unaudited. The MAF Acquisition was accounted for using the purchase method of accounting.

Proforma adjustments relating to recording of the MAF Acquisition are based on preliminary purchase price allocations. Actual adjustments will be based on final appraisals and other analysis of fair values of acquired identifiable tangible and intangible assets, deferred tax assets and liabilities and acquired contracts, which will be completed after we obtain third party appraisals and review all available data. Differences between preliminary allocations of the purchase price, as presented herein, and the final allocation could have a significant impact on the accompanying unaudited proforma financial statements, results of operations and financial position.

On November 22, 2002, Vital Living Inc. (the “Company” or “we”) completed the acquisition (the “MAF Acquisition”) of privately-held MAF of Boonton, NJ, an innovative nutraceutical company selling to health conscious consumers and practitioners nationwide. The purchase price was 2,500,000 restricted shares of our Common Stock valued a $1.64 per share, with no registration rights. Concurrently the Company issued 1,367,500 shares of common stock and a like amount of Series B and Series C warrants. The issuance of the 1,367,500 shares of common stock and Series B and Series C warrants were issued in a private placement of common shares to accredited investors unrelated to the MAF Acquisition. The private offering of shares was necessary to provide the Company with additional liquidity. The proceeds have been received and are will be used for general working capital purposes.

In connection with the MAF Acquisition, we provided a guaranty of approximately (i) $242,000 of MAF debt which was incurred in connection with MAF’s Acquisition in early 2002 of Boulder Endurance Co., Inc. We also guaranteed a loan obligation of MAF of $582,000, which amount relates to a loan facility from Commerce Bank NA of Flemington, NJ. This obligation, which bears interest at the prime rate plus 1.5% and matures in 2008, is 75% guaranteed by the U.S. Small Business Administration.

Note — 2 Pro Forma Adjustments

The Unaudited Pro Forma Combined Statement of Operations is based on the statements of operations of Vital Living, Inc. (the “Company”) and MAF as of and for the periods presented herein and as described in Note 1. The Unaudited Pro Forma Combined Statements of Operations gives effect to the combination as if such transaction had occurred as of January 1, 2002, reflecting the adjustments and assumptions described below:

1) See “Net Loss Per Share” within Note 1 to the Financial Statements of Vital Living, Inc included herein for information regarding the calculation of net loss per share. Due to the Company incurring a net loss for all periods presented inclusion of common stock equivalents would be antidilutive, thus the basic and diluted loss per share are the same. The basic and diluted weighted average number of common shares outstanding reflects the issuance of 2,500,000 shares of common stock in connection with the MAF Acquisition, the concurrent sale of 1,367,500 shares of the Company’s common stock for $1.00 per share, the same amount of Series B Warrants and Series C Warrants and the exercise of the 1,340,000 Officer’s Warrant. The issuances of common shares in the MAF Acquisition are reflected as outstanding as if the transaction had occurred as of January 1, 2002. The 1,367,500 shares of common stock issued are reflected as outstanding for the period from November 23, 2002 through December 31, 2002.

2) Reflects the acquisition of certain assets of Boulder Bar Endurance, Inc. (“Boulder Bar”) effective April 9, 2002 by MAF. Accordingly, the results of operations of Boulder Bar for the period April 10, 2002 through December 31, 2002 are included within the results of operations of MAF for the period ended November 22, 2002 and within Vital Living for the period November 23, 2002 through December 31, 2002. The Pro Forma Combined Statement of Operations gives effect to the combination as if such transaction had occurred as of January 1, 2002.

VITAL LIVING, INC.

Consolidated Balance Sheets

	March 31,
	2003	December 31, 2002

	(Unaudited)
Assets
Current assets:
Cash	$493,327	$1,416,073
Accounts receivable	65,154	68,234
Inventory	314,342	273,361
Prepaid expenses and other current assets	59,532	25,833

Total current assets	932,355	1,783,501

Noncurrent assets:
Office machinery and equipment, net	157,325	172,295
Goodwill	4,893,517	4,893,517
Intangible assets, net	299,500	330,305

	5,350,342	5,396,117

	$6,282,697	$7,179,618

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$471,426	$428,287
Accounts payable to officers	—	22,500
Accrued liabilities	321,004	257,321
Current portion of long-term debt	283,234	291,688

Total current liabilities	1,075,664	999,796

Long term debt	464,813	521,494

Total liabilities	1,540,477	1,521,290

Commitments and contingencies	—	—

Stockholders’ equity (deficit):
Preferred stock par $.001, 50,000,000 shares authorized:
Preferred Stock-Series A $.001 par value, 10,000,000 shares authorized; 3,712,000 shares issued and outstanding	3,712	3,712
Preferred Stock-Series B $.001 par value, 10,000,000 shares authorized; no shares issued	—	—
Paid-in capital – preferred	6,972,267	6,972,267
Discount on preferred stock	(312,693)	(1,146,653)
Common stock $.001 par value, 100,000,000 shares authorized: 17,842,616 shares issued and outstanding	17,843	17,843
Paid-in capital – common	8,021,453	8,021,453
Restricted common stock issued for services, unamortized	(186,567)	(249,085)
Warrants and options issued for services, unamortized	(570,034)	(732,883)
Retained deficit	(9,203,761)	(7,228,326)

Total stockholders’ equity	4,742,220	5,658,328

	$6,282,697	$7,179,618

See accompanying notes to consolidated financial statements

VITAL LIVING, INC.

Consolidated Statements of Operations
(unaudited)

	Three Months Ended
	March 31,

	2003	2002

Revenue	$425,324	$20,777
Cost of goods sold	280,408	12,190

Gross profit	144,916	8,587

Administrative expenses
Labor costs	368,035	174,918
Professional and consulting fees	469,056	53,646
Office and equipment expense	39,296	19,338
Selling, general and administrative	253,387	54,670
Research and development	143,636	10,250

Total administrative expenses	1,273,410	312,822

Net loss from operations	(1,128,494)	(304,235)

Interest income	2,777	—
Interest expense	(15,758)	—

Net loss	(1,141,475)	(304,235)

Deemed dividend associated with beneficial conversion of preferred stock	(833,960)	(4,083)

Net loss available to common shareholders	$(1,975,435)	$(308,318)

Basic and diluted loss per share	$(0.06)	$(0.02)
Deemed dividend associated with beneficial conversion of preferred stock	(0.05)	—

Basic and diluted loss per share available to common shareholder	$(0.11)	$(0.02)

Weighted average basic and diluted common shares outstanding	17,842,616	13,626,554

See accompanying notes to consolidated financial statements

VITAL LIVING, INC.

Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended
	March 31,

	2003	2002

Cash flows from operating activities:
Net loss	$(1,141,475)	$(304,235)
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	47,205	4,205
Amortization of restricted common stock, options and warrants issued for services	225,367	—
Change in assets and liabilities:
Accounts receivable	3,080	9,214
Due from affiliates and officers	—	(33,564)
Inventory	(40,981)	1,887
Prepaid expense and other current assets	(33,699)	39,758
Accounts payable	43,139	12,594
Accounts payable to officers	(22,500)	—
Accrued liabilities	63,683	2,094

Cash used in operating activities	(856,181)	(268,047)

Cash flows from investing activities:
Purchase of equipment	(1,430)	—

Cash used in investing activities	(1,430)	—

Cash flows from financing activities:
Proceeds from note and payable to officers	—	43,451
Proceeds from note payable	—	1,163
Payment on notes payable	(65,135)	—
Sale of common stock	—	175,000
Sale of preferred stock paid for but not issued	—	75,000

Cash provided by (used in) financing activities	(65,135)	294,614

Increase (decrease) in cash	(922,746)	26,567
Cash at beginning of period	1,416,073	179

Cash at end of period	$493,327	$26,746

Supplemental cash flow information:
Interest paid	$10,965	$—

Non cash financing activities:
Warrants and options issued for services	$—	$463,409

See accompanying notes to consolidated financial statements

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

Note 1 – Significant Accounting Policies

The accompanying unaudited financial statements at March 31, 2003 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information on a basis consistent with the annual audited financial statements and with the instructions to Form 10-QSB. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The financial statements presented herein reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position as of March 31, 2003 and results of operations and cash flows for the three month period then ended. All such adjustments are of a normal recurring nature. The results of operations for the interim period are not necessarily indicative of the results expected for a full year. Certain amounts in the 2002 financial statements have been reclassified to conform to the 2003 presentations. The statements should be read in conjunction with the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002.

Organization and description of business

Vital Living, Inc. (the “Company” or “Vital Living”) was incorporated in the state of Nevada on January 22, 2001. The Company develops and markets nutraceuticals formulated by physicians for distribution through physicians. The Company is developing and testing nutraceuticals in collaboration with medical experts based on the best available scientific evidence. Nutraceuticals are designed to be incorporated by physicians into a standard physician/patient program, supported by a specially designed compliance regimen.

Acquisitions

MAF BioNutritionals

On November 5, 2002, the Company entered into a definitive agreement to acquired 100% of the equity of MAF BioNutritionals (“MAF”) in exchange for 2,500,000 shares of restricted common stock and provided a guarantee of approximately $920,000 in MAF debt obligations. The transaction closed on November 22, 2002. The MAF assets acquired and obligations assumed as of the closing of the transaction are summarized as follows:

Working capital assets and (liabilities), net	$(64,758)
Office machinery and equipment	8,232
Intangibles	327,520

270,994
Less — Debt obligations assumed	864,133

Net obligations assumed	$(593,139)

The acquisition purchase price was comprised of the value of the 2,500,000 shares of the Company’s common stock value at $1.64 per share (the fair market value per share of the Company’s common stock on the measurement date which was November 4, 2002), or $4,100,000, and other acquisition costs of $200,378. The excess of the purchase consideration over the net obligations assumed of $4,893,517 was recorded as goodwill.

Dr. Christopher’s Original Formulas, Inc.

On February 28, 2003, the Company entered into a letter of intent to acquire the equity of Dr. Christopher’s Original Formulas, Inc. (“COF”), a privately held Nevada company, pursuant to which (i) the Company advanced COF approximately $41,100 as of March 31, 2003 for operational expenses, which advance was made on a fully secured basis and (ii) have assumed management control of COF’s operations. Subject to the completion of due diligence and board approval, the agreement provides for a purchase price to acquire COF for 2,600,000 shares of the Company’s common stock. The Company has not completed its due diligence and may elect not to proceed with the acquisition, without penalty. Accordingly, no assurance can be given that the acquisition will be consummated (See Note 3).

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

Note 1 – Significant Accounting Policies (Continued)

Basis of financial statement presentation

The consolidated financial statements include the accounts of the Company and MAF BioNutritionals, Inc., its wholly owned subsidiary, since the date of acquisition (November 22, 2002). Intercompany transactions and accounts have been eliminated.

Reclassifications

Certain reclassifications of prior year amounts have been made to conform to current year presentation. These reclassifications had no effect on net loss for the three months ended March 31, 2002.

Goodwill

Goodwill represents the excess of the aggregate price paid by the Company over the value of the net equity acquired in the acquisition of MAF. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” management is no longer required to amortize goodwill but is required to review goodwill for impairment whenever events indicate that the carrying amount of the asset may not be recoverable in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” As of March 31, 2003, no such events had occurred that would indicate that goodwill had been impaired.

Long-lived assets

Long-lived assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill arising from acquisition of MAF is evaluated for impairment on an annual basis. Impairment is measured by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. The Company determined as of March 31, 2003 there had been no impairment in the carrying value of long-lived assets.

Going concern

The accompanying consolidated financial statements as of March 31, 2003 have been prepared assuming the Company will continue on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has suffered recurring losses from operations during its operating history. Although management believes that the aggregate net proceeds of approximately $4.8 million from the two private offerings in 2002, a $1.0 million private offering in April of 2003 together with funds from operations, will be sufficient to cover anticipated cash requirements for the near term, management will be required to raise additional capital through an offering of securities to fund the Company’s operations, and will attempt to continue raising capital resources until such time as the Company generates revenues sufficient to maintain itself as a viable entity. Management is in the process of acquiring and developing products for sale which would generate revenue to sustain the operations of the Company. If successful, these actions will serve to mitigate the factors which have raised concern about the Company’s ability to continue as a going concern and increase the availability of resources for funding of the Company’s current operations and future market development. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets liabilities that might be necessary should the Company be unable to continue as a going concern. No assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms. Moreover, available financing may be dilutive to investors.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

Note 1 – Significant Accounting Policies (Continued)

Stock based compensation

On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” This standard provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, the standard also requires prominent disclosures in the Company’s financial statements about the method of accounting used for stock-based employee compensation, and the effect of the method used when reporting financial results.

The Company accounts for its stock option plan in accordance with the provisions of SFAS No. 123, “Accounting for Stock Based Compensation”. SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB No. 25 and when required provide the pro forma disclosure provisions of SFAS No. 123.

Note 2 – Equity Transactions

Preferred stock

During the first quarter of 2002 the Company commenced an offering of non-voting convertible Series A Preferred Stock (“Series A Preferred Stock”) which closed in June 2002 resulting in the sale of 3,712,000 shares Preferred stock generating proceeds of $3,593,807 net of offering cost of $118,193. The Series A Preferred Stock has a 10% cumulative dividend paid in shares of preferred stock payable semi-annually. There is a liquidation preference over the common shares. The Company may elect to redeem the preferred at any time prior to the first anniversary of issuance at a price of 150% of the original purchase price or $1.50 per share. The shareholder will have 30 days from the date of the Company’s decision to redeem to choose to exercise the option to convert to common shares.

Conversion to common shares may be done following the first anniversary of issuance and the conversion price per share shall be equal to the original purchase price if the shares are converted within the first 60 days after the anniversary of the purchase of the preferred stock.

If following the fifteenth (15th) month from the date of issuance the corporation’s common stock is publicly traded on NASDAQ, Over-the-Counter Bulletin Board or other national stock exchange, the conversion price shall be 60% of the average closing price of the common stock for the 30 days prior to the date of conversion (“trading conversion price”), however, in no event shall the conversion price be less than the original purchase price. If the Company’s common stock is not traded on an exchange, the conversion price shall be equal to the original purchase price.

For purposes of calculating the Rule 144 holding period, all preferred shares converted to common shall be added on to original holding period of the preferred shares and will be eligible for sale pursuant to the terms and conditions of Rule 144, after one year from the date of the original purchase of the preferred shares.

All the Preferred Stock will be automatically converted into common stock on the first day of the eighteenth month following the original issue date of the Preferred Stock, at a conversion price equal to the greater of the trading conversion price or the original purchase price.

For every five shares of Preferred Stock converted to common stock the Company will grant the stockholder one warrant. All warrants are exercisable after one year from the date of grant at a price of $2.00 per share.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

Note 2 – Equity Transactions (Continued)

Preferred stock

The price per share of Series A Preferred Stock sold was $1.00. Using the Black-Scholes pricing model, the fair value of the warrants at various grant dates was determined. The market value of the Company’s common stock on the dates preferred stock was sold had a range of $1.25 — $3.40 per common share. In accordance with EITF 00-27, this created a beneficial conversion to holders of the Preferred Stock and a discount of $3,382,172 was recorded by the Company within shareholders’ equity with a corresponding amount recorded to additional paid in capital. The Preferred Stock discount will be amortized into equity over a one-year period from the issuance date of the Series A Preferred Stock. A total of $833,960 of the Preferred Stock discount was amortized during the three month period ended March 31, 2003 with the remaining unamortized discount of $312,693 to be amortized during the second quarter of 2003.

Common stock issued for services

From time to time, in order to fund operating activities of the Company, common stock is issued for cash or in exchange for goods or services.

During the year ended December 31, 2002, the Company issued 241,000 shares of restricted common stock for services to various Board of Directors, financial advisors and consultants in lieu of cash payments for services and to incentivise their performance under various contractual agreements. The common stock had a fair value on the date of issuance of $341,870. Certain of the issuances were for services to be provided over a contract period ranging from twelve months to three years. For the three months ended March 31, 2003, $62,518 was amortized to expense. Restricted common stock issued for services, unamortized as of March 31, 2003 was $186,567.

Stock option plans

On August 1, 2001, the Board of Directors adopted the Company’s 2001 Stock Option Plan (the “2001 Plan”) pursuant to which incentive stock options or nonstatutory stock options to purchase up to 2,500,000 shares of common stock can be granted to employees, officers, directors, consultants and independent contractors or other service providers. On May 3, 2002, the Board of Directors adopted the Company’s 2002 Stock Option Plan (the “2002 Plan”) pursuant to which incentive stock options or nonstatutory stock options to purchase up to 2,000,000 shares of common stock can be granted to employees, officers, directors, consultants, independent contractors or other service providers.

Warrants and options issued for services

From time to time, in order to fund operating activities of the Company, warrants and options to acquire common stock of the Company are issued in exchange for goods or services.

During the year ended December 31, 2002, the Company granted 1,180,000 warrants and 1,080,000 options to acquire common stock of the Company to various members of the Scientific Advisory Board, financial advisors and consultants in exchange for services and to incentivise their performance under various contractual agreements. The warrants had an exercise price ranging from $1.00 - $2.05 per warrant and the options had an exercise price ranging from $1.00 - $3.00 per option. The fair value of the warrants and options were calculated using the Black-Scholes pricing model and was determined to have a fair value of $1,227,400. The fair value of these warrants and options are being amortized over the vesting period which ranges from 18-36 months. For the three months ended March 31, 2003, $162,850 was amortized to expense. The warrants and options issued for services, unamortized as of March 31, 2003 was $570,034.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

Note 2 – Equity Transactions (Continued)

Warrants and options issued to employees

On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” This standard provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, the standard also requires prominent disclosures in the Company’s financial statements about the method of accounting used for stock-based employee compensation, and the effect of the method used when reporting financial results.

The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123). As permitted in that standard, the Company has elected to continue to follow the recognition provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for employee stock-based compensation. The fair value of the warrants and options are calculated using the Black-Scholes pricing model. No employee stock-based compensation expense was recorded for three months ended March 31, 2003 and 2002 under the provisions of APB No. 25.

Pro forma information regarding net loss and loss per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options and awards under the fair value method of that standard. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

There were no warrants or options granted to employees during the three months ended March 31, 2003. For the three months ended March 31, 2002, 125,000 options were granted to an employee and the fair value of the options was determine using the Black-Scholes pricing model using the following assumptions: dividend yield – 0%, volatility – 32.75%, weighted average life – 4 years and a risk free interest rate – 4.49%. The fair value of these options was determined to be zero and there were no options or warrants granted in prior periods that resulted in compensation expense in accordance with the provisions of FASB No. 123 thus pro forma disclosures as suggested by SFAS No. 123 are not presented for the three months ended March 31, 2002.

The Company’s net loss and loss per share as if the fair value based method had been applied to all outstanding and unvested awards for the three months ended March 31, 2003 would have increased the net loss by $11,684 thus the pro forma net loss and basic and diluted net loss per share would have been $(1,153,159) and $(0.06), respectively.

Note 3 – Subsequent Events

On April 3, 2003, the Board of Directors approved the issuance of 200,000 shares of restricted common stock to various members of the Scientific Advisory Board, financial advisors and consultants in lieu of cash payments for services. The common stock was immediately vested, had a fair value on the date of issuance of $142,000 and was expensed in April 2003.

On April 3, 2003, the Board of Directors approved the vesting of 32,000 shares of restricted common stock provided for under a consulting agreement originally entered into during 2002. The remaining unamortized restricted common stock of $33,320 was expensed in April 2003.

On April 3, 2003, the Board of Directors approved the granting of 35,000 warrants to acquire common stock of the Company with an exercise price of $1.00 per warrant to an agent who assisted in the private placement offering of 1,367,500 shares that was completed on October 22, 2002. The fair value of the warrants was calculated using the Black-Scholes pricing model and was determined to be zero. The warrant will expire in March 2008.

On April 3, 2003, the Board of Directors approved the repricing of 1,340,000 warrants that were previously issued to an executive of the Company during April 2002. These warrants were 100% vested on the date of grant and had an original exercise price of $1.50 per warrant. The executive’s warrant agreement was amended, to include, among

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

Note 3 – Subsequent Events (Continued)

other things, a reduction of the exercise price of the warrant to $0.01 per warrant, provide for a dilution provision, as defined, to waive the Company’s 50% funding obligation of the exercise price, provide for a lock up provision and to extend the term of the warrant agreement for one additional year. The dilution provision provides that upon exercise of the warrant the executive shall be able to acquire the same percentage of common stock as represented by the percentage which would be acquired based on a ratio determined by the number of shares which the executive would acquire on the date of the amendment as compared to the total number of actual shares of common stock outstanding on such date.

In accordance with Financial Interpretation No. (“FIN”) 44, “Accounting for Certain Transactions Involving Stock Compensation,” among other things, a modification to the terms of a previously issued warrant or option would result in a non-cash charge to compensation expenses if the price of the Company’s stock on the last day of trading of a reporting period is greater than the exercise price of the warrant. FIN No. 44 could also result in a credit to compensation expense to the extent that the trading price declines from the trading price as of the end of previous reporting period, but not below the exercise price of the warrant. The Company will adjust compensation expense upward and downward on a monthly basis, based on the trading price at the end of each such period as necessary to comply with provisions of FIN No. 44. Accordingly, the Company has recorded a charge to compensation expense of approximately $938,000 during April 2003, based on a closing price of the Company’s common stock of $0.71 per share.

On April 16, 2003, the Company completed the sale of 1,000,000 shares of non-voting 25% convertible Series B Preferred Stock (“Series B Preferred Stock”) with no registration rights at a per share price of $1.00 which also included 1,000,000 of unregistered class D warrants and 1,000,000 of unregistered class E warrants. The class D Warrants and class E Warrants are exercisable at $1.30 and $1.60 per warrant, respectively. Each share of Series B Preferred Stock is convertible into one share of common stock. The Series B Preferred Stock were purchased by a single investor of which 200,000 of Series D warrants with an exercise price of $1.30 per share and a commission equal to 12.5% of the proceeds (or approximately $125,000) were paid to a shareholder of the Company to facilitate the transaction.

On April 17, 2003, the Company entered into a management agreement with COF to provide management services reasonable and necessary for the proper and efficient operation of the Company which includes, but is not limited to record keeping, billing and collection of accounts, marketing of new products and normal administrative duties. For its services, the Company will receive a monthly fee of $100,000 plus managers reimbursements, as defined.

1) See “Net Loss Per Share” within Note 1 to the Financial Statements of Vital Living, Inc included herein for information regarding the calculation of net loss per share. Due to the Company incurring a net loss for all periods presented inclusion of common stock equivalents would be antidilutive, thus the basic and diluted loss per share are the same. The basic and diluted weighted average number of common shares outstanding reflects the issuance of 2,500,000 shares of common stock in connection with the MAF Acquisition, the concurrent sale of 1,367,500 shares of the Company’s common stock for $1.00 per share, the same amount of Series B Warrants and Series C Warrants and the exercise of the 1,340,000 Officer’s Warrant. The issuances of common shares in the MAF Acquisition are reflected as outstanding as if the transaction had occurred as of January 1, 2002. The 1,367,500 shares of common stock issued are reflected as outstanding for the period from November 23, 2002 through December 31, 2002.

2) Reflects the acquisition of certain assets of Boulder Bar Endurance, Inc. (“Boulder Bar”) effective April 9, 2002 by MAF. Accordingly, the results of operations of Boulder Bar for the period April 10, 2002 through December 31, 2002 are included within the results of operations of MAF for the period ended November 22, 2002 and within Vital Living for the period November 23, 2002 through December 31, 2002. The Pro Forma Combined Statement of Operations gives effect to the combination as if such transaction had occurred as of January 1, 2002.

Independent Auditors’ Report

To the Board of Directors and
Stockholders of Vital Living, Inc.

We have audited the accompanying consolidated balance sheet of Vital Living, Inc. and subsidiary as of December 31, 2002 and the related statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vital Living, Inc. and subsidiary as of December 31, 2002 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficit and has sustained operations to date through funding from the issuance of common stock and other equity securities, all of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/   Pannell Kerr Forster of Texas, P.C.

Houston, Texas
March 13, 2003

Independent Auditors’ Report

To the Board of Directors and
Stockholders of Vital Living, Inc.

We have audited the balance sheet of Vital Living, Inc. as of December 31, 2001 and the related statements of operations, stockholders’ equity, and cash flows for the period from inception (January 22, 2001) to December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vital Living, Inc. at December 31, 2001 and the results of its operations and its cash flows for the period from inception (January 22, 2001) to December 31, 2001 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/   Weaver & Martin, LLC

Kansas City, Missouri
April 1, 2002

VITAL LIVING, INC.

Consolidated Balance Sheets

	December 31,

	2002	2001

Assets
Current assets
Cash and cash equivalents	$1,416,073	$179
Accounts receivable	68,234	9,214
Due from affiliates	—	37,372
Due from employees	—	52,500
Inventory	273,361	1,887
Prepaid expense and other assets	25,833	23,833

Total current assets	1,783,501	124,985

Noncurrent assets
Office machinery and equipment, net	172,295	73,757
Goodwill	4,893,517	—
Intangible assets	330,305	19,239

Total noncurrent assets	5,396,117	92,996

Total assets	$7,179,618	$217,981

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable, trade	$428,287	$104,271
Accounts payable to officers	22,500	191,426
Accrued liabilities	257,321	5,410
Current portion of long-term debt	291,688	—

Total current liabilities	999,796	301,107

Long-term debt	521,494	—

Total liabilities	1,521,290	301,107

Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized:
Preferred stock — Series A $0.001 par value, 10,000,000 shares authorized, 3,712,000 shares issued and outstanding	3,712	—
Preferred stock — Series B $0.001 par value, 10,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital — preferred	6,972,267	—
Discount on preferred stock	(1,146,653)	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 17,842,616 shares and 13,626,554 shares issued and outstanding at December 31, 2002 and 2001, respectively	17,843	13,627
Additional paid-in capital — common	8,021,453	946,159
Restricted common stock issued for services, unamortized	(249,085)	—
Warrants and options issued for services, unamortized	(732,883)	—
Retained deficit	(7,228,326)	(1,042,912)

Total stockholders’ equity (deficit)	5,658,328	(83,126)

Total liabilities and stockholders’ equity (deficit)	$7,179,618	$217,981

See accompanying notes to consolidated financial statements.

VITAL LIVING, INC.

Consolidated Statements of Operations

		Period from
		Inception
	Year Ended	(January 22, 2001)
	December 31,	to December 31,
	2002	2001

Sales	$260,844	$90,291

Cost of sales	193,032	43,402
Inventory write down to market value	—	262,626

Gross profit (loss)	67,812	(215,737)

Administrative expenses
Payroll and other labor costs	1,341,103	232,173
Organization costs	—	150,000
Professional fees	1,607,621	184,428
Office and equipment rent	151,148	48,624
Selling, general and administrative	411,824	171,836
Research and development	510,436	37,500

Total administrative expenses	4,022,132	824,561

Operating loss	(3,954,320)	(1,040,298)

Other income (expenses)
Interest income	13,077	—
Interest expense	(8,652)	(2,614)

Net loss	(3,949,895)	(1,042,912)

Deemed dividend associated with beneficial conversion feature of preferred stock	(2,235,519)	—

Net loss attributable to common stockholders	$(6,185,414)	$(1,042,912)

Basic and diluted loss per share	$(0.28)	$(0.08)
Deemed dividend associated with beneficial conversion feature of preferred stock	(0.15)	—

Basic and diluted loss per common share	$(0.43)	$(0.08)

Basic and diluted weighted average number of common shares outstanding	14,278,129	12,917,693

See accompanying notes to consolidated financial statements.

VITAL LIVING, INC.

Consolidated Statements of Stockholders’ Equity

	Preferred Stock				Common Stock

							Additional
			Additional				Paid-in
	Shares	Par Value	Paid-in Capital	Discount	Shares	Par Value	Capital

Inception (January 21, 2001)	—	$—	$—	$—	155,000	$155	$15,345
Common stock issued for cash	—	—	—	—	195,149	195	6,766
Common stock issued for assets	—	—	—	—	11,176,405	11,177	387,440
Common stock issued for cash	—	—	—	—	2,100,000	2,100	536,608
Net loss	—	—	—	—	—	—	—

Balance, December 31, 2001	—	—	—	—	13,626,554	13,627	946,159

Options and warrants issued for services	—	—	—	—	—	—	1,210,158
Options issued for services	—	—	—	—	—	—	17,242
Restricted common stock issued for services	—	—	—	—	241,000	241	341,629
Common stock issued for services	—	—	—	—	102,500	102	213,023
Common stock issued for cash, net of offering cost of $170,385	—	—	—	—	1,367,500	1,368	1,195,747
Common stock issued for the acquisition of VCM	—	—	—	—	5,062	5	(5)
Common stock issued for the acquisition of MAF	—	—	—	—	2,500,000	2,500	4,097,500
Preferred stock issued for cash, net of offering cost of $118,193	3,712,000	3,712	3,590,095	—	—	—	—
Amortization of restricted common stock, options and warrants issued for services	—	—	—	—	—	—	—
Beneficial conversion feature of preferred stock	—	—	3,382,172	(3,382,172)	—	—	—
Amortization of beneficial conversion feature	—	—	—	2,235,519	—	—	—
Net loss	—	—	—	—	—	—	—

Balance, December 31, 2002	3,712,000	$3,712	$6,972,267	$(1,146,653)	17,842,616	$17,843	$8,021,453

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Warrants
	Restricted	and		Stockholders'
	Stock	Options	Retained	Equity
	Unamortized	Unamortized	Deficit	(Deficit)

Inception (January 21, 2001)	$—	$—	$—	$15,500
Common stock issued for cash	—	—	—	6,961
Common stock issued for assets	—	—	—	398,617
Common stock issued for cash	—	—	—	538,708
Net loss	—	—	(1,042,912)	(1,042,912)

Balance, December 31, 2001	—	—	(1,042,912)	(83,126)

Options and warrants issued for services	—	(1,210,158)	—	—
Options issued for services	—	(17,242)	—	—
Restricted common stock issued for services	(341,870)	—	—	—
Common stock issued for services	—	—	—	213,125
Common stock issued for cash, net of offering cost of $170,385	—	—	—	1,197,115
Common stock issued for the acquisition of VCM	—	—	—	—
Common stock issued for the acquisition of MAF	—	—	—	4,100,000
Preferred stock issued for cash, net of offering cost of $118,193	—	—	—	3,593,807
Amortization of restricted common stock, options and warrants issued for services	92,785	494,517	—	587,302
Beneficial conversion feature of preferred stock	—	—	—	—
Amortization of beneficial conversion feature	—	—	(2,235,519)	—
Net loss	—	—	(3,949,895)	(3,949,895)

Balance, December 31, 2002	$(249,085)	$(732,883)	$(7,228,326)	$5,658,328

See accompanying notes to consolidated financial statements.

VITAL LIVING, INC.

Consolidated Statement of Cash Flows

		Period from
		Inception
	Year Ended	(January 22, 2001)
	December 31,	to December 31,
	2002	2001

Operating activities
Net loss	$(3,949,895)	$(1,042,912)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	52,959	10,937
Write down of inventory to market	—	262,626
Common stock issued for services	145,125	—
Amortization of restricted common stock, options and warrants issued for services	587,302	—
Change in assets and liabilities, net of acquisition of MAF
Accounts receivable	(20,286)	(9,214)
Due from affiliates	37,372	(37,372)
Due from employees	52,500	(52,500)
Inventory	(164,689)	39,325
Prepaid expense and other current assets	9,897	(23,833)
Accounts payable	81,842	104,271
Accrued liabilities	193,821	5,410

Cash used in operating activities	(2,974,052)	(743,262)

Investing activities
Purchase of office machinery and equipment	(126,811)	(9,154)
MAF acquisition costs, net of cash acquired of $78,091	(54,287)	—

Cash used in investing activities	(181,098)	(9,154)

Financing activities
Note and payables to Officers	(208,926)	191,426
Payment of long term debt	(10,952)	—
Sale of common stock
Inception	—	15,500
Asset purchase	—	6,961
Stock sale	1,197,115	538,708
Sale of preferred stock, net of offering costs	3,593,807	—

Cash provided by financing activities	4,571,044	752,595

Increase in cash	1,415,894	179

Cash at beginning of period	$179	$—

Cash at end of period	$1,416,073	$179

Noncash investing and financing activities
Common stock issued for assets	$—	$398,617
Warrants and options issued for services	$1,227,400	$—
Restricted common stock issued for services	$341,870	$—
Acquisition of net liabilities for common stock	$(593,139)	$—
Common stock issued for services related to acquisition of MAF	$68,000	$—
Common stock issued for acquisition of MAF	$4,100,000	$—

Supplemental cash flow information
Cash paid for interest	$3,786	$—

See accompanying notes to consolidated financial statements.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 1 —	Organization and Description of Business

Vital Living, Inc. (the “Company” or “Vital Living”) was incorporated in the state of Nevada on January 22, 2001. The Company develops and markets nutraceuticals formulated by physicians for distribution through physicians. The Company is developing and testing nutraceuticals in collaboration with medical experts based on the best available scientific evidence. Nutraceuticals are designed to be incorporated by physicians into a standard physician/patient program, supported by a specially designed compliance regimen.

On November 20, 2002 the Company completed the acquisition of MAF BioNutritionals, LLC. (“MAF”) (see note 3), an innovative nutraceutical company engaged in the design, formulation, marketing and distributions of a variety of organic and all natural products to health conscience consumers and practitioners nationwide.

Note 2 —	Summary of Significant Accounting Policies

Basis of financial statement presentation

The consolidated financial statements include the accounts of the Company and MAF, its wholly owned subsidiary. The accounts of MAF are included for the period from November 22, 2002 (the date of acquisition) through December 31, 2002. Intercompany transactions and accounts have been eliminated.

Going concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has suffered recurring losses from operations during its operating history. Although management believes that the aggregate net proceeds of approximately $4.8 million from the two private offerings in 2002, together with funds from operations, will be sufficient to cover anticipated cash requirements for the near term, management will be required to raise additional capital through an offering of securities to fund the Company’s operations, and will attempt to continue raising capital resources until such time as the Company generates revenues sufficient to maintain itself as a viable entity. Management is in the process of acquiring and developing products for sale which would generate revenue to sustain the operations of the Company. If successful, these actions will serve to mitigate the factors which have raised substantial doubt about the Company’s ability to continue as a going concern and increase the availability of resources for funding of the Company’s current operations and future market development. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets liabilities that might be necessary should the Company be unable to continue as a going concern. No assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms. Moreover, available financing may be dilutive to investors.

Reclassifications

Certain reclassifications of prior year amounts have been made to conform to current year presentation. These reclassifications had no effect on 2001 net loss or stockholders’ equity.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 2 —	Summary of Significant Accounting Policies (Continued)

Statement of cash flows

The Company’s cash equivalents consist principally of any financial instrument with maturities of three months or less and cash investments with high quality financial institutions. The Company’s investment policy limits the amount of credit exposure to any one financial institution.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market. Inventory consists of products available for sale.

During 2001 the Company wrote its inventory down by $262,626 to its estimated market value. The write down resulted from certain items carried in inventory that were not deemed to be salable.

Office machinery and equipment

Office machinery and equipment consists of office furniture and equipment including computer software and is recorded at cost. Depreciation is provided on a straight-line basis over estimated useful lives ranging from 5 to 7 years.

Goodwill

Goodwill represents the excess of the aggregate price paid by the Company over the value of the net equity acquired in the acquisition of MAF. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,”, management is no longer required to amortize goodwill but is required to review goodwill for impairment whenever events indicate that the carrying amount of the asset may not be recoverable in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” For the year ended December 31, 2002, no such events had occurred that would indicate that goodwill had been impaired.

Intangible assets

The Company’s intangibles include trademarks, distribution and customer lists and formulations. The Company capitalizes legal expenses incurred for the development of trademarks. Such costs are being amortized on a straight-line basis over 3 to 5 years.

Long-lived assets

Long-lived assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill arising from acquisition of MAF is evaluated for impairment on an annual basis. Impairment is measured by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. The Company determined as of December 31, 2002, there had been no impairment in the carrying value of long-lived assets.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 2 —	Summary of Significant Accounting Policies (Continued)

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates required to be made by management include the valuation of inventory, intangible assets and equity based transactions. Actual results could differ from those estimates.

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under the asset and liability approach specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted rates which will be in effect when these differences reverse. Deferred tax assets are recorded at their likely realizable amounts.

Revenue recognition

Revenue is recognized when products are shipped to customers. The Company’s return policy provides for an unconditional guarantee to its customers for a full refund of any unused product including product that has exceeded its expiration date. All returns are subject to quality assurance reviews prior to acceptance. The Company provides an estimate of product returns as an accrued liability and as a Reduction of Revenue. The Company offers, from time to time, volume and promotional discounts on the products it sells. These discounts are recorded as a reduction of revenue.

Research and development

Research and development costs relating to both present and future products are expensed when incurred. Research and development costs amounted to $510,436 and $37,500 for the periods ended December 31, 2002 and 2001, respectively.

Estimated fair value of financial instruments

Carrying amounts reported in the consolidated balance sheet for cash, accounts receivable, accounts payable and notes payable approximate their fair value due to their short maturity.

Concentrations of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. At various times during the year, the Company’s cash balances may be in excess of federally insured limits. The Company maintains its cash, which consists primarily of demand deposits, with high quality financial institutions, which the Company believes, limits risk.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 2 —	Summary of Significant Accounting Policies (Continued)

Net loss per share

The Company accounts for its earnings per share (“EPS”) in accordance with SFAS No. 128, “Earnings Per Share,” which establishes the requirements for presenting EPS. SFAS No. 128 requires the presentation of “basic” and “diluted” EPS on the face of the income statement. Basic earnings per common share amounts are calculated using the average number of common shares outstanding during each period presented. Diluted earnings per share assumes the exercise of all stock options and warrants having exercise prices less than the average market price of the common stock using the treasury stock method. During the periods ended December 31, 2002 and 2001, the Company incurred a net loss, thus the effects of dilutive securities are anti-dilutive. Convertible preferred stock, warrants and options to purchase common stock are included as common stock equivalents only when dilutive.

Stock based compensation

The Company accounts for its stock option plan in accordance with the provisions of SFAS No. 123, “Accounting for Stock Based Compensation". SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB No. 25 and when required provide the pro forma disclosure provisions of SFAS No. 123.

Recent accounting pronouncements

In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor’s year end. The adoption of FIN 45 by the Company during the quarter ended March 31, 2003 will not have a material impact on its current financial position and results of operations.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 2 —	Summary of Significant Accounting Policies (Continued)

Recent accounting pronouncements (continued)

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure, an Amendment of FAS No. 123.” SFAS No. 148 provides additional transition guidance for those entities that elect to voluntarily adopt the accounting provisions of SFAS No. 123. SFAS No. 148 also requires that entities that continue to account for stock-based compensation awards using the intrinsic value method of APB No. 25 will be required to provide more prominent disclosures than currently required by SFAS No. 123, including disclosures in interim financial statements. The transition and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The new interim disclosure provisions are effective for the first interim period beginning after December 15, 2002. The Company will continue to account for employee stock-based compensation under APB No. 25 and related interpretations. The Company will adopt the annual disclosure requirements in its financial statements for the year ending December 31, 2003, and the interim disclosure requirements beginning in its financial statements for the quarter ending March 31, 2003.

Note 3 —	Mergers and Acquisitions

On November 5, 2002, the Company entered into a definitive agreement to acquired 100% of the equity of MAF in exchange for 2,500,000 shares of restricted common stock and provided a guarantee of approximately $864,000 in MAF debt obligations. The transaction closed on November 22, 2002. The MAF assets acquired and obligations assumed as of the closing of the transaction are summarized as follows:

Working capital assets and (liabilities), net	$(64,758)
Office machinery and equipment	8,232
Intangibles	327,520

270,994
Less — Debt obligations assumed	864,133

Net obligations assumed	$(593,139)

The acquisition purchase price is comprised of the value of the 2,500,000 shares of the Company’s common stock value at $1.64 per share (the fair market value per share of the Company’s common stock on the measurement date which was November 5, 2002), or $4,100,000, and other acquisition costs of $200,378. The excess of the purchase consideration over the net obligations assumed of $4,893,517 has been recorded as goodwill.

The recording of the MAF acquisition is based on a preliminary purchase price allocation. Actual adjustments will be based on final appraisals and other analysis of fair values of acquired identifiable tangible and intangible assets, deferred tax assets and liabilities and acquired contracts, which will be completed after the Company obtains third party appraisals and reviews all available data. Differences between preliminary allocations of the purchase price, as presented herein, and the final allocation could have a significant impact on the accompanying unaudited pro forma financial statements, results of operations and financial position.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 3 —	Mergers and Acquisitions (Continued)

Presented below is the unaudited pro forma consolidated results of operations for the periods ended December 31, 2002 and 2001:

	2002	2001

Revenue	$1,798,844	$1,917,989
Cost of sales	938,396	1,384,580

Gross profit	860,448	533,409
Operating expenses and other	5,193,997	2,456,290

Net loss	(4,333,549)	(1,922,881)

Beneficial conversion	(2,235,519)	—

Net loss to common shareholders	$(6,569,068)	$(1,922,881)

Basic and diluted loss per share	$(0.26)	$(0.13)
Beneficial conversion	$(0.14)	—

Basic and diluted loss per common share	$(0.40)	$(0.13)

Weighted average shares of common stock outstanding	16,497,307	15,417,693

The unaudited pro forma consolidated results of operations have been prepared assuming the acquisition of MAF and the corresponding issuance of the 2,500,000 shares of common stock had occurred as of January 1, 2001 and includes the following entities and periods of operation:

•	Vital Living, Inc. for the year ended December 31, 2002 and for the period from inception (January 22, 2001) through December 31, 2001.

•	MAF for the period from January 1, 2002 through November 22, 2002 (the date of acquisition by Vital Living, Inc. a Nevada Corporation) and for the year ended December 31, 2001.

•	Boulder Endurance Co., Inc. (“Boulder”) for the period from January 1, 2002 through April 4, 2002 (the date of acquisition by MAF) and the year ended December 31, 2001.

•	Vital Living, Inc. (a Delaware Corporation) for the period from January 1, 2001 through May 7, 2001 ( the date of acquisition by Nutritional Systems, Inc.).

Operations for periods subsequent to the acquisition dates of each entity are included within the respective operations of the entity that acquired them.

On May 7, 2001, the Company, then known as Nutritional Systems Inc., acquired assets of Vital Living, Inc., a Delaware Corporation. The fair market value ($405,578) of assets acquired was based on actual cost less any depreciation or amortization. In consideration for the assets the Company issued 11,371,554 common shares restricted by Rule 144. The assets acquired are summarized as follows:

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 3 — Mergers and Acquisitions (Continued)

Cash	$6,961
Inventory	303,839
Equipment	55,448
Computer software	19,180
Intangible asset, legal fees relating to trademark	20,150

$405,578

The Company also received the right to the name “Vital Living” and other product names. Nutritional Systems, Inc. subsequently changed its name to Vital Living, Inc. There was no value assigned to the goodwill and other proprietary items obtained in the acquisition.

On August 16, 2001, the Company merged with VCM Technology Limited (VCM) in a reverse acquisition merger. VCM was a reporting public shell with no material assets or liabilities and no operations. Pursuant to Rule 12g 40 Section 3(b) of the Securities Act and Regulation D promulgated 3(a) of the Securities Exchange Act of 1934, the Company is the successor issuer to VCM for reporting purposes under the Securities Exchange Act of 1934, as amended.

The Company agreed to exchange 5,062 shares of common stock to the sole stockholder of VCM in exchange for 100% of the issued and outstanding stock VCM. The shares were issued in 2002.

Note 4 —	Office Machinery and Equipment

Office machinery and equipment consists of the following at December 31,:

	2002	2001

Machinery and equipment	$63,705	$75,443
Furniture and fixtures	91,355	—
Computer software	103,334	23,350
Leasehold improvements	11,072	—

	269,466	98,793
Less — accumulated depreciation	(97,171)	(25,036)

Property and equipment, net	$172,295	$73,757

Depreciation and amortization expense was $52,959 and $10,937 for the periods ended December 31, 2002 and 2001, respectively.

Note 5 —	Long-Term Debt

In connection with the MAF acquisition, the Company assumed its outstanding debt obligations and provided a guaranty of approximately (i) $242,000 of debt comprised of two notes incurred in connection with MAF’s acquisition in early 2002 of Boulder Bar. The Company also guaranteed a loan obligation of MAF of $582,000 that relates to a loan facility from Commerce Bank NA of Flemington, NJ. This obligation, which bears interest at the prime rate plus 1.5% and matures in 2008, is 75% guaranteed by the U.S. Small Business Administration.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 5 —	Long-Term Debt (Continued)

Long-term debt consisted of the following as of December 31, 2002:

$275,000 note payable to a former owner of Boulder due April 8, 2004. The note bears interest at the rate of 7% percent per annum to be paid on April 8, 2003 and 2004. Principal is in quarterly installments of $25,000 beginning September 9, 2002 and continuing through January 8, 2003. A principal payment of $75,000 is due on April 8, 2002 and principal payments of $10,417 are due monthly thereafter until paid in full. The loan is guaranteed by an officer of the Company and is secured by the inventory, accounts receivable, general intangibles and equipment of the Company.	$225,000

$40,935 note payable to a former owner of Boulder due April 8, 2003. The note is non interest bearing and requires monthly principal payments of $3,411 The loan is guaranteed by an officer of the Company and is secured by the inventory, accounts receivable, general intangibles and equipment of the Company	13,645

$650,000 note payable to a bank due December 14, 2008. The note requires monthly principal and interest payments of $9,970 with interest at the rate of prime plus 1.5% per annum (5.75% at December 31, 2002). The loan is guaranteed by certain officers of the Company and is secured by the inventory, accounts receivable, general intangibles and equipment and machinery of the Company	574,537

813,182
Less: current portion	(291,688)

Long-term debt	$521,494

Aggregate maturities of long term debt for years after December 31, 2002 are as follows:

Year Ending
December 31,

2003	$291,688
2004	141,967
2005	106,221
2006	112,492
2007	119,133
Thereafter	41,681

$813,182

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 6 —	Income Taxes

The components of the deferred tax asset (liabilities) as of December 31, are as follows:

	2002	2001

Net operating loss carryforwards	$1,706,886	$417,000
Goodwill	(9,332)	—

	1,697,554	417,000
Valuation allowance	(1,697,554)	(417,000)

Net deferred tax asset	$—	$—

Sufficient uncertainty exists regarding the realizability of these operating loss carry forwards and, accordingly, a full valuation allowance has been established.

SFAS No. 109 requires an asset and liability approach for computing deferred income taxes. As of December 31, 2002, the Company has net operating loss carry forwards for Federal income tax reporting purposes amounting to approximately $5,020,253, which expire through 2022. The utilization of such operating losses may be limited.

Note 7 —	Stockholders’ Equity

Common stock

In July 2001, the Company completed a public offering that was offered without registration under the Securities Act of 1933, as amended (The “Act”), in reliance upon the exemption from registration afforded by Section 3(b) of the Securities Act and Regulation D promulgated there under. On June 26, 2001 the Company received a letter of effectiveness for its registration filed under NRS 90.490 with the State of Nevada Securities Division. The registration pertained to 2,100,000 shares of common stock at a price of $0.28 per share for a total amount of $588,000. Pursuant to the registration, the Company raised the full amount of $588,000. This amount and any prior securities sold by the Company in the prior 12 months did not exceed $1.0 million. The securities were sold pursuant to Nevada regulations utilizing a Series 63 agent, with a fee paid of 2% of the total funds raised in Nevada for handling prospectus delivery, subscription monitoring and handling the bank impound account.

On August 14, 2001, the Company amended its Articles of Incorporation to increase the authorized capitalization to 100,000,000 shares of common stock with par value of $0.001 and 50,000,000 shares of preferred stock with a par value of $0.001.

On October 22, 2002, the Company completed a private placement offering of 1,367,500 shares of its common stock at $1.00 per share resulting in cash proceeds of $1,197,115, net of offering costs of $170,385.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 7 —	Stockholders’ Equity (Continued)

Common stock issued for services

From time to time, in order to fund operating activities of the Company, common stock is issued for cash or in exchange for goods or services.

On November 20, 2002, the Board of Directors approved the issuance of 50,000 shares for common stock to Aegis Capital Corp. as compensation for consulting work performed in the acquisition of MAF. The stock was valued at $68,000 and was capitalized into the cost of the MAF acquisition.

Effective November 5, 2002, the Board of Directors ratified three consulting agreements. The agreements provide for the issuance of 133,000 shares of restricted common stock. Of these shares, 85,000 vest upon issuance and the remainder vest at 4,000 per month beginning November 1, 2002. The value of the common stock is $158,270 of which $49,434 has been amortized into expense for 2002.

On July 31, 2002, the Board of Directors approved the issuance of 30,000 shares of restricted common stock each to two Directors as compensation for performing as independent Directors for the Company. Of these shares, 10,000 vest upon issuance and 10,000 shares would vest on the first two anniversaries of service. Additionally, the Board of Directors approved annual director compensation of $24,000 per director or $6,000 per quarter. The value of common stock was $102,000 of which $12,750 has been amortized into expense during 2002. The Directors have agreed to waive cash compensation for fiscal year 2003.

On August 12, 2002, Vital Living entered into a twelve (12) month financial advisory agreement with HCFP/Brenner Securities, LLC pursuant to which the Company paid a non-refundable fee of $60,000 and issued 48,000 shares of common stock to HCFP/Brenner. In addition to the investment banking services provided to the Company, HCFP/Brenner served as the placement agent for the Company’s private offering in November 2002. The shares were issued without registration based upon the relationship between HCFP/Brenner and the Company. The value of common stock was $81,600 of which $30,600 has been amortized into expense during the 2002 year.

On May 14, 2002, the Company entered into an agreement with Prima Consulting Group for a minimum of 30 days. Prima received a payment of $25,000 and 50,000 shares of 144 restricted common stock. The stock was valued at $140,000 and was expensed in the quarter ended June 30, 2002. Payments under the agreement ceased on November 1, 2002 and no further payments are required.

On April 10, 2002, the Company entered into an agreement with Donner Corp. International to provide the Company with analyst coverage. The initial fee was $7,000, 2,500 shares of 144 restricted common stock and 30,000 warrants to purchase common stock at $2.05 per share. The value calculated for the common stock was $5,125. The value calculated using the Black Scholes pricing model for the options was $17,242. All amounts were expensed in 2002. Paid-in capital was increased by $17,242 for the value of the warrants issued. The warrants were cancelled during 2002.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 7 —	Stockholders’ Equity (Continued)

Preferred stock

During the year ended December 31, 2002 the Company sold 3,712,000 shares of non-voting convertible Series A Preferred Stock (“Preferred Stock”) generating proceeds of $3,593,807, net of offering cost of $118,193. The Preferred Stock has a 10% cumulative dividend paid in shares of preferred stock payable semi-annually. There is a liquidation preference over the common shares. The Company may elect to redeem the preferred stock at any time prior to the first anniversary of issuance at a price of 150% of the original purchase price or $1.50 per share. The shareholder will have 30 days from the date of the Company’s decision to redeem to choose to exercise the option to convert to common shares.

Conversion to common shares may be done following the first anniversary of issuance and the conversion price per share shall be equal to the original purchase price if the shares are converted within the first 60 days after the anniversary of the purchase of the preferred stock.

If following the fifteenth (15th) month from the date of issuance the Company’s common stock is publicly traded on NASDAQ, Over-the-Counter Bulletin Board or other national stock exchange, the conversion price shall be 60% of the average closing price of the common stock for the 30 days prior to the date of conversion (“trading conversion price”), however, in no event shall the conversion price be less than the original purchase price. If the Company’s common stock is not traded on an exchange, the conversion price shall be equal to the original purchase price.

For purposes of calculating the Rule 144 holding period, all preferred shares converted to common shall include the original holding period of the preferred shares and will be eligible for sale pursuant to the terms and conditions of Rule 144, after one year from the date of the original purchase of the preferred shares.

All the Preferred Stock will be automatically converted into common stock on the first day of the 18th month following the original issue date of the Preferred Stock, at a conversion price equal to the greater of the trading conversion price or the original purchase price.

For every five shares of Preferred Stock converted to common stock the Company will grant the stockholder one warrant, or 742,400 warrants if all Preferred Stock is converted. All warrants are exercisable after one year from the date of grant at a price of $2.00 per share.

The price per share of Preferred Stock sold was $1.00. Using the Black-Scholes pricing model, the fair value of the warrants at various grant dates was determined. The market value of the Company’s common stock on the dates preferred stock was sold had a range of $1.25 - $3.40 per common share. In accordance with EITF 00-27, this created a beneficial conversion to holders of the Preferred Stock and a discount of $3,382,172 was recorded by the Company within shareholders’ equity with a corresponding amount recorded to additional paid-in capital. The Preferred Stock discount will be amortized into equity over a one-year period from the issuance date of the Preferred Stock. A total of $2,235,519 of the Preferred Stock discount was amortized during the year ended December 31, 2002 with the remaining balance of $1,146,653 to be amortized over future periods.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 7 —	Stockholders’ Equity (Continued)

Stock option plans

On August 1, 2001, the Board of Directors adopted the Company’s 2001 Stock Option Plan (the “2001 Plan”) pursuant to which incentive stock options or nonstatutory stock options to purchase up to 2,500,000 shares of common stock can be granted to employees, officers, directors, consultants and independent contractors or other service providers. On May 3, 2002, the Board of Directors adopted the Company’s 2002 Stock Option Plan (the “2002 Plan”) pursuant to which incentive stock options or nonstatutory stock options to purchase up to 2,000,000 shares of common stock can be granted to employees, officers, directors, consultants, independent contractors or other service providers.

Warrants and options issued for services

During the year ended December 31, 2002, the Company issued 1,730,000 options and warrants to non-employees. The value of each option was calculated using the Black-Scholes pricing model. The initial recording of the transaction is as paid in capital and offset in stockholders’ equity in an account titled warrants and options issued for services. During the year ended December 31, 2002, $1,210,158 was recorded as the fair value for the options issued for services. The options issued for services account is being amortized as consulting fee expense over the term of the respective contracts. Total expense for the 2002 year was $494,517.

Options and warrants granted during the year ended December 31, 2002 were comprised of 1,670,000 granted to various third-party consultants to acquire common stock at exercise prices ranging from $1.00 to $3.00 per share in exchange for services. The exercise period for the options range from between two and five years. The fair value of the options was calculated using the Black-Scholes pricing model and was determined to be $1,139,711.

Additionally, during the year ended December 31, 2002, the Company entered into agreements with four doctors to serve on a Scientific Advisory Board for a three year period. Each doctor will receive a payment of $1,250 per meeting attended and each received an option to purchase 15,000 shares of common stock (or a total of 60,000 options) at $2.80 per share. Each quarter 1,250 options (each) will vest beginning in August, 2002 and $1,250 (each) every quarter thereafter. The fair value of the options was calculated using the Black-Scholes pricing model and was determined to be $70,447.

Effective September 30, 2002, Martin Wallace was granted the right to receive nonqualified stock options (the “Options”) to acquire up to 500,000 shares of the Company’s common stock at an exercise price equal to $1.50. Such Options vest at a rate equal to two times the number of Units of paid in full orders for the Product from “Conforming Contracts” during the 12 month period extending through September 30, 2003. A Conforming Contract is a contract with a Medical Service Provider who, among other conditions, agrees to actively endorse and promote the Company’s products and who contractually agrees that the products will be the exclusive products endorsed and promoted by them relative to the particular disease for which the product is intended. No value has been assigned to these options as they are contingent on certain future events.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 7 —	Stockholders’ Equity (Continued)

Warrants and options issued for services (continued)

On August 21, 2001, the Company entered into a five year distribution agreement with AHI Hong Kong, Ltd., an affiliate of AHI, whereby the Company’s products are to be marketed in China. In consideration for the services performed the Company issued 1,000,000 options. The exercise price is $0.35 per option and the options have a five year life. At the execution of the agreement, 300,000 options were vested, provided that the options are subject to recall if the distributor does not have $2,000,000 of gross aggregate sales in a 30-month period. The remaining options vest as follows: 100,000 vest at aggregate sales of $5,000,000; 200,000 vest at aggregate sales of $8,000,000; 200,000 vest at aggregate sales of $12,000,000; and 200,000 vest at aggregate sales of $15,000,000. AHI will also receive a 12% royalty on net revenue of sales to AHI patients and a 6% royalty on net revenues of sales to competitive heart institutes.

On August 21, 2001, the Company entered into an agreement with the Arizona Heart Institute (“AHI”) whereby the Company’s products will be endorsed and a logo identifying the developer will be put on the products. In consideration for the services the Company issued 1,000,000 options. The exercise price is $0.35 per share and the options have a two-year life from the date the options become vested. 600,000 options are issued upon agreeing to the contract. An additional 200,000 options will vest when AHI’s aggregate sales of the Company’s products reach $1,000,000 and an additional 200,000 options vest when aggregate sales reach $1,500,000.

On August 1, 2001, the Company issued 45,000 options each to four individuals for marketing. The options vest quarterly over three years and are exercisable at a price of $.35 per share. The options are for a three year period.

Employee stock issuances, options and warrants

On July 17, 2002, the Company granted 30,000 options to an employee. The exercise price is $2.40 and the options vest quarterly over a three year period commencing October 17, 2002. The options were cancelled in 2002.

On April 1, 2002, the Company entered into an employment agreement with an individual, which became effective in June 2002. The term of the agreement is three years; the individual will receive a base salary of $80,000 per year increasing to $120,000 after the first year. Additionally, the agreement provided that the Company issue 1,340,000 warrants to purchase common stock at $1.50 per share and a $150,000 signing bonus. As of December 31, 2002, the 1,340,000 warrants have been issued and $140,000 of the bonus obligation has been paid with the remaining unpaid amount of $10,000 payable on demand.

On January 1, 2002, the Company issued 125,000 options to an employee under the Company’s 2001 Stock Option Plan. The options allow the employee to purchase stock at a price of $1.00 per share and expire in four years. The options vest quarterly, for a total of 40,000 in the first year, 45,000 in the second year and 40,000 in the third year. The fair value of the options based on the Black-Scholes pricing model was determined to be zero.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 7 —	Stockholders’ equity (Continued)

Employee stock issuances, options and warrants (continued)

On October 1, 2001 the Company entered into employment agreements with certain officers of the Company. In conjunction with these agreements, the Company issued warrants to purchase stock at an exercise price of $0.35 per share exercisable for three years. The total number of warrants issued was 1,750,000. The value of the warrants based on the Black-Scholes pricing model was zero.

At December 31, 2002, the Company has granted 3,385,000 options with a weighted average exercise price of $0.87 per share of which there were 1,266,147 options vested with a weighted average exercise price of $0.71 per share.

At December 31, 2002, the Company has issued 6,975,000 warrants with a weighted average exercise price of $1.32 per share of which there were 6,686,120 warrants vested with a weighted average exercise price of $1.33 per share.

A summary of stock option activity for the periods ended December 31, 2002 and 2001 is as follows:

	2002		2001

	Number of	Price	Number of	Price
	Common Stock	per	Common Stock	per
Options	Options	Share	Options	Share

Outstanding at beginning of period	2,180,000	$0.35	—	$—
Granted	1,235,000	$1.82	2,180,000	$0.35
Cancelled	(30,000)	$2.40	—	$—
Exercised	—	$—	—	$—

Outstanding at end of period	3,385,000	$0.87	2,180,000	$0.35

Exercisable at end of period	1,266,147	$0.71	—	$0.35

A summary of warrant activity for the periods ended December 31, 2002 and 2001 is as follows:

	2002		2001

	Number of	Price	Number of	Price
	Common Stock	per	Common Stock	per
Warrants	Warrants	Share	Warrants	Share

Outstanding at beginning of period	1,750,000	$0.35	—	$—
Granted	5,255,000	$1.65	1,750,000	$0.35
Cancelled	(30,000)	$2.05	—	$—
Exercised	—	$—	—	$—

Outstanding at end of period	6,975,000	$1.32	1,750,000	$0.35

Exercisable at end of period	6,686,120	$1.33	1,750,000	$0.35

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 7 —	Stockholders’ Equity (Continued)

Employee stock issuances, options and warrants (continued) The weighted average fair value of options and warrants granted during 2002 was $1.68 per share.

In accordance with the provisions of SFAS No. 123, the Company applies APB No. 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for any stock options or warrants granted to employees. If the Company had elected to recognize compensation cost based on the fair value of the options at grant date as prescribed by SFAS No. 123. For the year ended December 31, 2002, the net loss would have increased by $31,157 thus the pro forma net loss and basic and diluted loss per share would have been $(3,956,560) and $(0.28), respectively. For the year ended December 31, 2001, the pro forma net loss and basic and diluted loss per share would have been the same as what has been reported.

A summary of the Company’s stock options categorized by class of grant at December 31, 2002 is presented below:

All Options				Options Exercisable

		Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Shares	Contractual	Exercise	Shares	Exercise
Price	Outstanding	Life	Price	Exercisable	Price

$0.35 - $1.00	2,505,000	2.23	$0.43	1,126,120	$0.44
$1.50	500,000	2.75	$1.50	—	$—
$2.05 - $3.00	380,000	4.38	$2.91	140,027	$2.92

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for the periods ending December 31,:

	2002	2001

Expected dividend yield	0%	0%
Volatility	30%	32.75%
Weighted average expected life	4 years	3 years
Risk-free interest rate	1.77% - 1.8%	3.76%

The weighted average fair value of options and warrants granted during 2002 was $1.68 per share.

Note 8 —	Commitments

The Company leases office space in New Jersey under a lease, which expired in February 2003. They currently rent space on a month to month basis. Rent expense for the period ended December 31, 2002 amounted to $2,123.

The Company leases office space in Phoenix, Arizona under a sub-lease, which October 2003. The Company also leases various office equipment and furniture which expire throughout 2003. Rent expense for the year ended December 31, 2002 and 2001 was to $151,148 and $48,624, respectively.

VITAL LIVING, INC.

Notes to Consolidated Financial Statements

December 31, 2002

Note 8 —	Commitments (Continued)

The Company has entered into various consulting agreements with terms that range from six months to three years. These agreements are cancelable upon give written notice at any time. Should these consulting agreements continue in effect until they expire, annual commitments for years after December 31, 2002 are as follows:

Year Ending
December 31,

2003	$198,900
2004	130,400
2005	30,600

$359,900

During 2001 and 2002, the Company entered into employment agreements with three officers. For the years following December 31, 2002, the agreements provide for base salaries of $598,666 for 2003; $656,668 for 2004, and $566,500 for 2005.

Note 9 —	Related Party Transactions

At December 31, 2001, the company has a receivable from Camper Club of America, Inc., CCA Products, Inc. and a corporation previously doing business as Vital Living totaling $37,372. Interest is at 6%. During the year ended December 31, 2001, the Company advanced $52,500 to two officers. Interest is at 6%. These amount were repaid to the Company during the year ended December 31, 2002.

At December 31, 2001, the Company has an unsecured demand note payable to the chief executive officer totaling $43,500. Interest is at 10%. This note payable was repaid during the year ended December 31, 2002. At December 31, 2002 and 2001, the Company had payables to officers totaling $22,500 and $147,926, respectively.

During the year ended December 31, 2002 and 2001, the Company rented office and warehouse space from an affiliate company and reimburses that company for out-of-pocket supplies and miscellaneous items. Total amounts paid for rent and office costs for the years ended December 31, 2002 and 2001 was $10,500 and $51,095, respectively.

The Company utilized consulting and professional services from officers, entities owned by officers and consultants affiliated with the Company which amounted to $151,491 and $164,250 for the years ended December 31, 2002 and 2001, respectively.

Independent Auditors’ Report

To the Members of
MAF BioNutritionals, LLC

We have audited the accompanying balance sheet of MAF BioNutritionals, LLC (the “Company”) as of November 22, 2002 and the related statements of operations, members' capital deficiency, and cash flows for the period from January 1, 2002 through November 22, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MAF BioNutritionals, LLC as of November 22, 2002 and the results of its operations and its cash flows for the period from January 1, 2002 through November 22, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
July 10, 2003

MAF BIONUTRITIONALS, LLC

Balance Sheet

November 22, 2002

ASSETS
Current assets
Cash and cash equivalents	$78,091
Accounts receivable	38,734
Inventories	106,785
Other current assets	11,897

Total current assets	235,507

Intangibles, net	320,478
Property and equipment, net	8,232
Other assets	7,042

Total assets	$571,259

LIABILITIES AND MEMBERS’ CAPITAL DEFICIENCY
Current liabilities
Current portion of notes payable	$278,853
Note payable Vital Living	40,000
Accounts payable	315,850
Accrued expenses	46,096

Total current liabilities	680,799

Notes payable – long-term	545,281

Commitments and contingencies	—
Members’ capital deficiency	(654,821)

Total liabilities and members’ capital deficiency	$571,259

The accompanying notes are an integral part of the financial statements.

MAF BIONUTRITIONALS, LLC

Statement of Operations

For the Period from January 1, 2002 through November 22, 2002

Sales	$1,242,097
Costs of sales	627,588

Gross profit	614,509
Operating expenses	980,266

Operating loss	(365,757)
Other income (expense):
Interest income	3,637
Interest expense	(110,070)

Net loss	$(472,190)

The accompanying notes are an integral part of the financial statements.

MAF BIONUTRITIONALS, LLC

Statement of Members’ Capital Deficiency

For the Period from January 1, 2002 through November 22, 2002

Members’ capital deficiency, December 31, 2001	$(1,504,050)
Conversion of subordinated debt and accrued interest	1,084,483
Conversion of loan payable to member and accrued salaries	236,936
Net loss	(472,190)

Members’ capital deficiency, November 22, 2002	$(654,821)

The accompanying notes are an integral part of the financial statements.

MAF BIONUTRITIONALS, LLC

Statement of Cash Flows

For the Period from January 1, 2002 through November 22, 2002

Cash flows from operating activities:
Net loss	$(472,190)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	92,208
Changes in assets and liabilities:
Accounts receivable	(31,659)
Inventories	24,911
Other current assets	(8,574)
Other assets	(1,246)
Accounts payable	109,188
Accrued expenses	10,426

Net cash used in operating activities	(276,936)

Cash flows from investing activities:
Capital expenditures	(4,125)
Purchase of Boulder Bar intangible assets	(91,254)

Net cash used in investing activities	(95,379)

Cash flows from financing activities:
Proceeds from loans payable member	97,936
Payments of advances from member	(14,714)
Payments of notes payable	(141,798)
Proceeds from notes payable — Vital Living	40,000
Payments of notes payable — related party	(21,704)

Net cash used in financing activities	(40,280)

Net decrease in cash	(412,595)
Cash and cash equivalents, beginning of period	490,686

Cash and cash equivalents, end of period	$78,091

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$35,674

Non-cash financing activities:
Conversion of subordinated debt and accrued interest to members’ equity	$1,084,483
Conversion of loan payable to member and accrued salary to members’ equity	$236,936

The accompanying notes are an integral part of the financial statements.

MAF BIONUTRITIONALS, LLC

Notes to Financial Statements

November 22, 2002

Note 1 — The Company

MAF BioNutritionals, LLC (“MAF” or the “Company”), is a private company located in Boonton, New Jersey formed in 1998. MAF is engaged in the design, formulation, marketing and distribution of a variety of organic and all-natural products.

Note 2 — Summary of Significant Accounting Policies

Cash and cash equivalents — The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

Accounts Receivable — Accounts receivable are recorded as bad debts when they are deemed uncollectible by management on a specific identification basis.

Inventories — Merchandise inventory is valued at the lower of cost (first-in, first-out basis) or market.

Property and equipment — Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets.

Revenue Recognition – Revenue is recognized when products are shipped to customers. The Company’s return policy provides for an unconditional guarantee to its customers for a full refund of any unused product including product that has exceeded its expiration date. All returns are subject to quality assurance reviews prior to acceptance. The Company provides an estimate of product returns as an accrued liability and as an expense charged to cost of sales. The Company offers, from time to time, volume and promotional discounts on the products it sells. These discounts are recorded as a reduction of revenue.

Income Taxes — The Company has been organized as a limited liability company (“LLC”). As such, no provision or credit has been made in the accompanying financial statements for federal or state income taxes. Any income taxes are the responsibility of the individual members of the LLC.

Estimates — The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments — The Company considers its financial instruments, which are carried at cost, to approximate fair value due to their near-term maturities.

MAF BIONUTRITIONALS, LLC

Notes to Financial Statements

November 22, 2002

Note 3 — Subordinated Convertible Debt

During 2001, the Company issued a series of subordinated convertible promissory notes totaling $1,000,000. The notes are convertible into Class B Membership Interests which on a fully convertible basis represents 15% of total membership interests of the Company. The notes mature on June 1, 2003 with interest thereon at the rate of 8% per annum. Interest shall be payable in one installment on the maturity date.

Upon the occurrence of a private sale, each note shall be converted in whole, at the outstanding principal and interest amount thereof into Class B Membership Interests. The price shall be equal to the lessor of (i) $100,000 per 1.5% Membership Interest in the Company or (ii) the price per 1.5% Membership Interest paid by a purchaser of Membership Interests in the Private Sale.

Upon notice to the Company from a Noteholder, the Company shall convert, in whole, the outstanding principal and interest amount of the Note into Class B Membership Interests of the Company. The Conversion price shall be equal to $100,000 per 1.5% Membership Interest in the Company.

On October 8, 2002, the subordinated debt of $1,000,000 plus accrued interest of $85,497 was converted to equity (See Note 9).

Note 4 — Notes Payable

Notes payable consists of the following at November 22, 2002:

$275,000 note payable to a former owner of Boulder due April 8, 2004. The note bears interest at the rate of 7% percent per annum to be paid on April 8, 2003 and 2004. Principal is paid in quarterly installments of $25,000 beginning September 9, 2002 and continuing through January 8, 2003. A principal payment of $75,000 is due on April 8, 2003 and principal payments of $10,417 are due monthly thereafter until paid in full. The loan is guaranteed by an officer of the Company and is secured by the inventory, accounts receivable, general intangibles and equipment and machinery of the Company	$225,000

$40,935 note payable to a former owner of Boulder due April 8, 2003. The note is non-interest bearing and requires monthly principal payments of $3,411. The loan is guaranteed by an officer of the Company	17,056

$650,000 note payable to a bank due December 14, 2008. The note requires monthly principal and interest payments of $9,970 with interest at the rate of prime plus 1.5% per annum (6.25% at November 22, 2002). The loan is guaranteed by certain officers of the Company and is secured by the inventory, accounts receivable, general intangibles and equipment and machinery of the Company	582,078

824,134
Less: current portion	(278,853)

Notes payable — long-term	$545,281

MAF BIONUTRITIONALS, LLC

Notes to Financial Statements

November 22, 2002

Note 4 — Notes Payable (Continued)

Aggregate maturities of long term debt for periods ending after November 22, 2002 are as follows:

Periods Ending
November 22,
2003	$278,853
2004	146,168
2005	99,642
2006	105,525
2007	111,755
Thereafter	82,191

$824,134

Note 5 — Property and Equipment

Property and equipment consist of the following at November 22, 2002:

	Estimated
	Useful Lives

Machinery and equipment	5 years	$25,347
Furniture and fixtures	7 years	7,442
Leasehold improvements	Life of the lease	11,073

		43,862
Accumulated depreciation		(35,630)

		$8,232

Depreciation expense was $5,500 for the period January 1, 2002 through November 22, 2002.

Note 6 — Commitments and Contingencies

The Company rents office and warehouse space in Boonton, New Jersey under a noncancelable operating lease agreement which required monthly payments of $2,873 through August of 2002. At maturity it was renewed through August 2003 with monthly rents of $2,123. Rent expense was $30,787 for the period January 1, 2002 through November 22, 2002.

MAF BIONUTRITIONALS, LLC

Notes to Financial Statements

November 22, 2002

Note 6 — Commitments and Contingencies (Continued)

Legal proceedings

On December 27, 2001, a summons and complaint was filed against the Company for breach of contract. The plaintiff claimed damages of $85,266, exclusive of interest, costs and fees. In November 2002, the Company paid $38,000 in exchange for mutual releases and dismissal of the case.

Note 7 — Related Party Transactions

In April, 1998, the Company acquired a customer list from a company owned by a member of MAF for $77,500 paid by the issuance of a promissory note. The customer list had a three year life and was fully amortized at December 31, 2001. The outstanding balance on the note payable was $21,704 at December 31, 2001 which was repaid in full as of November 22, 2002.

Loans payable to members accrue interest at 8% annually and are payable on demand. A loan payable to a member of $131,936 was converted to equity in October 2002.

On October 8, 2002, accrued salary of $105,000 payable to a member was converted to equity.

Note 8 — Acquisition

On April 9, 2002, the Company entered into an agreement to acquire certain assets of Boulder Bar Endurance, Inc., a Colorado corporation (“Boulder”). The purchase price for the acquired assets is $407,189. The purchase price was paid in the following manner: at the closing (i) MAF paid to Boulder and others cash of $91,254 (ii) MAF delivered to Boulder a promissory note in the principal amount of $275,000 and (iii) MAF delivered to Boulder a promissory note in the principal amount of $40,935.

The assets acquired are summarized as follows:

Trade marks	$125,000
Formulations	90,000
Distribution rights	175,935
Other	16,254

$407,189

The intangibles are being amortized over a 3-year life and amortization expense was $86,708 for the period January 1, 2002 through November 22, 2002.

The Company also entered into consulting contracts with two principals of Boulder for $25,000 per contract. At the end of the contracts each principal received a 1% membership interest in the Company.

Presented below is the unaudited results of operations of Boulder for the periods presented:

	For the Period from
	January 1, 2002
	Through April 9,	For the Year Ended
	2002	December 31, 2001

Revenue	$295,903	$866,015
Cost of sales	117,776	556,357

Gross profit	178,127	309,658
Operating expense and other	89,591	326,800

Net income (loss)	$88,536	$(17,142)

MAF BIONUTRITIONALS, LLC

Notes to Financial Statements

November 22, 2002

Note 9 — Merger

On October 23, 2002, the Company entered into a Stock Purchase Agreement (“Agreement”) with Vital Living, Inc. (“Vital Living”), a publicly traded Company. Pursuant to the Agreement the Members of the Company are selling 100% of their membership interests to Vital Living in exchange for 2,500,000 shares of Common Stock of Vital Living. In contemplation of the closing, the Company converted its subordinated debt, accrued interest, loan payable to member and accrued salary totaling $1,322,433 into member units of the Company. The Agreement closed on November 22, 2002, and the Company became a wholly owned subsidiary of Vital Living.

In November 2002, in anticipation of the closing of the merger with Vital Living, the Company received a $40,000 working capital advance from Vital Living and issued a demand bearing note payable bearing interest at a rate of 10% per annum.

INDEPENDENT AUDITORS’ REPORT

The Members
MAF BioNutritionals, LLC

     We have audited the accompanying balance sheet of MAF BioNutritionals, LLC (the “Company”) as of December 31, 2001 and the related statements of operations, members’ deficiency and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, the financial position of MAF BioNutritionals, LLC as of December 31, 2001 and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb and Co., LLP

New York, New York
November 13, 2002

MAF BIONUTRITIONALS, LLC

BALANCE SHEET

DECEMBER 31, 2001

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$490,686
Accounts receivable	7,075
Inventories	131,696
Other current assets	3,323

TOTAL CURRENT ASSETS	632,780

PROPERTY AND EQUIPMENT, net	9,607
OTHER ASSETS	5,796

$648,183

LIABILITIES AND MEMBERS’ CAPITAL DEFICIENCY
CURRENT LIABILITIES
Current portion of note payable	$92,850
Accounts payable	206,662
Note payable — related party	21,704
Accrued expenses	165,231
Advances from members	14,714
Loans payable — member	34,000
Accrued compensation	59,922

TOTAL CURRENT LIABILITIES	595,083

NOTE PAYABLE	557,150
SUBORDINATED CONVERTIBLE DEBT	1,000,000

MEMBERS’ CAPITAL DEFICIENCY	(1,504,050)

$648,183

See accompanying notes to Financial Statements.

MAF BIONUTRITIONALS, LLC

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,

	2001	2000

SALES	$961,683	$1,090,012
COSTS OF SALES	522,195	848,177

GROSS PROFIT	439,488	241,835
OPERATING EXPENSES	1,253,101	530,849

OPERATING LOSS	(813,613)	(289,014)

OTHER (INCOME) EXPENSE:
Interest income	(1,817)	—
Interest expense	35,740	—

NET LOSS	$(847,536)	$(289,014)

See accompanying notes to Financial Statements.

MAF BIONUTRITIONALS, LLC

STATEMENTS OF MEMBERS’ CAPITAL DEFICIENCY

YEARS ENDED DECEMBER 31, 2001 AND 2000

MEMBERS’ CAPITAL DEFICIENCY, DECEMBER 31, 1999	$(411,500)
NET LOSS	(289,014)

MEMBERS’ CAPITAL DEFICIENCY, DECEMBER 31, 2000	(700,514)
CONTRIBUTIONS	44,000
NET LOSS	(847,536)

MEMBERS’ CAPITAL DEFICIENCY, DECEMBER 31, 2001	$(1,504,050)

See accompanying notes to Financial Statements.

MAF BIONUTRITIONALS, LLC

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,

	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(847,536)	$(289,014)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,597	5,024
Changes in assets and liabilities:
Accounts receivable	9,834	(9,587)
Inventories	(68,780)	(14,626)
Other assets	(2,823)	(2,458)
Accounts payable	29,092	70,388
Accrued expenses	125,838	(643)
Accrued compensation	59,922	—

TOTAL ADJUSTMENTS	170,680	48,098

NET CASH USED IN OPERATING ACTIVITIES	(676,856)	(240,916)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(17,133)	—

NET CASH USED IN INVESTING ACTIVITIES	(17,133)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from subordinated convertible debt	1,000,000	—
Proceeds — advances from member	4,002	(760)
Payments of notes payable	(375,000)	—
Payments of notes payable — related parties	(145,000)	—
Proceeds from notes payable	650,000	196,453
Contributions	44,000	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,178,002	195,693

NET INCREASE (DECREASE) IN CASH	484,013	(45,223)

CASH, BEGINNING OF YEAR	6,673	51,895

CASH, END OF YEAR	$490,686	$6,672

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$4,649	$—

     See accompanying notes to Financial Statements.

MAF BIONUTRITIONALS, LLC

NOTES TO FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2001 AND 2000

1.	THE COMPANY

MAF BioNutritionals, LLC (“MAF” or the “Company”), is a company located in Boonton, New Jersey formed in 1998. MAF is engaged in the design, formulation, marketing and distribution of a variety of organic and all-natural products

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Inventories — inventory is valued at the lower of cost (first-in, first-out basis) or market.

B.	Property and equipment — Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets.

C.	Estimates — The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

D.	Accounts Receivable — Accounts receivable are written off as bad debts when they are deemed uncollectible by management on a specific identification basis.

E.	Fair Value of Financial Instruments — The Company considers its financial instruments, which are carried at cost, to approximate fair value due to their near-term maturities.

F.	Income Taxes — The Company has been organized as a limited liability company (“LLC”). As such, no provision or credit has been made in the accompanying financial statements for federal or state income taxes. Any income taxes are the responsibility of the individual members of the LLC.

G.	Revenue Recognition — Sales are recognized at the time goods are shipped.

H.	Cash and cash equivalents — The Company considers all highly liquid temporary cash investments with an original maturity of three months or less when purchased, to be cash equivalents.

3.	SUBORDINATED CONVERTIBLE DEBT

During 2001, the Company issued a series of subordinated convertible promissory notes for $1,000,000. The notes are convertible into Class B Membership Interests which on a fully convertible basis represents 15% of total membership interests of the Company. The notes mature on June 1, 2003 with interest thereon at the rate of 8% per annum. Interest shall be payable in one installment on the maturity date. Accrued interest was $24,480 as of December 31, 2001.

Upon the occurrence of a private sale, each note shall be converted in whole, at the outstanding principal and interest amount thereof into Class B Membership Interests. The price shall be equal to the lessor of (i) $100,000 per 1.5% Membership Interest in the Company or (ii) the price per 1.5% Membership Interest paid by a purchaser of Membership Interests in the Private Sale. Upon notice to the Company from a Noteholder, the Company shall convert, in whole, the outstanding principal and interest amount of the Note into Class B Membership Interests of the Company. The Conversion price shall be equal to $100,000 per 1.5% Membership Interest in the Company

4.	NOTE PAYABLE

Note payable consists of the following at December 31, 2001:

Note payable, due September 25, 2008, collateralized by the Company’s assets and personally guaranteed by members of the Company, bearing interest at prime plus 1.5%, payable in monthly principal and interest payments	$650,000

Less: Current Portion	92,850

$557,150

5.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	Estimated
	Useful Lives
Machinery and equipment	5 years	$21,221
Furniture and fixtures	7 years	7,442
Leasehold improvements	Life of the lease	11,074

		39,737
Accumulated depreciation		(30,130)

		$9,607

Depreciation and amortization expense was $17,597 and $5,024 for the years ended December 31, 2001 and 2000, respectively

7.	COMMITMENTS AND CONTINGENCIES

Operating lease

The Company rents office and warehouse space under a noncancellable operating lease agreement in Boonton, New Jersey which required monthly payments of $2,773 through August 2001 and monthly payments of $2,873 through August of 2002. Rent expense was $31,003 and $38,724 for the years ended December 31, 2001 and 2000, respectively

Legal proceedings

On December 27, 2001, a summons and complaint was filed against the Company for breach of contract. The plaintiff is claiming damages of $85,266, exclusive of interest, costs and fees. In November 2002, the Company agreed to pay $38,000 in exchange for mutual releases and dismissal of the case

8.	RELATED PARTY TRANSACTIONS

In April, 1998 the Company acquired a customer list from a company owned by a member of MAF for $77,500 paid by a promissory note. In 2001 the Company made an entry to record amortization expense which was not recorded since the date of the acquisition. The customer list had a 3 year life and is fully amortized at December 31, 2001. The outstanding balance on the note payable was $21,704 at December 31, 2001.
Loans payable to members accrue interest at 8% annually and are payable on demand. Loan payable to member was $34,000 and accrued interest was $6,610 at December 31, 2001.

9.	SUBSEQUENT EVENT

On April 9, 2002, the Company entered into an agreement to acquire certain assets of Boulder Bar Endurance, Inc., a Colorado corporation (“Boulder”). The purchase price for the acquired assets is $400,292. The purchase price is to be paid in the following manner: At the Closing MAF shall pay to Boulder $84,357 (ii) MAF shall deliver to Boulder a promissory note in the principal amount of $275,000 and (iii) MAF shall deliver to Boulder a promissory note in the principal amount of $40,935.

The Company also entered into consulting contracts with two principals of Boulder for $25,000 per contract. The term of the contracts shall begin April 9, 2002 and shall continue for a period of 6 months thereafter unless terminated. At the end of the contracts each principal shall be entitled to receive a 1% Membership Interest in the Company

On October 8, 2002, the Subordinated Convertible Debt of $1,000,000 plus accrued interest of $85,497 was converted to equity

In October 2002, all related party payable was forgiven or converted to equity

On October 23, 2002, the Company entered into a Stock Purchase Agreement (“Agreement”) with Vital Living, Inc. (“Vital”). Pursuant to the agreement the Company is selling 100% membership interests to Vital for 2,500,000 Restricted shares of Common Stock of Vital, and guaranty of certain debt of the Company. The debt guaranteed by Vital includes $270,000 of debt incurred in connection with the acquisition of Boulder in April 2002, and a $650,000 note payable which bears an interest rate of prime plus 1.5% and matures on September 25, 2008.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

PAGE

Prospectus Summary	4
Risk Factors	9
We Anticipate Needing Additional Capital Which, Even if Available, May Be Obtained On Terms Which Are Not Advantageous And Are Dilutive To Our Shareholders	9
We Have Suffered Historical Losses and We May Incur Such Losses in the Future. Accordingly, We Anticipate Needing Additional Capital Which, Even if Available, May Be Obtained on Terms Which Are Not Advantageous And Are Dilutive To Our Shareholders	9
We May Not Have Sufficient Cash Resources for Needed Research and Development, Further Hindering Our Growth	9
Servicing Existing Debt Obligations Will Negatively Impact Our Cash Flow During The Next 18 to 24 Months	10
If We Are Unable To Compete Effectively With Existing or New Competitors, Our Existing Business Will Decline and Our Anticipated Business Plan Will Not Be Successfully Implemented	10
Our Business Plan Is Heavily Dependent Upon The Support Of The Medical Community And A Lack of Such Support Would Significantly Reduce Anticipated Sales	10
Other Than on Our Website, We Do Not Market Our Own Products, and Instead We Rely On Third Party Sales Agents, Representatives And Distributors To Sell Our Products	11
Until Sales Increase We Are Not Likely To Receive Favorable Terms In Either The Acquisition of Raw Materials For Our Products, or The Manufacture of our Inventory; Risk of Price Changes In Raw Materials	11
Our Business Operations Are Subject To Governmental Regulations, Which May Change In A Manner Which Adversely Affects Our Business	12
The Board of Directors and Scientific Advisory Board Consist of Many New Members Who May Be Either Unable to Spend Adequate Time Or Who Are Unfamiliar With Our Operations So That They May Be Unsuitable For Addressing Our Evolving Business Strategy	12
Our Risk Management Insurance May Be Inadequate	12
We Are Highly Dependent on Key Personnel To Manage Our Growth And The Integration of Acquired Business	12
We Have Incurred Significant Costs By Virtue of Issuing Securities to Consultants And Directors And In The Future We May Continue to Issue Securities In This Manner To Preserve Cash	13
Through A Voting Agreement, Certain Officers and Directors Can Dominate the Board of Directors, Making It Unlikely That Other Shareholders Will Impact the Direction of the Company	13
An Active Public Market May Not Develop; Investors Should Note That The Price of Our Stock May Be Affected By Trading Volatility and The Market Where It Is Quoted; Investors Should Note That The Possibility of The Delisting of Our Securities From Over-the-Counter System	13
Risks of Low Priced or Penny Stocks	14
It Is Highly Unlikely That We Will Pay A Dividend; Investors Are Most Likely To Have A Return Of Their Investment Through An Appreciation In The Share Price Of The Common Stock	14
The Possible Sale Of Restricted Shares Pursuant to Rule 144 Could Have A Depressing Impact On the Price Of Our Common Stock	15
The Possible Issuance of Preferred Stock May Make An Acquisition of the Company Less Likely, and May Also Reduce The Value of The Common Stock	15
Investors Should Be Aware of The General Uncertainty Regarding Future Business Operations	15

The Problems Associated With Future Acquisitions May Adversely Effect Our Results	16
Use of Proceeds	16
Dividend Policy	16
Selected Historical Financial and Operating Data	17
Management’s Discussion and Analysis of Financial Condition and Results of Operations	18
Business	21
Management	32
Involvement In Certain Legal Proceedings	37
Selling Shareholders: Plan Of Distribution	40
Certain Relationships and Related Transactions	43
Description of Securities	44
Description of Capital Stock and Other Securities	48
Shares Eligible for Future Sale	48
Legal Matters	48
Experts	48
Additional Information	49
Index to Financial Statements	50

PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Directors of the Company are presently entitled to indemnification as expressly authorized under Section 78.751 of the Nevada General Corporation Law (“Section 78.751”) and Article VI of the Bylaws of the Company (which generally authorize the Company to indemnify its Agents where such indemnification is authorized by Section 78.751). Section 78.751 provides a detailed statutory framework covering indemnification of any agent of a corporation who is threatened to be made a party to any legal proceeding by reason of his or her actions on behalf of the corporation.

     Article X of the Company’s Restated Articles of Incorporation (Exhibit 3.1) provides that a director will not be liable for monetary damages arising out of the director’s breach of his or her fiduciary duties to the Company. The limitation on personal liability does not apply to acts or omissions which include intentional misconduct, fraud, knowing violations of law or unlawful distribution prohibited by Nevada Revised Statutes Section 78.30

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered are as follows (estimated except as noted):

SEC registration fee	$785
NASDAQ filing fee (estimate)	NA
Printing and engraving expenses (estimate)	10,000
Legal fees and expenses (estimate)	50,000
Accounting fees and expenses (estimate)	50,000
Miscellaneous	4,215

Total	$115,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     1.     Nevada Offering. In July 2001, the Company completed a public offering that was offered without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration afforded by Section 3(b) of the Securities Act and Regulation D promulgated thereunder. On June 26, 2001, the Company received a letter of effectiveness for its registration filed under NRS 90.490 with the State of Nevada Securities Division. The registration pertained to 2,100,000 shares of common stock at a price of $0.28 per share for a total amount of proceeds of $588,000 which was the full amount of the offering. This amount and any prior securities sold by the Company in the prior 12 months did not exceed $1.0 million. The securities were sold pursuant to Nevada regulations utilizing a series 63 agent, with a fee paid of 2% of the total funds raised in Nevada for handling prospectus delivery, subscription monitoring and handling the bank impound account. The investors in this offering are as follows:

Relation	Name	Address	City	State	Zip

	3 GC, Ltd.	6265 S. Stevenson Way	Las Vegas	NV	89120
	Barbara Ahearn	520 W. Valle Del Oro Rd.	Oro Valley	AZ	85737
	Debra Amigone	3175 Camelback Dr.	Las Vegas	NV	89109
	ANT, Inc.	1850 E. Flamingo Rd., Suite 111	Las Vegas	NV	89119
	Calvin & Jetta Atkinson	24648 North 76th Place	Scottsdale	AZ	85255
	Atlantic Pacific Guarentee Group, Ltd.	2921 N. Tenaya Way, #216	Las Vegas	NV	89128
	Ben Barnow	508 N. Kings Rd., #1	LA	CA	90048
	Richard Battock	7512 E. Knollwood Pl.	Tucson	AZ	85750
	Richard Bellinger	1465 E. Putnam Ave., #204	Old Greenwich	CT	06870
	Michael Berger	13212 N. 7th Dr.	Phoenix	AZ	85029
	Gregory & Deborah Bernett	6738 N. 36th St.	Phoenix	AZ	85018
	Sharon Berti
	Terrance Wolff	1518 N. El Camino	Tempe	AZ	85281
	Henry & Claire Bock	7815 N. Central	Phoenix	AZ	85020
	Sherilyn & Curtis Brooks	1907 E. Ponderosa Place	Tucson	AZ	85706
	Maureen Buchanan	32 Ellicott Ln.	Wayne	NJ	07470
	Ruth Buchanan	59 Clarke Ct.	Ruthford	NJ	07070
	Michael Buchwald	4334 E. Dracena Ln.	Tucson	AZ	85712
	Patricia Buian	2600 W. Ironwood Hills Dr., #6128	Tucson	AZ	85745
	Len Bunts	1628 E. Southern Ave., Ste. 9254	Tempe	AZ	85282
	Jennifer Byrnes	P.O. Box 57386	Tucson	AZ	85732
	Arthur Cake	470 W. Roger Rd., #107	Tucson	AZ	85705
	Greg & Susan Carlson	920 W. Wanda Vista Pl.	Tucson	AZ	85704
	Coleman Capital Corp.
	Roger Coleman	2921 N. Tenaya Way, #234	Las Vegas	NV	89128
	Steve Coleman	2724 Otter Creek Ct., #101	Las Vegas	NV	89117
	James Collander	24 Coleman Ave.	W. Chatham	NJ	07928
	Corporate Capital Formation, Inc.	2921 N. Tenaya Way, #216	Las Vegas	NV	89128
	John Country	2138 Buena Creek Rd.	Vista	CA	92127
	Virginia Country	2138 Buena Creek Rd.	Vista	CA	92127
	Gisela DeMint	241 Paradise Bird St.	Henderson	NV	89014
	Perry & Michelle Dodd	326 W. Orchid Lane	Phoenix	AZ	85021
	Erin Doucette	576 Cervantes Dr.	Henderson	NV	89014
	James Doucette	576 Cervantes Dr.	Henderson	NV	89014
	Sheila Doucette	576 Cervantes Dr.	Henderson	NV	89014
	Debra Ann Duffy	15255 N. Frank Llyod Wright	Scottsdale	AZ	85260
	John Dwyer	37 Farmersville Rd.	Califon	NJ	07830
	John Dwyer	37 Farmersville Rd.	Califon	NJ	07830
	Daryl Edson	1876 E. McNair Dr.	Tempe	AZ	85283
	Michael Edson	6805 Mamaronick	Tucson	AZ	85718
	Thelma Edson	6021 E. Lafayette Blvd.	Scottsdale	AZ	85251
	Winston Farrar	269 Hickory Hollow	Las Vegas	NV	89123
	Sidney Feinberg	6646 Sun River Rd.	Boynton Bch	FL	33437
	Robert Fernandez	961 N. Chrysler Dr.	Tucson	AZ	85716
	Leonard & Patricia Fontes	1213 N. Torino Ave.	Tucson	AZ	85712
	Norlan Foster	2429 Greens Ave.	Henderson	NV	89014
	Ruth Foster	2429 Greens Ave.	Henderson	NV	89014
	Paul Friedman	9758 S. La Rosa Dr.	Tempe	AZ	85284
	Nancy Funk	3901 W. Turkey Ln.	Tucson	AZ	85742
	Marcy & Colette Goldstein	9B City Lights	Lahug Cebu	Philippines	85283
	Lawrence Green	315 W. State Ave.	Phoenix	AZ	85021
	Gary Grieco	2856 La Casita Ave.	Las Vegas	NV	89120
	Bradley Grieco	2856 La Casita Ave.	Las Vegas	NV	89120
	Chandra Hackett	269 Hickory Hollow	Las Vegas	NV	89123
	Sandy Hackett	269 Hickory Hollow	Las Vegas	NV	89123
	Anette Hays	1225 W. Mesquite St.	Chandler	AZ	85224
	John Hennessy	E. 28th St.	Tucson	AZ	85710
	Alan Hiller	6 Zeck Court	Suffern	NY	10901
	Douglas Hollender	135 Morton Dr.	Ramsey	NJ	07446
	Richard & Jeanne Horney	4475 Tourmaline Pl.	Tucson	AZ	85750
	Paul Huber	510 4th St.	Canby	MN	56220
	Paul Huber	510 4th St.	Canby	MN	56220
	Pamela Hunter	15 Dunham Ave.	Cranford	NJ	07016
	Brett & Denis Kacura	5620 Costa Maritima	San Clemente	CA	92673
	William Karl	269 Hickory Hollow	Las Vegas	NV	89123
	Phillip Kass	4438 Haskell Ave.	Encino	CA	91436
	Kidakus Consulting, Ltd.	2856 La Casita Ave.	Las Vegas	NV	89120
	Sheryl Kieser	9000 S. Las Vegas Blvd., #1122	Las Vegas	NV	89123
	Elise Klein	123 Elbert St	Ramsey	NJ	07446
	Elise & Bruce Klein	123 Elbert St.	Ramsey	NJ	07446
	Elise & Peter Klein	123 Elbert St	Ramsey	NJ	07446
	Harry & Pamela Kravshaar	309 S. Lapeer Dr.	Beverly Hills	CA	90211
	Shara Leavens	10194 N. Eight Iron Ln.	Oro Valley	AZ	85737
	Todd Leavens	10194 N. Eight Iron Ln.	Oro Valley	AZ	85737
	Bruce Lee	2501 North 4th St., #7	Flagstaff	AZ	86004
	William Lee	200 Old Palisade Rd., 11C	Fort Lee	NJ	07024
	London Venture Capital Corporation	661 N. Broadway	Upper Nyack	NY	10960
	Kelly & Joseph Long	1106 Silverstone Way	Las Vegas	NV	89123
	Joseph Long	P.O. Box 231617	Las Vegas	NV	89123
	Jeffrey Lustgarten
	Andrea Barnow	11901 Kiowa Ave.	Los Angeles	CA	90049
	Enzio & Arnzell Magaletti	9449 E. Indio Place	Tucson	AZ	85749
	Joan Magen	6001 Calle del Pasiano	Scottsdale	AZ	85251
	Victoria Mahoney	49 Douglas Dr.	Towaco	NJ	07082
	William Mesch	7911 E. Birwood	Tucson	AZ	85750
	Antoinette Metzer	7962 N. Jensen Dr.	Tucson	AZ	85741
	Brian Mitchell	1900 W. Canada Hills Dr.	Tucson	AZ	85737
	Manuel Moncivais	1314 Whippoorwill Dr.	Cedar Park	TX	78613
	Neil Moody	30393 Upper Bearcreek Rd.	Evergreen	CO	80439
	Sharon Moody	30393 Upper Bearcreek Rd.	Evergreen	CO	80439
	Edward Morgan	125 E. Mabel	Tucson	AZ	85705
	New Century Resources & Technology	2921 N.Tenaya Way, Suite 208	Las Vegas	NV	89120
	John Nussbaum	25045-486 Ave.	Sherman	SD	57038
	John S. Nussbaum	25045-486 Ave.	Sherman	SD	57030
	John & Theresa Nussbaum	4132 W. Villa Rita Dr.	Glendale	AZ	85308
	Arnold Orbach	501 N. Craycroft Rd.	Tucson	AZ	85711
	Michael Pesce	2919 E. Allen Rd.	Tucson	AZ	85716
	Platinum Consulting Group	2243 Chatsworth Ct.	Henderson	NV	89014
	Douglas Potts	3250 E. Presidio Rd.	Tucson	AZ	85716
	Pt.Reyes Investments, LP	3631 W. Frier	Phoenix	AZ	85051
	Nancy Purdin	3117 E. Circulo Del Tenis	Tucson	AZ	85716
	Douglas Physcher	2370 Lorain Rd.	San Marino	CA	91108
	Yvonne Quade	2048 E. Libra Dr.	Tempe	AZ	85283
	Joseph Raiti	7 Kentisbury Circle	E. Brunswick	NJ	08816
	Todd Ream	2133 Maple Springs St.	Las Vegas	NV	89015
	Bartly Reilly	1360 N. Sandburg, #2909 C	Chicago	IL	60610
	John Reilly	2905 Shannon Rd.	Northbrook	IL	60062
	Kevin & Claudia Reilly	16009 N. 102nd Place	Scottsdale	AZ	85259
	J. Terence Reilly	2905 Shannon Rd.	Northbrook	IL	60062
	Alan Ross	2500 Claridge Ave.	Henderson	NV	89014
	Connie Ross	2902 La Mesa Dr.	Henderson	NV	89014
	Kevin & Bonnie Ross	4917 E. Duane Lane	Cave Creek	AZ	85331
	Christina Ruince	5572 N. Golden Rod Way	Prescott	AZ	86305
	Joseph Schmidt	32 Ellicott Ln.	Wayne	NJ	07470
	Darl & Becky Shipley	16078 N. Chapulin Way	Tucson	AZ	85739
	Adam Shorr	18655 Avenue Capri	Lute	FL	33558
	James Sieffert	2223 E. Hale St.	Mesa	AZ	85213
	Winona & Stephan Smith	111 E. Lee St.	Tucson	AZ	85705
	Derylle Spears	2921 N. Tenaya Way #216	Las Vegas	NV	89128
	Sperry Young and Stoecklein	1850 E. Flamingo Rd.	Las Vegas	NV	89119
	Harold Stein	97 Douglas Dr.	Toronto	Canada	M4W 2B2
	David Stenmoe	306 Rimrock Circle	Prescott	AZ	86303
	Deborah Stoecklein	2243 Chatsworth Ct.	Henderson	NV	89014
	Donald Stoecklein	2243 Chatsworth Ct.	Henderson	NV	89014
	George Tancus	28961 Calle Susanna	San Juan Capistrano	CA	92675
	Tiffany Trovato	8309 Spring Arts Ave.	Las Vegas	NV	89129
	Gary & Donna Varnell	27685 N. 6lst Place	Scottsdale	AZ	85262
	Alta Wehnert	334 Totowa Rd.	Totowa	NJ	07512
	Alta Wehnert	334 Totowa Rd.	Totowa	NJ	07152
	Thomas & Deanna Wiedemann	2719 Oak Ave.	Northbrook	IL	60062
	Howard Wernick	6502 N. 29th St.	Phoenix	AZ	85016-8944
	Scott Whitaker	3201 Wiaconoin Ave. #108	Washington	DC	20016
	Lloyd & Doris Whitt	6291 N. Caravan Ln.	Tucson	AZ	85704
	Dan Willoughby	11283 N. Sawtooth Rd.	Tucson	AZ	85737
	Sharon Witherspoon	786 N. El Dorado	Gilbert	AZ	85233
	Sharon Witherspoon	786 N. El Dorado	Gilbert	AZ	85233
	Robert & Margaret Wrenn	1222 Big Rock Rd.	Tucson	AZ	85718

     2.     Option Grants to Strategic Partners. The Company is party to an August 2001 agreement with the Arizona Heart Institute pursuant to which AHI was granted an option to acquire 1.0 million shares of our Common Stock at $0.35 per share, subject to a vesting schedule as follows: 600,000 options which will vest upon AHI agreeing to endorse, distribute and product the logo, 200,000 options vesting when gross aggregate sales equal or exceed $1.0 million, and an additional 200,000 options which will vest when gross aggregate sales equals or exceeds $1.5 million. All shares issuable under the exercise of any of the options described above are subject to a resale restriction of one year, commencing on the date exercised, pursuant to Rule 144. In addition, in the event of an underwritten offering, each holder has agreed to a 180 day lock-up. This grant was exempt under Securities 4(2) of the Securities Act, as amended. No value is associated with these option under a Black-Sholes valuation.

     In consideration for acting as the exclusive distributor in the above territories, AHI Management Hong Kong has received options to purchase 1.0 million shares of our Common Stock at $0.35 per share, subject to the following vesting schedule: 300,000 options were deemed to have vested on August 21, 2001, the date of the agreement, however the shares are subject to recall by the Company if gross aggregate sales of the products does not equal or exceed $2.0 million within the first 30 months; 100,000 options will vest when gross aggregate sales equal $5.0 million; an additional 200,000 options will vest when gross aggregate sales equal $8.0 million; an additional 200,000 options will vest when gross aggregate sales equal $12.0 million; and the remaining 200,000 options will vest when gross aggregate sales reach or exceeds $15.0 million. All shares issuable under the exercise of any of the options described. No value is associated with these option under a Black-Sholes valuation.

above are subject to a resale restriction of one year, commencing on the date of such exercise, under Rule 144. In addition, in the event of an underwritten offering, each holder has agreed to a 180 day lock-up. This grant was exempt under Section 4(2) of the Securities Act, as amended.

     3.     Options, warrants and shares of Common Stock granted to Consultants and members of the Scientific Advisory Board. On March 25, 2002 we entered into a 2 year Consulting Agreement with Leslie D. Michelson. Under the terms of the agreement, Mr. Michelson, in addition to monthly payments of $2,000, received warrants to purchase 500,000 shares of our Common Stock at a price of $1.00 per share. The warrants vest over 17 months. The value of these options, under the Black-Scholes option pricing model, is $289,000.

     Effective as of October 1, 2001, we entered into a three year Consulting Agreement with Howard Wernick. Under the terms of the agreement with Dr. Wernick, in addition to the payment by the Company of certain medical malpractice expenses for Dr. Wernick, Dr. Wernick received warrants to purchase 300,000 shares of common stock, exercisable at $0.35 per share. The value of these options, under the Black-Scholes option pricing model, was zero. In April 2003, as a result of Dr. Wernick’s additional work, the Board approved a grant of 20,000 additional shares of Common Stock. The value of these shares of Common Stock was approximately $20,000.

     On March 25, 2002, we entered into a two year Consulting Agreement with Brian C. Smith. Under the terms of the agreement, Mr. Smith, in addition to monthly payments of $2,000, received warrants to purchase 150,000 shares of Common Stock at a price of $1.00 per share. The warrants vest over 17 months. The value of these options, under the Black-Scholes option pricing model, was $86,218.

     On May 8, 2002, we entered into a two year Consulting Agreement with Demetrie Argyropoulos. Under the terms of the agreement, Mr. Argyropoulos received options to purchase 120,000 shares of our Common Stock at a price of $2.80 per share. The options vest over 18 months.

     On May 19, 2002, we entered into a two year Consulting Agreement with Stephen Songsheng Cheng. Under the terms of the agreement, Mr. Chen received options to purchase 200,000 shares of our Common Stock at a price of $3.00 per share. The options vest over 24 months. The value of these options, under the Black-Scholes option pricing model, is $230,189. Stephen S. Chen, the owner of approximately 7.75% of our outstanding common stock (assumes a conversion of the Series A Preferred Stock that he owns into shares of common stock), and is a consultant relative to our activities in China. In this regard, pursuant to a May 2002 consulting agreement, he is to assist us in establishing an office and presence in China, qualify us to do business in China, secure additional investors, and facilitate the introduction and negotiations of strategic alliances. Mr. Chen’s mandate also includes establishing relationships with other physicians and health care providers who may wish to help in the distribution of our products.

     On March 25, 2002, we entered into a two year Consulting Agreement with Michael H. Davidson, who serves as chairman of the Scientific Advisory Board. Under the terms of the agreement Dr. Davidson, in addition to monthly payments of $4,200, received options to purchase 200,000 shares of our Common Stock at a price of $1.00 per share. The options vest over 17 months. The value of these options, under the Black-Scholes option pricing model, is $115,450. In April 2003, the Board of Directors approved an additional grant of 20,000 shares of Common Stock for Dr. Davidson in respect of additional services. The value of these shares of Common Stock was approximately $20,000.

     On May 15, 2000, we entered into a three year Scientific Advisory Board Agreement with Dr. Dennis Sprecher. Under the terms of the agreement, Dr. Sprecher will assist in developing, manufacturing and testing of nutraceutical formulations, assist in the design and development of compliance and lifestyle programs intended to enhance patient compliance with Vital Living’s Nutraceuticals, and advise on the needs of potential clients, partners, and other users. Dr. Sprecher, in addition to payments of $1,250 per Scientific Advisory Board meeting, received options to purchase 15,000 shares of our Common Stock at a price of $2.80 per share. The options vest 1,250 on August 1, 2002, and an additional 1,250 will vest on the 1st day of every third month for the term of his agreement. The value of these options, under the Black-Scholes option pricing model, is $20,498.

     On May 16, 2002, we entered into a one year Scientific Advisory Board Agreement with Thomas Allison, PHD and the Mayo Foundation for Medical Education and Research. Under the terms of the agreement, Dr. Allison will assist in developing, manufacturing and testing of nutraceutical formulations, assist in the design and development of compliance and lifestyle programs intended to enhance patient compliance with our nutraceuticals, and advise on the needs of potential clients, partners, and other users. Dr. Allison shall receive payments of $1,250 per Scientific Advisory Board meeting, which shall be paid directly to the Mayo Foundation.

     On May 7, 2002, we entered into a three year Scientific Advisory Board Agreement with David Maron, MD. Under the terms of the agreement Dr. Maron, in addition to payments of $1,250 per Scientific Advisory Board meeting, received options to purchase 15,000 shares of our Common Stock at a price of $2.80 per share. The options vest 1,250 on August 1, 2002, and an additional 1,250 will vest on the 1st day of every third month for the term of his agreement. The value of these options, under the Black-Scholes option pricing model, is $15,225.

     Effective as of August 12, 2002, the Company issued 48,000 shares of its Common Stock to HCFP/Brenner Securities (“Brenner”) pursuant to the terms of the agreement between the Company and Brenner relating to certain investment banking services. Effective as of April 2003, the Board solidified an additional investment banking agreement with Brenner pursuant to which the Board agreed to issue an additional 100,000 shares of Common Stock to Brenner for merger and acquisition advisory work. The value of these securities was $81,600.

     In respect with the placement of 350,000 shares of common stock in a private placement, Atlas Capital Services received a warrant during April 2003 to purchase 35,000 shares of common stock at $1.00 per share.

     Effective September 20, 2002, Martin Wallace was granted the right to receive nonqualified stock options (the “Options”) to acquire up to 500,000 shares of the Company’s common stock at an exercise price equal to $1.50. Such Options vest at a rate equal to 2 times the number of Units of paid in full orders for the Product from “Conforming Contracts” (as such term is defined below) during the 12 month period commencing extending through September 30, 2003. A Conforming Contract is a contract with a Medical Service Provider which, among other conditions, agrees to actively endorse and promote the Company’s products and who contractually agrees that the products will be the exclusive products endorsed and promoted by them relative to the particular disease for which it is intended. No warrants have yet been issued.

     Effective as of November 7, 2002, the Company authorized the issuance of 68,000 shares of its common stock to Mark Behringer, 32,000 shares of its common stock to Robert A. Cooke, and 33,000 shares of its common stock to Weil Consulting Corporation in respect of consulting agreements. The value of these securities was $80,920, $38,080 and $39,270, respectively.

     Effective as of June 17, 2002, the Company entered into a three year Special Advisory Board Agreement with Dr. Ronald Krauss. Under the terms of the agreement, Dr. Krauss will assist in developing, manufacturing and testing nutraceutical formulations, assist in the design and development of compliance and lifestyle programs intended to enhance patient compliance with our nutraceuticals, and advise on the needs of potential clients, partners and other users. Dr. Krauss in addition to payments of $1,250 per meeting attended received options to purchase 15,000 shares of our common stock at a price of $2.80 per share. These options vest 1,250 on August 1, 2002 and an additional 1,250 will vest on the 1st day of every third month for the term of the Agreement.

     Effective as of May 7, 2002, the Company entered into a three year Special Advisory Board Agreement with Dr. John Sutherland. Under the terms of the agreement, Dr. Sutherland will assist in developing, manufacturing and testing nutraceutical formulations, assist in the design and development of compliance and lifestyle programs intended to enhance patient compliance with our nutraceuticals, and advise on the needs of potential clients, partners and other users. Dr. Sutherland in addition to payments of $1,250 per meeting attended received options to purchase 15,000 shares of our common stock at a price of $2.80 per share. These options vest 1,250 on August 1, 2002 and an additional 1,250 will vest on the 1st day of every third month for the term of the Agreement.

     During July 2003, 12,000 shares of common stock were issued to CEO Cast. for services valued at approximately $13,680.

     Each of the foregoing grants was exempt as not making a public offering under Section 4(2) of the Securities Act as they did not constitute a public offering.

     4.     Series A Preferred Private Placement. Between February and June 2002, we sold, for $3,712,000, in an exempt private placement to accredited investors under Rule 506 under Regulation D, 3,712,000 shares of 10% Series a Preferred Stock. The holders of the Preferred Stock are entitled to a preferred dividend at the rate of 10% per annum. The list of Preferred A investors are as follows:

VITAL LIVING, INC.
SERIES A PREFERRED STOCK

Name	Address	City	State	Zip	Amount

American Pension Services/FUB Custodian for Gregory Bernett IRA #3580	11027 South State St	Sandy	Utah	84070	$100,000
Arzu, Jose Antonio	1 Ave 12-46 2.10	Guatemala	Guatemala		$430,000
Bellinger, Richard	P.O. Box 11097	Greenwich	CT	06831	$25,000
Benson, Gladys R	5305 Sago Palm Blvd	Tamarac	FL	33319	$50,000
Benson, Mitchell C. & Rhonda B. JTWROS	45 E. End Ave	New York	NY	10028	$25,000
Bernett, Gregory	6738 N. 36th St	Phoenix	AZ	85018	$200,000
Bland, Jeffery Lee	5226 W. Tierra Buena Lane	Glendale	AZ	85306	$15,000
Bock, Henry & Claire	7815 N. Central Ave	Phoenix	AZ	85620	$10,000
Cake, Arthur	1208 W. Roger Rd	Tucson	AZ	85705	$25,000
Carlson, Greg R. & Susan C. JTWROS	920 W. Wanda Vista Place	Tucson	AZ	85704	$25,000
Chen, Stephen Songsheng	2099 Strathshire Hall Lane	Powell	Ohio	43065	$500,000
Chen, Stephen Songsheng	2099 Strathshire Hall Lane	Powell	Ohio	43065	$700,000
Collander, James J	24 Coleman Ave. West	Chatham	NJ	07928	$25,000
Cook, James F. Estate Susan C. Carlson, Executor	920 W. Wanda Vista Place	Tucson	AZ	85704	$25,000
Crescent Venture Investors LLC	1482 E. Valley Rd., Ste. 122	Santa Barbara	CA	93108	$200,000
Danoff, Eve K. & Robert B. Danoff JWROS	6940 E. Orange Blossom Lane	Paradise Valley	AZ	85253	$10,000
Della Holt Trust	P.O. Box 31236	Tucson	AZ	85751	$25,000
Demsey, Richard L	c/o Nurenberg Plevin 1370 Ontario St., Standard Building-1st Floor	Cleveland	Ohio	44113	$100,000
Dettle, Robert	1101 Water St	Santa Cruz	CA	95062	$10,000
Dwyer, John J	37 Farmersville Rd	Califon	NJ	07830	$25,000
Feinberg, Sidney or Harriet A., JWROS	6646 Sun River Rd	Boynton Beach	FL	33437	$10,000
Fernandez, Robert A	961 N. Chrysler Dr	Tucson	AZ	85716	$10,000
Friedman, Paul D	9758 S. La Rosa Dr	Tempe	AZ	85284	$10,000
Godfrey, Norman	#1400-75 The Donway West	Toronto	Ontario	M3C2E9	$100,000
Goldstein, Colette	1012 W. Laredo Ave	Gilbert	AZ	85233	$10,000
Green, Lawrence	315 West State Ave	Phoenix	AZ	85021	$10,000
Hannah, Donald C. Jr.	9229 Sunset Blvd. #505	Los Angeles	CA	90069	$25,000
Huber, Paul & Renae	510 4th St	Canby	MN	56220	$40,000
Javan, LLC	P.O. Box 1678	Tempe	AZ	85280	$10,000
Krukow, Michael E. & Jennifer L. JWROS	6094 Madbury Ct	San Luis Obispo	CA	93401	$25,000
Leff, Edmund I	8641 N 55th Pl	Paradise Valley	AZ	85253	$10,000
Lyons, Rich	17231 N. 43rd Street	Phoenix	AZ	85032	$10,000
Magaletti, Enzio T. & Amzell B. Community Property WROS	9449 E. Indio Place	Tucson	AZ	85749	$25,000
Millennium Trust Co. LLC FBO Neil V. Moody IRA Trust #906414010	100 Sands Point Rd., #305	Longboat Key	FL	34228	$50,000
Mitchell, Brian	1900 W. Canada Hills Dr	Tucson	AZ	85737	$25,000
Moody, Neil V. Revocable Trust dtd 2/9/95	100 Sands Point Rd., #305	Longboat Key	FL	34228	$100,000
Morren, Arnold	4705 Leann Court	Grandville	MI	49315	$25,000
Morren, Arnold	4705 Leann Court	Grandville	MI	49418	$25,000
Morren, Jay & Kathleen Living Trust dtd 3/18/92	901 Windrow, S.E	Grand Rapids	MI	49508	$50,000
Orbach, Arnold & Gail JTRS	501 N. Craycroft Rd	Tucson	AZ	85711	$10,000
Orbach, Arnold & Gail JTRS	501 N. Craycroft Rd	Tucson	AZ	85711	$10,000
Pearson, Nellie M., Trustee Pearson Family Trust	1420 Nantahala Beach Rd	Gulf Breeze	FL	32563	$10,000
Peele, Barry	10040 Reevesbury Drive	Beverly Hills	CA	90210	$25,000
Peele, Barry	10040 Reevesbury Drive	Beverly Hills	CA	90210	$25,000
Pillar, Craig & Stacy	1512 E. Remington Ct	Chandler	AZ	85248	$12,000
Portofino Capital Inc.	9903 Santa Monica Blvd	Beverly Hills	CA	90210	$50,000
Ratkovich, James and Michelle	2029 New York Dr	Altadena	CA	91001	$25,000
Reder, Barry	222 Kearny St. 7th Floor	San Francisco	CA	94108	$40,000
Sellerole, Victor	599 Paramus Rd	Paramus	NJ	07652	$10,000
Servold, Dale J. & Kerry M	1921 Fox Trail	Sioux Falls	SD	57103	$10,000
Servold, Dean N. or Nellie P., JWROS	1420 Nantahala Beach Rd	Gulf Breeze	FL	32563	$10,000
Shoychet, Frank	58 Lanytry Place	Thornhill	Ontario	L4J-8K8	$12,000
Smith, Brian C	679 Lombardy Place	San Marino	CA	91108	$100,000
Sterk, William	8661 Burlingame Ave., S.W	Byron Center	MI	49315	$50,000
Sterk, William	8661 Burlingame Ave., S.W	Byron Center	MI	49315	$50,000
Stern, Michael J.	10 Finch Forest Trail	Atlanta	GA	30327	$10,000
Stern, Michael J. Custodian for Jennifer Susan Stern	10 Finch Forest Trail	Atlanta	GA	30327	$10,000
Stern, Michael J. Custodian for Lisa Barabar Stern	10 Finch Forest Trail	Atlanta	GA	30327	$10,000
Szubielski, Edward A. & Robin Nepo Community Property WROS	28692 Vista Ladera	Laguna Niguel	CA	92677	$10,000
Total Training Solutions, Inc.	2201 N. Camino Principal, Ste. 2B	Tucson	AZ	85715	$25,000
Valhalla Investment Partners L.P.	1668 Main Street	Sarasota	FL	34236	$50,000
Varnell, Gary L. & Donna L. JWROS	27685 N. 61st Place	Scottsdale	AZ	85262	$13,000
WJ B Insurance Company, Ltd.	1702 Chastain Pkwy East	Pacific Palasades	CA	90272	$30,000
Vasquez, Lynn Marie	2047 E. Elmwood	Mesa	AZ	85213	$10,000
				TOTAL:	$3,712,000

Dividends on the Preferred Stock will be cumulative and shall be paid in additional shares of Series A Preferred Stock at a price equal to $1.00 per share and will contain all the rights and privileges and be subject to all the terms and conditions as set forth herein. During June, 2003, 380,488 shares of Series A Preferred Stock were issued in satisfaction of dividends owed to holders of Series A Preferred Stock.

     5.     Shares of Common Stock to Directors. Effective as of August 12, 2002 the Company issued 30,000 shares of the Company’s common stock to Robert Eide and 30,000 shares of the Company’s common stock to Donald Hannah for their respective services as directors of the Company 10,000 shares of which vests immediately and the “balance” of which vest over two years. Effective January 7, 2003 the Company issued 10,000 shares of common stock to Leslie Quick and Carson Beadle for their services as Directors for the Company.

     This grant was exempt under Rule 4(2) of the Securities Act of 1933, as amended.

     6.     MAF Acquisition. On November 20, 2002 the Company completed the acquisition (the “MAF Acquisition) of privately-held MAF BioNutritionals (“MAF”) of Boonton, NJ, an innovative nutraceutical company selling to health conscious consumers and practitioners nationwide. The purchase price was 2,500,000 restricted shares of the Company’s Common Stock, with no registration rights. The issuance of securities in the acquisition was not a public offering, and thus was an exempt offering under Section 4(2) of the Securities Act. Concurrently with the closing of the MAF Acquisition, the Company authorized the issuance of 50,000 shares of Common Stock to Aegis Capital Corp in connection with investment banking activities rendered in connection the transaction. Paul Hickey, an investment banker, represented MAF in the MAF Acquisition. Effective April 2003, the Board of Directors elected to issue to Mr. Hickey 50,000 shares of Common Stock in lieu of cost compensation owed to him. Similarly Reed Smith LLC, the legal advisors to MAF, were granted 30,000 shares of Common Stock as partial compensation owed to them. The value of all of these securities was $4,224,800.

     7.     MAF Private Placement. Concurrently with the closing of the MAF Acquisition, the Company completed a placement of approximately 19.54 Units to 13 accredited investors, each Unit consisting of 70,000 shares of Common Stock, five year warrants to acquire a 70,000 shares of Common Stock, such warrants exercisable at $1.65 per share (the “Series B Warrants”) and warrants to acquire 70,000 shares of Common Stock at an exercise price of $2.14 per share (the “Series C Warrants”). The total raised by the Company was $1,367,500. The aggregate number of shares of Common Stock issued at the Initial Closing and the subs was 1,367,500 shares. The identity of each investor is set forth under selling shareholders. This offering was exempt pursuant to Rule 506 of Regulation D, under the Securities Act of 1933. Atlas Capital Services, Inc., a private investment banking firm, has been granted warrants to acquire 35,000 shares of our common stock at an exercise price of $1.00 in connection with investment services rendered to one of these investors. This grant was approved by the Board of Directors in April 2003.

     8.     Chinese Placement; Amendment to Chen Consulting Agreement. On April 16, 2003, the Company sold units in the principal amount of $1,000,000, aggregating 1,000,000 shares of 25% Series B Preferred Stock, and 1,000,000 Series D Warrants exercisable at $1.30 per share and 1,000,000 Series E Warrants exercisable at $1.60 per share. The securities were purchased by a single investor, Strong International Enterprises (HK) Co., Ltd. of Hong Kong. Stephen Chen, a shareholder of the Company, facilitated the placement of the units and received 200,000 Series D Warrants exercisable at $1.30 per share in connection with the sale, together with a cash commission of 12.5% of the gross proceeds raised. The value of the warrant received by Mr. Chen was $0, as computed under the Black-Sholes option pricing model. The transaction was exempt under Section 4.2 of the Securities Act. On July 9, 2003, the Company sold units in the principal amount of $500,000, aggregating 500,000 shares of 50% Series C Preferred Stock, and 500,000 Series D Warrants exercisable at $1.30 per share and 500,000 Series E Warrants exercisable at $1.60 per share. The securities were purchased by a single investor, Strong International Enterprises (HK) Co., Ltd. of Hong Kong. Stephen Chen, a shareholder of the company, facilitated the placement of the units and received 250,000 Series D Warrants exercisable at $1.30 per share in connection with the sale, together with a cash commission of 12.5% of the gross proceeds raised. Mr. Chen also received 62,500 shares of common stock valued at $71,250 and an option to acquire 62,500 shares of common stock exercisable at $1.00 per share. The value of the option received by Mr. Chen was approximately $13,750, as computed under the Black-Sholes option pricing model. The transaction was exempt under Section 4.2 of the Securities Act. In July 2003, Mr. Chen’s consulting agreement was amended, and he was granted 125,000 additional shares of Common Stock valued at $142,500 and 125,000 Series A Warrants to purchase Common Stock at an exercise price of $1.00 per share. The value of the warrants was approximately $27,500, as computed under the Black-Scholes option pricing model.

     9.     Exercise of Warrant Effective May 7, 2003, Stuart Benson exercised, in part, his warrant and received 30,000 shares of Common Stock.

     10.     On July 3, 2003, the Company, a new wholly owned corporation Nature’s Systems, Inc. (“NSI”) completed the acquisition (the “Acquisition”) of certain of the assets of privately-held Christopher’s Original Formulas, Inc., an innovative nutraceutical company selling to health conscious consumers and practitioners nationwide, for 2,600,000 shares of restricted Vital Living common stock, with no registration rights. NSI will continue to market the entire line of Dr. Christopher products, which are sold at retail locations throughout the United States and are comprised of naturally occurring, primarily certified organic, substances. This transaction was exempt under Rule 4(2) of the Securities Act of 1933, as amended. In connection with this transaction the Company authorized the issuance of 100,000 shares of common stock to Aegis Capital for investment services. The value of these shares was approximately $114,000 on the date of closing.

     No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 27. (A) EXHIBITS

Exhibit
Number	Description

2.1	Agreement and Plan of Merger between Vital Living, Inc. and VCM Technology Limited(1)
2.2	Stock Purchase Agreement dated as of October 23, 2002 by and among Vital Living, Inc., MAF BioNutritionals, LLC, a New Jersey limited Liability company, William A. Coppel, Kenneth Martin, Phillip B. Maffetone, Leslie C. Quick, III, Thomas C. Quick and Kenneth Glah(3)
2.3	Asset Purchase Agreement, dated June 20, 2003, by and between Vital Living, Inc., Nature Systems, Inc. and Christopher’s Original Formulas, and certain Indemnifying Shareholders identified therein(13)
3.1	Certificate of Merger between Vital Living, Inc. and VCM Technology Limited(1)
3.2	Amended and Restated Articles of Incorporation for Vital Living, Inc.(1)
3.3	Amended and Restated Bylaws for Vital Living, Inc. (1)
4.1	Form of Subscription Agreement for November 2002 offering(3)
4.2	Form of Registration Rights Agreement(3)
4.3	Form of Series A Warrant(4)
4.4	Form of Series B Warrant(3)
4.5	Form of Series C Warrant(3)
4.6	Certificate of Determination of Series A Preferred(4)
4.7	Voting Agreement(3)
4.8	Form of Series D Warrant(12)
4.9	Form of Series E Warrant(12)
4.10	Certificate of Determination for Series B Preferred(12)
4.11	Form of Subscription Agreement for Series B Preferred Stock(12)
4.12	Certificate of Determination for Series C Preferred Stock*
4.13	Form of Subscription Agreement for Series C Preferred Stock*
10.1	Agreement with Arizona Heart Institute dated August 21, 2001(2)
10.2	Agreement with AHI Management Hong Kong, Ltd., Ltd. dated August 21, 2001(2)
10.3	Employment agreement with Bradley D. Edson(2)
10.4	Employment agreement with Eric Anderson(2)
10.5	Scientific Advisory Board Agreement with Howard Wernick(2)
10.6	Lock up Agreement with Brad Edson, Martin Gerst, Donald Hannah Kenneth Lind(2)
10.7	Form of Amended Lock Up Agreement(8)
10.8	Tempe, Arizona Property Lease(2)
10.9	Amendment to Agreement with AHI Management Hong Kong, Ltd., Ltd.

Exhibit
Number	Description

dated February 26, 2002 (5)
10.10	Consulting Agreement with Leslie D. Michelson (6)
10.11	Consulting Agreement with Brian C. Smith (6)
10.12	Scientific Advisory Board Agreement with Michael H. Davidson (6)
10.13	Clinic Trial Agreement with the Phoenix Fire Department (8)
10.14	Amendment to Employment Agreement with Brad Edson (7)
10.15	Restated Employment Agreement with Stuart Benson (7)
10.16	Employment Agreement with William Copell (7)
10.17	Peck and Gross Consulting Agreement (8)
10.18	CHG Allied Distribution Agreement (8)
10.19	Agreement with National Provider Nationwide (8)
10.20	Consulting Agreement with Martin Wallace (8)
10.21	Consulting Agreement with Weil Consulting Corporation (8)
10.22	Consulting Agreement with Mark Behringer (8)
10.23	Consulting Agreement with Robert A. Cooke (8)
10.24	Consulting Agreement with Martin Gerst (8)
10.26	Letter of Intent for acquisition of Christopher’ Original Formula, Inc., and related Security Agreement, Promissory Note, Pledge Agreement and Guaranty (12)
10.27	Management Agreement for Christopher’s Original Formula, Inc. (12)
10.28	Amendment to Warrant Agreement for Stuart Benson (12)
10.29	Warrant Agreement for Stephen Chen (12)
10.30	Consulting Agreement with Stephen Chen dated May 19, 2002 (12)
10.31	Scientific Advisory Board Agreement with Dr. Dennis Sprecher (9)
10.32	Scientific Advisory Board Agreement with John A. Sutherland (10)
10.33	Scientific Advisory Agreement with Thomas Allison Phd and the Mayo Foundation for Medical Education and Research(10)
10.34	Scientific Advisory Board Agreement with Ronald M. Krauss (11)
10.35	Scientific Advisory Board Agreement for Dr. David Maron (12)
10.36	Amendment No. 2 to AHI Agreement*
10.37	Settlement Agreement with William Coppel(13)
23.1	Consent of Parnell Kerr Forster of Texas, P.C.*
23.2	Consent of Weaver & Martin LLC *
23.3	Consent of Sherb & Co., LLP *

(1)	Filed in Form 8-K on October 1, 2001

(2)	Filed on Form 8-K on November 20 , 2001

(3)	Filed on Form 8-K on November 4, 2002

(4)	Filed on Form 8-K on July 2, 2002

(5)	Filed in Form 8-K on February 28, 2002

(6)	Filed on From 10-KSB on April 1, 2002 for the fiscal year ended December 31, 2001.

(7)	Filed on Form 8-K on December 5, 2002

(8)	Filed with Amendment No. 1 to Form SB-2 to Registration Statement 333-102106 on March 7, 2003

(9)	Filed on Form 8-K on May 31, 2002

(10)	Filed on Form 8-K on June 13, 2002

(11)	Filed on Form 8-K on July 2, 2002

(12)	Filed on Amendment No. 2 to Form SB-2 to Registration Statement 333-102106 on April 28, 2003

(13)	Filed on Form 8-K on July 16, 2003

*	Filed herewith

ITEM 28. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the Nevada General Corporation Law, the Articles of Incorporation of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim of or indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

     (1)  For the purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.”

     (2)  That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

     In accordance with the requirement of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on this 22nd day of July 2003.

VITAL LIVING, INC.

By: /s/ BRADLEY D. EDSON

Bradley D. Edson
Chairman of the Board and
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ BRADLEY D. EDSON Bradley D. Edson	Chairman of the Board and Chief Executive Officer	July 22, 2003

/s/ WILLIAM VRELAND William Vreland	Chief Financial Officer Chief Accounting Officer	July 22, 2003

/s/ STUART BENSON Stuart Benson	Vice Chairman, President, Secretary and Treasurer	July 22, 2003

Carson Beadle	Director	July , 2003

/s/ Donald Hannah Donald Hannah	Director	July 22, 2003

/s/ ROBERT EIDE Robert Eide	Director	July 22, 2003

Leslie Quick	Director	July , 2003

VITAL LIVING, INC.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
FOR THE YEARS ENDED DECEMBER 31, 2002

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger between Vital Living, Inc. and VCM Technology Limited(1)
2.2	Stock Purchase Agreement dated as of October 23, 2002 by and among Vital Living, Inc., MAF BioNutritionals, LLC, a New Jersey limited Liability company, William A. Coppel, Kenneth Martin, Phillip B. Maffetone, Leslie C. Quick, III, Thomas C. Quick and Kenneth Glah (3)
2.3	Asset Purchase Agreement dated June 20, 2003 by and between Vital Living, Inc., Nature Systems, Inc., and Christopher’s Original Formula, Inc., and certain indemnifying shareholders**(13)
3.1	Certificate of Merger between Vital Living, Inc. and VCM Technology Limited(1)
3.2	Amended and Restated Articles of Incorporation for Vital Living, Inc.(1)
3.3	Amended and Restated Bylaws for Vital Living, Inc. (1)
4.1	Form of Subscription Agreement for November 2002 offering(3)
4.2	Form of Registration Rights Agreement(3)
4.3	Form of Series A Warrant(4)
4.4	Form of Series B Warrant(3)
4.5	Form of Series C Warrant(3)
4.6	Certificate of Determination of Series A Preferred(4)
4.7	Voting Agreement(3)
4.8	Form of Series D Warrant(12)
4.9	Form of Series E Warrant(12)
4.10	Certificate of Determination for Series B Preferred(12)
4.11	Form of Subscription Agreement for Series B Preferred Stock(12)
4.12	Certificate of Determination for Series C Preferred Stock*
4.13	Form of Subscription Agreement for Series C Preferred Stock*
10.1	Agreement with Arizona Heart Institute dated August 21, 2001(2)
10.2	Agreement with AHI Management Hong Kong, Ltd., Ltd. dated August 21, 2001(2)
10.3	Employment agreement with Bradley D. Edson(2)
10.4	Employment agreement with Eric Anderson(2)
10.5	Scientific Advisory Board Agreement with Howard Wernick(2)
10.6	Lock up Agreement with Brad Edson, Martin Gerst, Donald Hannah Kenneth Lind(2)
10.7	Form of Amended Lock Up Agreement(8)
10.8	Tempe, Arizona Property Lease(2)
10.9	Amendment to Agreement with AHI Management Hong Kong, Ltd., Ltd.
dated February 26, 2002 (5)
10.10	Consulting Agreement with Leslie D. Michelson (6)
10.11	Consulting Agreement with Brian C. Smith (6)
10.12	Consulting Agreement with Michael H. Davidson (6)
10.13	Clinic Trial Agreement with the Phoenix Fire Department (8)
10.14	Amendment to Employment Agreement with Brad Edson (7)
10.15	Restated Employment Agreement with Stuart Benson (7)
10.16	Employment Agreement with William Copell (7)
10.17	Peck and Gross Consulting Agreement (8)
10.18	CHG Allied Distribution Agreement (8)
10.19	Agreement with National Provider Nationwide (8)
10.20	Consulting Agreement with Martin Wallace (8)
10.21	Consulting Agreement with Weil Consulting Corporation (8)
10.22	Consulting Agreement with Mark Behringer (8)
10.23	Consulting Agreement with Robert A. Cooke (8)
10.24	Consulting Agreement with Martin Gerst (8)
10.26	Letter of Intent for acquisition of Christopher’ Original Formula, Inc., and related Security Agreement, Promissory Note, Pledge Agreement and Guaranty (12)
10.27	Management Agreement for Christopher’s Original Formula, Inc. (12)
10.28	Amendment to Warrant Agreement for Stuart Benson (12)
10.29	Warrant Agreement for Stephen Chen (12)
10.30	Consulting Agreement with Stephen Chen dated May 19, 2002 (12)
10.31	Scientific Advisory Board Agreement with Dr. Dennis Sprecher (9)
10.32	Scientific Advisory Board Agreement with John A. Sutherland (10)
10.33	Scientific Advisory Agreement with Thomas Allison Phd and the Mayo Foundation for Medical Education and Research(10)
10.34	Scientific Advisory Board Agreement with Ronald M. Krauss (11)
10.35	Scientific Advisory Board Agreement for Dr. David Maron (12)
10.36	Amendment No. 2 to AHI Agreement*
10.37	Settlement Agreement with William Coppel(13)
23.1	Consent of Pannell Kerr Forster of Texas, P.C.*
23.2	Consent of Weaver & Martin LLC *
23.3	Consent of Sherb & Co., LLP *

(1)	Filed in Form 8-K on October 1, 2001

(2)	Filed on Form 8-K on November 20 , 2001

(3)	Filed on Form 8-K on November 4, 2002

(4)	Filed on Form 8-K on July 2, 2002

(5)	Filed in Form 8-K on February 28, 2002

(6)	Filed on Form 10-KSB on April 1, 2002 for the fiscal year ended December 31, 2001.

(7)	Filed on Form 8-K on December 5, 2002

(8)	Filed with Amendment No. 1 to Form SB-2 to Registration Statement 333-102106 on March 7, 2003

(9)	Filed on Form 8-K on May 31, 2002

(10)	Filed on Form 8-K on June 13, 2002

(11)	Filed on Form 8-K on July 2, 2002

(12)	Filed on Amendment No. 2 to Form SB-2 to Registration Statement 333-102106 on April 28, 2003

(13)	Filed on Form 8-K on July 16, 2003

*	Filed herewith